SECOND AMENDED
                            SCHEDULE 14C INFORMATION

                 Information Statement Pursuant to Section 14(c)
            of the Securities Exchange Act of 1934 (Amendment No. 2)

Check the appropriate box:

|_|   Preliminary Information Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
|X|   Definitive Information Statement


                               Anza Capital, Inc.
                  (Name of Registrant as Specified in Charter)


Payment of Filing Fee (Check the appropriate box):

|X|   No fee required
|_|   Fee computed on table below per Exchange Act Rules 14c-5(g) and O-11

      1)    Title of each class of securities to which transaction applies:

      2)    Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      4)    Proposed maximum aggregate value of transaction:

      5)    Total fee paid:

|_|   Fee paid previously with preliminary materials.
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)    Amount Previously Paid:

      2)    Form Schedule or Registration Statement No.:

      3)    Filing Party:

      4)    Date Filed:

                        WE ARE NOT ASKING YOU FOR A PROXY
                  AND YOU ARE REQUESTED NOT TO SEND US A PROXY

                              INFORMATION STATEMENT

                                  INTRODUCTION

      This information statement is being mailed or otherwise furnished to stockholders of Anza Capital, Inc., a Nevada corporation (the "Company") in connection with the prior receipt by the Board of Directors of the Company and approval by written consent of the holders of a majority of the Company's voting stock (the "Voting Capital Stock") of proposals (the "Proposals") to approve (i) the sale of substantially all of the Company's assets to AMRES Holding, LLC, a Nevada limited liability company ("AMRES Holding"), including but not limited to all of the Company's ownership interest in American Residential Funding, Inc., a Nevada corporation ("AMRES") (the "Asset Sale"); (ii) the sale by AMRES Holding and Vince Rinehart ("Rinehart"), a shareholder and the sole officer and director of the Company, of their entire ownership interests in the Company to Viking Investments USA, Inc., a Delaware corporation ("Viking") (the "Securities Sale"); and (iii) the election of a new director to the Company's Board of Directors (the "Director Elections"). This information statement is being first sent to stockholders on or about December 9, 2005. The Company anticipates that the Asset Sale, Securities Sale and Director Elections will become effective on December 30, 2005.

Vote Required

      The vote which is required to approve the above Proposals is the affirmative vote of the holders of a majority of the Company's voting stock. Each holder of common stock is entitled to One (1) vote for each share held. Each holder of Series D Convertible Preferred Stock is entitled to One Hundred Twenty Six and Eighty One Hundredths (126.81) votes for each share held. Each holder of Series F Convertible Preferred Stock is entitled to One Hundred (100) votes for each share held.

      The record date for purposes of determining the number of outstanding shares of voting stock of the Company, and for determining stockholders entitled to vote, is the close of business on October 7, 2005 (the "Record Date"). As of the Record Date, the Company had outstanding 6,348,898 shares of common stock, 8,201.5 shares of Series D Convertible Preferred Stock and 18,800 shares of Series F Convertible Preferred Stock. Holders of the Voting Capital Stock have no preemptive rights. All outstanding shares are fully paid and nonassessable. The transfer agent for the common stock is Securities Transfer Corporation, 2591 Dallas Parkway, Suite 102, Frisco, Texas 95034, telephone (469) 633-0101.

Vote Obtained - Section 78.320 Nevada Revised Statutes

      Section 78.320 of the Nevada Revised Statutes (the "Nevada Law") provides that the written consent of the holders of the outstanding shares of voting stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a meeting. In order to eliminate the costs and management time involved in obtaining proxies and in order to effect the Proposals as early as possible in order to accomplish the purposes of the Company as hereafter described, the Board of Directors of the Company voted to utilize, and did in fact obtain, the written consent of the holders of a majority of the voting power of the Company. The consenting shareholders and their respective approximate ownership percentage of the Voting Capital Stock of the Company, which total in the aggregate 79.68% of the outstanding Voting Capital Stock, are as follows: (i) Rinehart (34.86%), Keyway Investments, Ltd. (28.05%), Cranshire Capital, L.P. (12.92%) and The dotCom Fund, LLC (3.85%).

      Pursuant to Section 78.370 of the Nevada Revised Statutes, the Company is required to provide prompt notice of the taking of the corporate action without a meeting to the stockholders of record who have not consented in writing to such action. This Information Statement is intended to provide such notice. No dissenters' or appraisal rights under the Nevada Law are afforded to the Company's stockholders as a result of the approval of the Proposals.

                                  PROPOSAL ONE
                                   ASSET SALE

General

      On September 30, 2005, the Board of Directors approved, subject to stockholder approval, the sale of substantially all of the Company's assets to AMRES Holding, including but not limited to all of the Corporation's ownership interest in AMRES. Effective on September 30, 2005, the Asset Sale was approved by written consent of a majority of the Company's stockholders.

Asset Sale

      On September 30, 2005, the Board of Directors of the Company approved, declared it advisable and in the Company's best interests and directed that there be submitted to the holders of a majority of the Company's voting stock for action by written consent the proposed sale of substantially all of the Company's assets to AMRES Holding, including but not limited to all of the Company's ownership interest in AMRES in exchange for (i) the termination by Rinehart, the managing member of AMRES Holding, of that certain Employment Agreement dated June 1, 2001, by and between Rinehart and the Company, including the waiver of $500,000 in severance thereunder and (ii) the assumption by AMRES of all obligations under that certain real property lease by and between the Company and Fifth Street Properties-DS, LLC. In conjunction with the abovementioned exchange, the following transactions will occur: (i) the delivery by Rinehart, a shareholder and the sole officer and director of the Company, of his entire ownership interest in the Company, consisting of 988,275 shares of common stock, and 18,800 shares of Series F Convertible Preferred Stock, to Viking; (ii) the delivery by AMRES to Viking of its ownership interest in the Company, consisting of 4,137,500 shares of Company common stock; and (iii) delivery by AMRES Holding of warrants to acquire 250,000 shares of the Company's common stock to Viking.

      Rinehart, a shareholder and the sole officer and director of the Company, is the managing member of AMRES Holding and an officer and director of AMRES, and as such there may have existed a conflict of interest in the related-party transaction, which conflict of interest was waived by the Board of Directors and the majority of the voting stockholders of the Company. Viking does not bear a related-party relationship to the Company or its management.

Purpose

      The purpose of the Asset Sale, in conjunction with the Securities Sale described below, is to promote the interests of the Company's stockholders by selling unprofitable assets to prevent further losses and provide them with a reasonable exit from their equity holdings in the Company.

Transaction Information

Summary Term Sheet

      The material terms of the Asset Sale are as follows:

      o The Company will sell substantially all of its assets to AMRES Holding, including but not limited to all of the Company's ownership interest in AMRES
      o Rinehart will deliver his entire ownership interest in the Company, consisting of 988,275 shares of common stock, and 18,800 shares of Series F Convertible Preferred Stock, to Viking
      o Rinehart will terminate that certain Employment Agreement dated June 1, 2001, by and between Rinehart and the Company
      o AMRES will assume all obligations under that certain real property lease by and between the Company and Fifth Street Properties-DS, LLC
      o AMRES will deliver to Viking its ownership interest in the Company, consisting of 4,137,500 shares of Company common stock
      o AMRES Holding will deliver warrants to acquire 250,000 shares of the Company's common stock to Viking

Contact Information

      AMRES Holding, LLC is located at 3200 Bristol Street, Suite 700 Costa Mesa, CA 92626, telephone number: (714) 866-2103.

      American Residential Funding, Inc. is located at 3200 Bristol Street, Suite 700 Costa Mesa, CA 92626, telephone number: (714) 866-2103.

      Anza Capital, Inc. is located at 3200 Bristol Street, Suite 700 Costa Mesa, CA 92626, telephone number: (714) 866-2103.

      Viking Investments USA, Inc. is located at 1562 First Avenue, New York, NY 10028, telephone number (212) 222-4253.

Business Conducted

      AMRES Holding, LLC is a holding company under control of Vince Rinehart.

      American Residential Funding, Inc. provides home financing through the brokerage of residential home loans.

      Anza Capital, Inc. is a holding company that currently operates primarily through one active subsidiary, American Residential Funding, Inc.

      Viking   Investments  USA,  Inc.  is  an  investment   banking  firm  that
facilitates capital raises and liquidity strategies for its clients.

Terms of the Transaction

      (i) A brief description of the transaction.

      The Company will sell substantially all of the Company's assets to AMRES Holding, including but not limited to all of the Company's ownership interest in AMRES in exchange for (i) the termination by Rinehart, the managing member of AMRES Holding, of that certain Employment Agreement dated June 1, 2001, by and between Rinehart and the Company, including the waiver of $500,000 in severance thereunder and (ii) the assumption by AMRES of all obligations under that certain real property lease by and between the Company and Fifth Street Properties-DS, LLC. In conjunction with the abovementioned exchange, the following transactions will occur: (i) the delivery by Rinehart, a shareholder and the sole officer and director of the Company, of his entire ownership interest in the Company, consisting of 988,275 shares of common stock, and 18,800 shares of Series F Convertible Preferred Stock, to Viking; (ii) the delivery by AMRES to Viking of its ownership interest in the Company, consisting of 4,137,500 shares of Company common stock; and (iii) delivery by AMRES Holding of warrants to acquire 250,000 shares of the Company's common stock to Viking.

      (ii) The consideration offered to security holders.

      Not Applicable

      (iii) The reasons for engaging in the transaction.

      The reason for engaging in the Asset Sale, in conjunction with the Securities Sale described below, is to promote the interests of the Company's stockholders by selling unprofitable assets to prevent further losses and provide them with a reasonable exit from their equity holdings in the Company.

      (iv) The vote required for approval of the transaction.

      The vote which is required to approve the Asset Sale is the affirmative vote of the holders of a majority of the Company's voting stock.

      (v) An explanation of any material differences in the rights of security holders as a result of the transaction, if material.

      The differences in the rights of security holders as a result of the transaction are not material.

      (vi) A brief statement as to the accounting treatment of the transaction, if material.

      The accounting treatment of the transaction is not material.

      (vii) The federal income tax consequences of the transaction, if material.

      The federal income tax consequences of the transaction are not material.

Regulatory approvals

      No federal or state regulatory requirements must be complied with or approval obtained in connection with the Asset Sale.

Reports, opinions, appraisals

      No reports, opinions or appraisals materially relating to the Asset Sale have been received from an outside party or are referred to in the proxy statement.

Past contacts, transactions or negotiations

      Not Applicable.

Selected financial data of Anza Capital, Inc.

-----------------------------------------------------------------------------------------------------------------
                                FY-Ended         FY-Ended         FY-Ended          FY-Ended         FY-Ended
Items                             2001             2002             2003              2004             2005
-----------------------------------------------------------------------------------------------------------------
Net Sales or
Operating Revenues            $10,991,250      $26,273,877      $57,843,518      $63,059,520      $50,289,432
-----------------------------------------------------------------------------------------------------------------
Income (Loss) from
Continuing Operations              N/A          ($454,656)        $736,392       ($1,183,576)     ($3,528,137)
-----------------------------------------------------------------------------------------------------------------
Income (Loss) from
Continuing Operations per
Common Share                       N/A            ($0.25)           $0.27           ($0.24)          ($0.73)
-----------------------------------------------------------------------------------------------------------------
Total Assets                   $1,607,352       $3,775,971       $13,343,019      $8,269,462       $9,777,676
-----------------------------------------------------------------------------------------------------------------
Long-term Obligations
and Redeemable Preferred
Stock                          $1,335,964        $409,223         $471,849             0             $808,678
-----------------------------------------------------------------------------------------------------------------
Cash Dividends Declared
per Common Share                    0                0                0                0                0
-----------------------------------------------------------------------------------------------------------------

Pro forma selected financial data

      The pro forma selected financial data is not material.

Pro forma information

      (i) Historical and Equivalent Pro Forma per Share Data of the Company

-----------------------------------------------------------------------------------------------------------------------------------
Items                  FY-Ended 2001         FY-Ended 2002          FY-Ended 2003          FY-Ended 2004         FY-Ended 2005
-----------------------------------------------------------------------------------------------------------------------------------
                                 Pro                    Pro                    Pro                   Pro                    Pro
                   Historical   Forma     Historical   Forma    Historical    Forma    Historical   Forma     Historical   Forma
-----------------------------------------------------------------------------------------------------------------------------------
Book Value
per Share           ($0.06)      N/A        $0.25       N/A        $0.7        N/A       $0.1        N/A       ($.15)       N/A
-----------------------------------------------------------------------------------------------------------------------------------
Cash Dividends
Declared
per Common
Share                  0          0           0          0          0           0          0          0           0          0
-----------------------------------------------------------------------------------------------------------------------------------
Income (Loss)
from
Continuing
Operations per
Common Share          N/A        N/A       ($0.25)      N/A       $0.27        N/A      ($0.24)      N/A       ($0.73)      N/A
-----------------------------------------------------------------------------------------------------------------------------------

      (ii) Historical and Equivalent Pro Forma per Share Data of Target Company

         This item is not applicable because there is no target company.

Financial information

      The information required by Article 11 of Regulation S-X with respect to the Asset Sale is attached hereto as Exhibit A.

Information about the Parties to the Transaction

      The information required by Part B of Form S-4 with respect to the Asset Sale is attached hereto as Exhibit B.

                                  PROPOSAL TWO
                                 SECURITIES SALE

General

      On September 19, 2005, the Board of Directors approved, subject to stockholder approval, the sale by AMRES Holding and Rinehart, a shareholder and the sole officer and director of the Company, of their entire ownership interests in the Company to Viking. Approval of the Securities Sale by a majority of the Company's stockholders was not required, nonetheless, effective on September 30, 2005, the Securities Sale was approved by written consent of a majority of the Company's stockholders.

Securities Sale

      On September 19, 2005, the Board of Directors of the Company approved, declared it advisable and in the Company's best interests and directed that there be submitted to the holders of a majority of the Company's voting stock for action by written consent the proposed sale by AMRES Holding and Rinehart to Viking of their entire ownership interests in the Company consisting of an aggregate of approximately 10,379,731 shares of common stock, par value $0.001 and warrants to purchase a total of 3,450,000 shares of the Company's common stock (collectively, the "Securities") in exchange for an aggregate purchase price of $375,000 (the "Purchase Price"), which will be paid to the Company as additional consideration in connection with the transactions contemplated by the Asset Sale.

      The Company will distribute $150,000 of the Purchase Price as a cash dividend to the Company shareholders as of the Closing Date. The dividend will be paid on approximately 3,026,688 shares and be equal to approximately $0.0495 per share. The balance of the funds will be used to resolve all outstanding obligations of the Company and AMRES prior to the consummation of the Securities Sale (the "Closing").

      Rinehart, a shareholder and the sole officer and director of the Company, is the managing member of AMRES Holding and an officer and director of AMRES, and as such there may have existed a conflict of interest in the related-party transaction, which conflict of interest was waived by the Board of Directors of the Company. Viking does not bear a related-party relationship to the Company or its management.

Purpose

      The purpose of the Securities Sale, in conjunction with the Asset Sale described above, was to promote the interests of the Company's stockholders by providing them with a reasonable exit from their equity holdings in the Company.

                                 PROPOSAL THREE
                               DIRECTOR ELECTIONS

      Pursuant to Section 78.330 of the Nevada Revised Statutes, Directors may be elected by written consent signed by stockholders holding at least a majority of the voting power to hold office until their respective successors are elected and qualified, or until they resign or are removed and need not be shareholders of the Company or residents of the State of Nevada. Directors may receive compensation for their services as determined by the Board of Directors. See "Compensation of Directors." The number of Directors shall be set by the Board of Directors. Presently, the Board consists of one (1) member, namely Mr. Vincent Rinehart. In connection with the Asset Sale and the Securities Sale, the Board has nominated one additional individual, Tom Simeo, for election to the Board subject to the closing of the Asset Sale and the Securities Sale.

      Voting for the election of directors is non-cumulative, which means that a simple majority of the shares voting may elect all of the directors. Each share of common stock is entitled to One (1) vote and, therefore, has a number of votes equal to the number of authorized directors. Each holder of Series D Convertible Preferred Stock is entitled to One Hundred Twenty Six and Eighty One Hundredths (126.81) votes for each share held. Each holder of Series F Convertible Preferred Stock is entitled to One Hundred (100) votes for each share held.

      Although management of the Company expects that the following nominee will be available to serve as a director, in the event that he should become unavailable prior to the shareholders meeting, a replacement will be appointed by a majority of the then-existing Board of Directors. Management has no reason to believe that its nominee, if elected, will be unavailable to serve. All nominees are expected to serve until the next Annual Meeting of Shareholders or until their successors are duly elected and qualified.

Nominees For Election As Director

      The following table sets forth certain information with respect to persons nominated by the Board of Directors of the Company for election as Directors of the Company and who will be elected subject to the closing of the Asset Sale and the Securities Sale:

Name                        Age           Position(s)
-----------------------     ---------     --------------------------------------

Tom Simeo                   54            Director Nominee

      Tom Simeo is the President of Viking Investments USA, Inc., a boutique Investment Banking firm focused on reverse mergers, international corporate finance and investor relations for publicly listed companies. During the past 12 years, Mr. Simeo has initiated and/or participated as a principal in numerous investment banking transactions. Viking Investments is not a parent, subsidiary or other affiliate of the Company.

      To the Company's knowledge, Mr. Simeo is currently not a director, nominated or chosen to become a director, in any public corporation other than Anza Capital, Inc.

Compensation of Directors

      There are currently no agreements with any of the directors, or director nominees for additional compensation, and the Company does not anticipate paying any additional compensation. Directors of the Company are entitled to reimbursement for their travel expenses. The Company does not pay additional amounts for committee participation or special assignments of the Board of Directors.

Board Meetings and Committees

      During the fiscal year ended April 30, 2005, the Board of Directors met on numerous occasions and took written action on numerous other occasions. All the members of the Board attended the meetings. The written actions were by unanimous consent.

      On April 11, 2003, an Audit Committee of the Board of Directors was formed. During the fiscal year ended April 30, 2004, the Audit Committee met on one occasion. In accordance with a written charter adopted by the Company's Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the Company's financial reporting process, including the system of internal controls. In connection with the audit of our financial statements for the fiscal year ended April 30, 2004, the Audit Committee (i) reviewed and discussed the audited financial statements with management, (ii) discussed with the independent auditors the matters required to be discussed by SAS 61, (iii) received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, (iv) discussed with the independent accountant the independent accountant's independence, and (v) made appropriate recommendations to the Company's Board of Directors concerning inclusion of the audited financial statements in the Company's annual report on Form 10-K. Mr. Arevalo and Mr. Svicarovich were members of the Audit Committee, and as a result of the resignation of all of our directors except for Mr. Rinehart, the Audit Committee has disbanded in July 2004.

      On April 11, 2003, a Compensation Committee of the Board of Directors was formed, consisting of Vincent Rinehart and Scott A. Presta. During the fiscal year ended April 30, 2004, the Compensation Committee took action by unanimous written consent on one occasion. Following Mr. Presta's resignation from the Board of Directors effective April 1, 2004, the Compensation Committee was disbanded.

                                OTHER INFORMATION

Directors and Executive Officers

      The following table sets forth the names and ages of our current directors and executive officers, the principal offices and positions held by each person, and the date such person became a director or executive officer. Our executive officers are elected annually by the Board of Directors. The directors serve one year terms until their successors are elected. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. Unless described below, there are no family relationships among any of the directors and officers.

Name                        Age           Position(s)
-----------------------     ---------     --------------------------------------

Vincent Rinehart (1)        55            Director, President, Chief Executive
                                          Officer, Secretary, and Principal
                                          Accounting Officer

(1) Upon closing of the Asset Sale and the Securities Sale, Vincent Rinehart will resign as a member of the Company's Board of Directors.

      Vincent Rinehart has been a director and the President and Chief Executive Officer of the Company since April 12, 2000, and its Chairman since January 1, 2001. He also serves in the following capacities: Chairman of the Board, President, and CEO of AMRES (commencing in 1997); California Department of Real Estate Broker for Firstline Mortgage, Inc., a HUD-approved originator of FHA, VA, and Title 1 loans (commencing in 1985); and a director of Firstline Relocation Services, Inc., a three-office enterprise that provides real estate sales, financing, destination, and departure services to Fortune 500 companies (commencing in 1995). Mr. Rinehart received his B.A. in Business Administration from California State University at Long Beach in 1972.

      To the Company's knowledge, none of the directors presently serve as directors of public corporations other than Anza Capital, Inc.

Board Meetings and Committees

      During the fiscal year ended April 30, 2005, the Board of Directors met on numerous occasions and took written action on numerous other occasions. All the members of the Board attended the meetings. The written actions were by unanimous consent.

      On April 11, 2003, an Audit Committee of the Board of Directors was formed. During the fiscal year ended April 30, 2004, the Audit Committee met on one occasion. In accordance with a written charter adopted by the Company's Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the Company's financial reporting process, including the system of internal controls. In connection with the audit of our financial statements for the fiscal year ended April 30, 2004, the Audit Committee (i) reviewed and discussed the audited financial statements with management, (ii) discussed with the independent auditors the matters required to be discussed by SAS 61, (iii) received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, (iv) discussed with the independent accountant the independent accountant's independence, and (v) made appropriate recommendations to the Company's Board of Directors concerning inclusion of the audited financial statements in the Company's annual report on Form 10-K. Mr. Arevalo and Mr. Svicarovich were members of the Audit Committee, and as a result of the resignation of all of our directors except for Mr. Rinehart, the Audit Committee has disbanded in July 2004.

      On April 11, 2003, a Compensation Committee of the Board of Directors was formed, consisting of Vincent Rinehart and Scott A. Presta. During the fiscal year ended April 30, 2004, the Compensation Committee took action by unanimous written consent on one occasion. Following Mr. Presta's resignation from the Board of Directors effective April 1, 2004, the Compensation Committee was disbanded.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than ten percent of a registered class of the Company's equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

      During the two most recent fiscal years, to the Company's knowledge, the following delinquencies occurred:

--------------------------------------------------------------------------------------------------
                                     No. of           No. of Transactions          No. of
Name                              Late Reports           Reported Late        Failures to File
--------------------------------------------------------------------------------------------------
Vincent Rinehart                       5                       5                     -0-
--------------------------------------------------------------------------------------------------
Mitchell P. Kopin
(Cranshire Capital, L.P.)              3                       3                     -0-
--------------------------------------------------------------------------------------------------
Kenneth Arevalo                        1                       1                     -0-
--------------------------------------------------------------------------------------------------

Executive Officer and Director Compensation

      On June 1, 2001, we entered into an Employment Agreement with Vincent Rinehart. Under the terms of the agreement, we are to pay to Mr. Rinehart a salary equal to $275,000 per year, subject to an annual increase of 10% commencing January 1, 2002, plus an automobile allowance of $1,200 per month and other benefits, including life insurance. The agreement is for a term of 5 years and provides for a severance payment in the amount of $500,000 and immediate vesting of all stock options in the event his employment is terminated for any reason, including cause. Mr. Rinehart's Employment Agreement was ratified by the shareholders of the Company at our 2001 Annual Shareholders Meeting.

2000 Stock Compensation Program

      In December 1999, our Board of Directors approved the 2000 Stock Compensation Program (the "2000 Plan"), as amended. A total of 440,000 shares (after giving effect to the 1-for-20 reverse stock split effective April 21, 2003) of common stock are reserved for issuance under the 2000 Plan, all of which have been issued. The 2000 Plan terminated automatically in December of 2004.

2003 Omnibus Securities Plan

      On February 28, 2003, our Board of Directors approved the Anza Capital, Inc. 2003 Omnibus Securities Plan, which was approved by our shareholders on April 11, 2003. The Plan offers selected employees, directors, and consultants an opportunity to acquire our common stock, and serves to encourage such persons to remain employed by us and to attract new employees. The plan allows for the award of stock and options, up to 750,000 shares (after giving effect to the 1-for-20 reverse stock split effective April 21, 2003) of our common stock. On May 1 of each year, the number of shares in the 2003 Securities Plan shall automatically be adjusted to an amount equal to ten percent (10%) of the outstanding stock of the Company on April 30 of the immediately preceding year. On May 4, 2004, pursuant to this provision, our Board of Directors increased the number of shares available under the plan by 936,746 shares. During the fiscal year ended April 30, 2004, we issued 400,000 shares under the plan, and subsequent to the year-end 260,000 of the shares were returned. As of the date of this Annual Report, there are 796,746 shares available for issuance under the plan.

Board Compensation

      In November 2002, Scott Presta received 42,500 shares (after giving effect to the 1-for-20 reverse stock split effective April 21, 2003) of our common stock for past services as a director and for agreeing to stand for re-election as a director, and Kenneth Arevalo and L. Wade Svicarovich each received 25,000 shares (after giving effect to the 1-for-20 reverse stock split effective April 21, 2003) of common stock for agreeing to stand for election as a director. In connection with his resignation from the Board of Directors on July 23, 2004, Mr. Arevalo returned the 25,000 shares. There are currently no agreements with any of the directors, or director nominees for additional compensation, and the Company does not anticipate paying any additional compensation. Directors of the Company are entitled to reimbursement for their travel expenses. The Company does not pay additional amounts for committee participation or special assignments of the Board of Directors.

Summary Compensation Table

      The Summary Compensation Table shows certain compensation information for services rendered in all capacities for the fiscal years ended April 30, 2005, 2004, and 2003. Other than as set forth herein, no executive officer's salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries, bonus awards, the number of stock options granted and certain other compensation (adjusted to reflect the 1-for-20 reverse stock split effective April 21, 2003), if any, whether paid or deferred.

                                       Annual Compensation                            Long Term Compensation
                               ---------------------------------   ----------------------------------------------------------
                                                                              Awards                 Payouts
                                                                   --------------------------------------------
                                                                   Restricted     Securities
                                                    Other Annual      Stock       Underlying          LTIP         All Other
Name and                        Salary    Bonus     Compensation     Awards      Options SARs        Payouts     Compensation
Principal Position      Year     ($)       ($)          ($)            ($)            (#)              ($)            ($)
Vincent Rinehart        2005   362,397     -0-         14,400          -0-            -0-              -0-            -0-
Pres., CEO, Chairman    2004   329,452     -0-         14,400          -0-            -0-              -0-            -0-
                        2003   312,583    5,000        14,400          -0-            -0-              -0-            -0-

Scott A. Presta (1)     2005     -0-       -0-          -0-            -0-            -0-              -0-            -0-
Director                2004     -0-       -0-          -0-            -0-            -0-              -0-            -0-
                        2003     -0-       -0-          -0-          22,950           -0-              -0-            -0-

Kenneth Arevalo (2)     2005     -0-       -0-          -0-            -0-            -0-              -0-            -0-
Director                2004     -0-       -0-          -0-            -0-            -0-              -0-            -0-
                        2003     -0-       -0-          -0-          13,500           -0-              -0-            -0-

L. Wade Svicarovich (3) 2005     -0-       -0-          -0-            -0-            -0-              -0-            -0-
Director                2004     -0-       -0-          -0-            -0-            -0-              -0-            -0-
                        2003     -0-       -0-          -0-          13,500           -0-              -0-            -0-
                        2002     -0-       -0-          -0-            -0-            -0-              -0-            -0-

(1) Mr. Scott Presta resigned as an officer and director of the company effective April 1, 2004.
(2) Mr. Ken Arevalo resigned as a director of the company effective July 23, 2004.
(3) Mr. L. Wade Svicarovich resigned as a director of the company effective September 17, 2004.


                      OPTION/SAR GRANTS IN LAST FISCAL YEAR
                               (Individual Grants)

                          Number of Securities          Percent of Total
                               Underlying             Options/SARs Granted      Exercise or
                          Options/SARs Granted       to Employees In Fiscal      Base Price
Name                               (#)                        Year                 ($/Sh)        Expiration Date
Vincent Rinehart                   -0-                         N/A                  N/A               N/A
Scott A. Presta                    -0-                         N/A                  N/A               N/A
Kenneth Arevalo                    -0-                         N/A                  N/A               N/A
L. Wade Svicarovich                -0-                         N/A                  N/A               N/A

              AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                                     Value of Unexercised
                                                         Number of Unexercised           In-The-Money
                         Shares Acquired                 Securities Underlying            Option/SARs
                                On          Value       Options/SARs at FY-End             at FY-End
                             Exercise      Realized               (#)                         ($)
Name                           (#)            ($)      Exercisable/Unexercisable   Exercisable/Unexercisable
Vincent Rinehart               N/A            N/A                 N/A                         N/A
Scott A. Presta                N/A            N/A                 N/A                         N/A
Kenneth Arevalo                N/A            N/A                 N/A                         N/A
L. Wade Svicarovich            N/A            N/A                 N/A                         N/A

Certain Relationships and Related Transactions

      On July 1, 2001, the Company entered into an Employment Agreement with Vincent Rinehart. Under the terms of the agreement, the Company is to pay to Mr. Rinehart a salary equal to $275,000 per year, subject to an annual increase of 10% commencing January 1, 2002, plus an automobile allowance of $1,200 per month and other benefits, including life insurance. The agreement is for a term of 5 years and provides for a severance payment in the amount of $500,000 and immediate vesting of all stock options in the event his employment is terminated for any reason, including cause. Mr. Rinehart's Employment Agreement was ratified by the shareholders of the Company at the 2001 Annual Shareholders Meeting.

      In November 2002, Scott Presta received 42,500 shares (after giving effect to the 1-for-20 reverse stock split effective April 21, 2003) of our common stock for past services as a director and for agreeing to stand for re-election as a director, and Kenneth Arevalo and L. Wade Svicarovich each received 25,000 shares (after giving effect to the 1-for-20 reverse stock split effective April 21, 2003) of common stock for agreeing to stand for election as a director. In connection with his resignation from the Board of Directors on July 23, 2004, Mr. Arevalo returned the 25,000 shares.

      On February 28, 2003, the Company entered into a Debt Exchange Agreement with Vincent Rinehart, Chairman, CEO, Secretary, and Chief Financial Officer. Under the terms of the agreement, Rinehart (i) cancelled options to acquire 2,500,000 shares of common stock previously acquired as part of his Employment Agreement, and (ii) converted an aggregate of $433,489.06 in principal and interest under a promissory into (y) 6,000,000 shares of common stock and (z) 18,800 shares of newly created Series F Convertible Preferred Stock.

      On April 30, 2004, and again on June 20, 2005, we issued to Vincent Rinehart a total of 164,500 shares of our common stock as payment of dividends accrued through that date on the Series F Convertible Preferred Stock.

      On October 11, 2004, we entered into a Note and Warrant Purchase Agreement whereby our subsidiary, American Residential Funding, Inc., borrowed $125,000 from Amres Holding, LLC, a related party partially owned and controlled by our sole officer and director, Vincent Rinehart. American Residential Funding, Inc. issued a secured convertible note to the borrower, convertible into our common stock at 75% of the average closing bid price for the five trading days before conversion. As additional consideration, we issued a warrant to the borrower to purchaser 250,000 shares of our common stock at $0.10 per share.

      In April, 2005, Bravorealty.com and Bravo Real Estate, Inc. were sold to an entity controlled by David Villareal, an officer and director of our subsidiary, AMRES, in exchange for the assets and interests in American Union Escrow.

Security   Ownership  of  Certain   Beneficial  Owners  and  Management  (Before
Effectiveness of Proposals)

      The following table sets forth, as of September 22, 2005, certain information with respect to the Company's equity securities owned of record or beneficially by (i) each Officer and Director of the Company; (ii) each person who owns beneficially more than 5% of each class of the Company's outstanding equity securities; and (iii) all Directors and Executive Officers as a group.

                                               COMMON STOCK
                                               ------------

                    Name and Address of                       Amount and Nature of        Percent
Title of Class      Beneficial Owner (1)                      Beneficial Ownership      of Class (2)
--------------      --------------------                      --------------------      ------------
Common Stock        Vincent Rinehart                            3,118,275 (3)(9)           36.8%

Common Stock        Keyway Investments, Ltd.                  2,292,363 (4)(7)(8)          31.7%
                    19 Mount Havlock
                    Douglas, Isle of Man
                    United Kingdom 1M1 2QG

Common Stock        Cranshire Capital, L.P.                     1,151,593 (5)(8)           16.4%
                    c/o Downsview Capital, Inc.
                    666 Dundee Road, Suite 1901
                    Northbrook, Illinois  60062

Common Stock        The dotCom Fund, LLC                         349,989 (6)(8)             5.3%
                    666 Dundee Road, Suite 1901
                    Northbrook, Illinois 60062

Common Stock        All officers and directors as a group        3,118,275 (3)             36.8%
                    (1 person)

(1) Unless otherwise noted, the address of each beneficial owner is c/o Anza Capital, Inc., 3200 Bristol Street, Suite 700, Costa Mesa, California 92626.

(2) Unless otherwise indicated, based on 6,348,898 shares of common stock outstanding. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.

(3) Includes 1,880,000 shares of common stock which may be acquired by Rinehart upon the conversion of 18,800 shares of Series F Convertible Preferred Stock. The shares of Series F Convertible Preferred Stock shall be voted equally with the common stock on all matters submitted to the shareholders, with the holder thereof having 100 votes per share of Series F. Also includes 250,000 shares which may be acquired upon the exercise of warrants issued to AMRES Holding, LLC.

(4) Includes 510,854 shares of common stock which may be acquired by Keyway upon the conversion of 4,028.5 shares of Series D Convertible Preferred Stock. The shares of Series D Convertible Preferred Stock shall be voted equally with the common stock on all matters submitted to the shareholders, with the holder thereof having 126.81 votes per share of Series D. Also includes 368,394 shares of common stock which may be acquired upon the exercise of warrants.

(5) Includes 390,004 shares of common stock which may be acquired by Cranshire upon the conversion of 3,075.5 shares of Series D Convertible Preferred Stock. The shares of Series D Convertible Preferred Stock shall be voted equally with the common stock on all matters submitted to the shareholders, with the holder thereof having 126.81 votes per share of Series D. Also includes 281,244 shares which may be acquired upon the exercise of warrants.

(6) Includes 139,174 shares of common stock which may be acquired by dotCom Fund upon the conversion of 1,097.5 shares of Series D Convertible Preferred Stock. The shares of Series D Convertible Preferred Stock shall be voted equally with the common stock on all matters submitted to the shareholders, with the holder thereof having 126.81 votes per share of Series D. Also includes 100,362 shares of common stock which may be acquired upon the exercise of warrants.

(7) Keyway Investments Ltd. has advised us that they beneficially own all of our securities owned of record by EURAM Cap Strat "A" Fund Limited.

(8) Upon closing of the Asset Sale and the Securities Sale, Keyway Investments Ltd., Cranshire Capital, L.P. and The dotCom Fund, LLC will sell a total of 1,923,969; 870,349; and 249,627 shares of common stock, respectively, (the "Lakeshore Shares"), to AMRES Holding who will then sell the Lakeshore Shares to Viking.

(9) Upon closing of the Asset Sale and the Securities Sale, Vincent Rinehart will sell a total of 2,868,275 shares of common stock to Viking pursuant to the terms of the Asset Sale.

                                             PREFERRED STOCK
                                             ---------------

                    Name and Address of                       Amount and Nature of        Percent
Title of Class        Beneficial Owner                        Beneficial Ownership        of Class
--------------      --------------------                      --------------------      ------------
Series D            Keyway Investments, Ltd.                       4,028.5 (7)            49.1% (2)
Preferred (1)       19 Mount Havlock
                    Douglas, Isle of Man
                    United Kingdom 1M1 2QG

Series D            Cranshire Capital, L.P.                        3,075.5 (7)            37.5% (2)
Preferred (1)       c/o Downsview Capital, Inc.
                    666 Dundee Road, Suite 1901
                    Northbrook, Illinois 60062

Series D            The dotCom Fund, LLC                           1,097.5 (7)            13.4% (2)
Preferred (1)       666 Dundee Road, Suite 1901
                    Northbrook, Illinois 60062

Series F            Vincent Rinehart                                18,800 (8)             100% (4)
Preferred (3)       c/o Anza Capital, Inc.
                    3200 Bristol Street, Suite 700
                    Costa Mesa, California  92626

                    All officers and directors as a group           18,800 (5)             100% (5)
                    (1 person)

(1) Each share of Series D Convertible Preferred Stock (after giving effect to the 1-for-20 reverse stock split) (i) has a liquidation preference equal to $126.81 per share, (ii) is entitled to receive a quarterly non-cumulative dividend equal to 7% per annum, which may be paid in cash or in common stock at the discretion of the Company based on the average of the closing bid price for the last ten trading days of the applicable quarter, (iii) may be converted, after February 28, 2004, into 126.81 shares of Company common stock at the option of the holder, and (iv) is entitled to 126.81 votes on all matters submitted to the shareholders for approval.

(2) Based on 8,201.5 shares of Series D Convertible Preferred Stock outstanding.

(3) Each share of Series F Convertible Preferred Stock (after giving effect to the 1-for-20 reverse stock split) (i) has a liquidation preference (after the Series D and Series E Convertible Preferred Stock) equal to $16.675 per share,
(ii) is entitled to a quarterly, non-cumulative dividend of 1.75 shares of Company common stock, which may be paid in cash at the Company's discretion based on the average of the closing bid price for the last ten trading days of the applicable quarter, (iii) may be converted, after February 28, 2004, into 100 shares of Company common stock at the option of the holder, and (iv) is entitled to 100 votes on all matters submitted to the shareholders for approval.

(4) Based on 18,800 shares of Series F Convertible Preferred Stock outstanding.

(5) Represents Series F Convertible Preferred Stock only.

(6) Keyway Investments Ltd. has advised us that they beneficially own all of our securities owned of record by EURAM Cap Strat "A" Fund Limited.

(7) Upon closing of the Asset Sale and the Securities Sale, Keyway Investments Ltd., Cranshire Capital, L.P. and The dotCom Fund, LLC will sell a total of 4,028.5; 3,075.5; and 1,097.5 shares of Series D Convertible Preferred Stock, respectively, (the "Lakeshore Preferred Shares"), to AMRES Holding who will then sell the Lakeshore Preferred Shares to Viking.

(8) Upon closing of the Asset Sale and the Securities Sale, Vincent Rinehart will convert all of his shares of Series F Convertible Preferred Stock into 1,880,000 shares of common stock (the "Rinehart Converted Shares") and transfer the Rinehart Converted Shares to Viking pursuant to the terms of the Asset Sale.

Security Ownership of Certain Beneficial Owners and Management
(After Effectiveness of Proposals)

      The following table sets forth, as of a date after giving effect to each of the Proposals set forth herein, certain information with respect to the Company's equity securities owned of record or beneficially by (i) each officer and director of the Company; (ii) each person who owns beneficially more than 5% of each class of the Company's outstanding equity securities; and (iii) all directors and executive officers as a group.

                                                COMMON STOCK
                                                ------------

                    Name and Address of                       Amount and Nature of        Percent
Title of Class      Beneficial Owner (1)                      Beneficial Ownership      of Class (2)
--------------      --------------------                      --------------------      ------------
Common Stock        Viking Investments USA, Inc.                 13,499,720 (1)           80.09% (2)

(1) Upon closing of the Asset Sale and the Securities Sale, Viking Investments USA, Inc. will purchase common stock from Vincent Rinehart and AMRES Holding, in the amounts of 2,868,275 shares and 3,043,945, respectively. The amount purchased from AMRES Holding comprises shares which will be purchased from Keyway Investments Ltd., Cranshire Capital, L.P. and The dotCom Fund, LLC in the amounts of 1,923,969 shares, 870,349 shares and 249,627 shares, respectively. Includes 4,137,500 shares which will be purchased from AMRES. Includes warrants to purchase 3,450,000 shares of common stock.

(2) Based on 13,406,419 shares of common stock outstanding.

                                        By order of the Board of Directors


                                        /s/ Vincent Rinehart

                                        Vincent Rinehart, President

Costa Mesa, California
December 6, 2005

                                    EXHIBIT A

         Financial Information Required by Article 11 of Regulation S-X


           INDEX TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS


Condensed Financial Statements:

      Introduction                                                           A-2

      Unaudited Pro Forma Condensed Balance Sheet as of July 31, 2005        A-4

      Unaudited Pro Forma Condensed Statements of Operations for the
      Three Months Ended July 31, 2005                                       A-5

      Unaudited Pro Forma Condensed Statements of Operations for the
      Year Ended April 30, 2005                                              A-6

      Notes to Unaudited Pro Forma Condensed Financial Statements            A-7

                  UNAUDITED PRO FORMA CONDENSED FINANCIAL DATA

Effective November 8, 2005, Anza Capital, Inc. (the "Company" or "Anza") approved the sale of substantially all of the Company's assets ("Asset Sale") to AMRES Holding, LLC ("AMRES Holding"), including but not limited to all of the Company's ownership interest in American Residential Funding, Inc. ("AMRES").

The Asset Sale was made in exchange for (i) the delivery by Vince Rinehart and AMRES Holding of their entire ownership interests in the Company to Viking Investments USA, Inc ("Viking"), consisting of approximately 4,032,220 shares of common stock, 8,201.5 shares of Series D Convertible Preferred stock, 18,800 shares of Series F Convertible Preferred Stock, and warrants to acquire 3,450,000 shares of the Company's common stock; (ii) the termination by Vince Rinehart of his Employment Agreement dated June 1, 2001, by and between Vince Rinehart and the Company; (iii) the assumption by AMRES of all obligations under that certain real property lease by and between the Company and Fifth Street Properties - DS, LLC; and (iv) and the delivery by AMRES to Viking of its ownership interest in the Company, consisting of 4,137,500 shares of the Company's common stock. In return Viking paid $375,000 for the ownership interests transferred from Vince Rinehart, AMRES Holding and AMRES.

The Company will distribute $150,000 of the $375,000 purchase price as a cash dividend to the Company's shareholders as of the Closing Date. The dividend will be distributed to approximately 3,026,688 shares and was equal to approximately $0.0495 per share. The balance of the funds will be used to resolve all outstanding obligations of the Company including the security purchases made by AMRES Holding.

Effective November 8, 2005, AMRES Holding entered into an agreement with three investors to purchase an aggregate of 3,043,945 shares of Anza common stock, 8,201.5 shares of Anza Series D Preferred stock, and warrants to purchase 750,000 shares of Anza common stock, in exchange for the total purchase price of $125,000. The securities were subsequently sold to Viking as part of the Asset sale discuss above.

Effective October 28, 2005, AMRES Holding entered into an agreement to purchase the rights to warrants to acquire 2,000,000 and 450,000 shares of common stock from two investors for $10,000 and $5,000, respectively. The warrants were subsequently sold to Viking as part of the Asset sale discussed above.

Vince Rinehart is the managing member of AMRES Holding and an officer and director of AMRES, and as such a conflict of interest in the related-party transaction may have existed, which conflict of interest was waived by the Company's Board of Directors. Viking does not bear a related-party relationship to the Company or its management.

The purpose of the Asset Sale is to promote the interests of the Company's stockholders by selling unprofitable assets to prevent further losses and provide them with a reasonable exit from their equity holdings in the Company.

This pro forma presentation has been prepared utilizing historical financial statements and notes thereto, certain of which are included herein, as well as pro forma adjustments as described below.

The Unaudited Pro Forma Condensed Balance Sheet has been prepared assuming the Asset Sale occurred on July 31, 2005. The Unaudited Pro Forma Condensed Statement of Operations for the three months ended July 31, 2005, and the year ended April 30, 2005, includes the operating results of the Company and AMRES assuming the Asset Sale occurred on May 1, 2004. The unaudited pro forma condensed statements of operations presented herein are not necessarily indicative of results of operations that would have resulted had the acquisition been completed at May 1, 2004, nor is it necessarily indicative of the results of operations in future periods of the separate companies. These pro forma statements of operations are, therefore, qualified in their entirety. They should be read in conjunction with the historical financial statements of the Company.

The unaudited pro forma adjustments represent management's estimates based on information available at this time. Actual adjustments to these unaudited pro forma financial statements could differ from those reflected herein.

UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
As of July 31, 2005

                                              Consolidated          American                                             Anza
                                              Anza Capital,        Residential                                       Capital, Inc.
                                                  Inc.            Funding, Inc.       Adjustments         Note         Pro Forma
                                             ----------------    ----------------   ----------------    --------   ----------------
Assets
                                                                     (A)
Current assets:
  Cash and cash equivalents                  $      1,477,263    $     (1,381,142)           375,000       (C)     $        181,121
                                                                                            (150,000)      (D)
                                                                                            (125,000)      (E)
                                                                                             (15,000)      (F)
  Commissions and accounts
    receivable                                      1,489,438          (1,489,438)                                               --
  Loans held for sale, net                          1,122,750          (1,122,750)                                               --
  Prepaids and other current assets                    56,605             (54,633)                                            1,972
                                             ----------------    ----------------                                  ----------------
Total current assets                                4,146,056          (4,047,963                                           183,093

Property and equipment, net                           171,501            (171,501)                                               --
Other assets                                           47,334                  --                                            47,334
                                             ----------------    ----------------                                  ----------------

Total assets                                 $      4,364,891    $     (4,219,464)                                 $        230,427
                                             ================    ================                                  ================

Liabilities and stockholders' equity
  (deficit)

Current liabilities:
  Accounts payable                           $        118,334    $       (118,334)                                 $             --
  Commissions payable                               2,758,742          (2,758,742)                                               --
  Warehouse line of credit                          1,098,320          (1,098,320)                                               --
  Accrued liabilities                               1,514,459          (1,505,459)                                            9,000
  Other current liabilities                            48,378             (48,378)                                               --
  Convertible notes payable, net                       50,375             (50,375)                                               --
                                             ----------------    ----------------                                  ----------------

Total liabilities                                   5,588,608          (5,579,608)                                            9,000

Stockholders' equity (deficit):

Class D Convertible Preferred Stock                 1,040,222                  --                                         1,040,222
Class F Convertible Preferred Stock                   313,490                  --                                           313,490
Common stock                                            6,298                  --              4,138       (B)               10,436
Additional paid-in capital                         16,024,219                  --             (4,138)      (B)           16,270,081
                                                                                             375,000       (C)
                                                                                            (125,000)      (E)
Accumulated deficit                               (18,607,946)          1,360,144           (150,000)      (D)          (17,412,802)
                                                                                             (15,000)      (F)
                                             ----------------    ----------------                                  ----------------

Total stockholders' equity (deficit)               (1,223,717)          1,360,144                                           221,427

Total liabilities and stockholders'
  equity (deficit)                           $      4,364,891    $     (4,219,464)                                 $        230,427
                                             ================    ================                                  ================

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
For the Three Months Ended July 31, 2005

                                              Consolidated          American                                             Anza
                                              Anza Capital,        Residential                                       Capital, Inc.
                                                  Inc.            Funding, Inc.       Adjustments         Note         Pro Forma
                                             ----------------    ----------------   ----------------    --------   ----------------

Revenues:
  Brokerage                                  $     13,486,668    $    (13,486,668)                                 $             --
  Sale of loans, net                                    8,184              (8,184)                                               --
                                             ----------------    ----------------                                  ----------------
Total revenues                                     13,494,852         (13,494,852)                                               --

Cost of revenues                                                             --
  Brokerage                                         9,677,118          (9,677,118)                                               --

Gross profit                                        3,817,734          (3,817,734)                                               --

Operating expenses:
  General and administrative                        2,870,083          (2,846,978)            25,000       (G)               48,105
  Selling and marketing                             1,039,071          (1,039,071)                                               --
                                             ----------------    ----------------                                  ----------------
Total operating expenses                            3,909,154          (3,886,049)                                           48,105

Operating loss                                        (91,420)             68,315                                           (48,105)

Interest expense                                     (382,228)            382,228                                                --
Other income (expense), net                           (17,221)             17,221                                                --
                                             ----------------    ----------------                                  ----------------

Net loss                                     $       (490,869)   $        467,764                                  $        (48,105)
                                             ================    ================                                  ================

Preferred stock dividends                              (1,760)                  --                                           (1,760)
                                             ----------------    ----------------                                  ----------------

Net loss available to common
 Shareholders                                $       (492,629)   $        467,764                                  $        (49,865)
                                             ================    ================                                  ================

Loss per share - basic and diluted           $          (0.08)   $             --                                  $          (0.00)
                                             ================    ================                                  ================

Weighted average shares outstanding
basic and diluted                                   6,324,532                  --          4,137,500       (B)           10,462,032

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
For the Year Ended April 30, 2005

                                              Consolidated          American                                             Anza
                                              Anza Capital,        Residential                                       Capital, Inc.
                                                  Inc.            Funding, Inc.       Adjustments         Note         Pro Forma
                                             ----------------    ----------------   ----------------    --------   ----------------
Revenues:
  Brokerage                                  $     48,772,625    $    (48,772,625)                                 $             --
  Sale of loans, net                                  745,459            (745,459)                                               --
  Real estate services and other                      771,348                  --                                           771,348
                                             ----------------    ----------------                                  ----------------
Total revenues                                     50,289,432         (49,518,084)                                          771,348

Cost of revenues
  Brokerage                                        36,382,604         (36,382,604)                                               --
  Real estate services and other                      664,766                  --                                           664,766
                                             ----------------    ----------------                                  ----------------
Total cost of revenues                             37,047,370         (36,382,604)                                          664,766

Gross profit                                       13,242,062         (13,135,480)                                          106,582

Operating expenses:
  General and administrative                       11,804,047         (11,584,042)           100,000       (G)              320,005
  Stock based compensation                          1,650,207          (1,650,207)                                               --
  Selling and marketing                             2,445,404          (2,445,404)                                               --
  Provision for litigation losses                     740,178            (740,178)                                               --
                                             ----------------    ----------------                                  ----------------
Total operating expenses                           16,639,836         (16,419,831)                                          320,005

Operating loss                                     (3,397,774)          3,284,351                                          (213,423)

Interest expense                                     (252,415)            240,622                                           (11,793)
Other income (expense), net                           122,052            (131,965)                                           (9,913)
                                             ----------------    ----------------                                  ----------------

Net loss before minority interest in
  losses of consolidated subsidiary                (3,528,137)          3,393,008                                          (235,129)
                                             ----------------    ----------------                                  ----------------

Minority interest in losses of
  consolidated subsidiary                              75,245             (75,245)                                               --
                                             ----------------    ----------------                                  ----------------

Net loss                                     $     (3,452,892)   $      3,317,763                                  $       (235,129)
                                             ================    ================                                  ================

Preferred stock dividends                            (126,750)                 --                                          (126,750)
                                             ----------------    ----------------                                  ----------------

Net loss available to common
  Shareholders                               $     (3,579,642)   $      3,317,763                                  $       (361,879)
                                             ================    ================                                  ================

Loss per share - basic and diluted           $          (0.73)   $             --                                  $          (0.04)
                                             ================    ================                                  ================

Weighted average shares outstanding
  basic and diluted                                 4,885,038                  --          4,137,500       (B)            9,022,538

Notes to the Unaudited Pro Forma Condensed Financial Statements

The following  unaudited pro forma adjustments result from the sale of AMRES and
for  the  security  purchases   performed  by  the  Company.   The  amounts  and
descriptions related to the preliminary adjustments are as follows:

A.    The amounts  reflect the  elimination of AMRES'  financial data as a stand
      alone  entity  as  of  July  31,  2005  and  the   assumptions  of  Anza's
      liabilities.

B. To account for the par value of 4,137,500 shares of Anza common stock held by AMRES to Viking. The AMRES shares are reported as outstanding since they were eliminated in consolidation.

C.    Reflects the $375,000 received by Anza from the Asset Sale to Viking.

D. Accounts for the $150,000 cash dividend that will be distributed to the Company's shareholders as of the Closing Date. The dividend will be distributed to approximately 3,026,688 shares and was equal to approximately $0.0495 per share.

E. Accounts for the purchase by AMRES Holding of an aggregate of 3,043,945 shares of common stock, 8,201.5 shares of Series D Preferred stock, and warrants to purchase 750,000 shares of common stock, in exchange for the total purchase price of $125,000. The $125,000 was reimbursed to AMRES Holding by Anza upon receipt of the $375,000.

F. Accounts for the purchase by AMRES Holding for the rights to warrants to acquire 2,000,000 and 450,000 shares of common stock from two investors for $10,000 and $5,000, respectively. The $15,000 was reimbursed to AMRES Holding by Anza upon receipt of the $375,000.

G. Reflects the estimated costs of operating a public company. Costs include legal, accounting, investor relations, stock transfer agent, etc.

                                    EXHIBIT B

                   Information Required by Part B of Form S-4

DESCRIPTION OF BUSINESS

Business Overview

      We are a holding company that currently operates primarily through one active subsidiary.

o American Residential Funding, Inc., a Nevada Corporation (AMRES) provides home financing through the brokerage of residential home loans.

Inactive Subsidiaries

o AMRES Direct, Inc., formerly Red Carpet Holdings, Inc., was activated in 2004 to focus on direct-to-consumer marketing. The Company has not generated revenue and has incurred minimal expenses.

o Expidoc.Com, a California Corporation (Expidoc) arranged for notaries to provide document signing services for lenders across the country. Effective January 31, 2004, we suspended operations at Expidoc. This decision was a result of a sudden shift in customer mix, as Expidoc's largest customer (Ditech.com) ceased using Expidoc as a third party provider of notary services.

o Titus Real Estate LLC, a California limited liability company (Titus Real Estate) is currently non-operational.

o Bravo Realty.com, a Nevada Corporation (Bravo), was a real estate sales company focused solely in California. Bravo Real Estate Services, Inc. (Bravo Real Estate Network) and Bravo Realty.com were sold in April 2005.

AMRES

      As shown below, AMRES has consistently provided the majority of our consolidated revenue. The industry in which AMRES operates can be highly volatile and is largely dependent on interest rates.

                                  Percentage of Total Revenues by Service

                         % YTD Revenue       % YTD Revenue       % YTD Revenue
                         April 30, 2005      April 30, 2004      April 30, 2003
                         --------------      --------------      --------------
Broker Commissions            97.0%               98.5%               98.4%
Real Estate Services           1.5%                1.0%                1.0%
Sale of Loans                  1.5%                0.5%                0.6%
    Total                    100.0%              100.0%              100.0%

Loan Making

      AMRES is primarily a loan broker, arranging during the fiscal year ended April 30, 2005 a total of $2,250,459,456 in home loans, or an average of greater than $170,000,000 in loans per month. AMRES, through its agents in some 86 branches (an average of 1-8 agents in each branch) is licensed in 14 states to originate loans. AMRES, through its loan agents, locates prospective borrowers from real estate brokers, home developers, and marketing to the general public. After taking a loan application, AMRES processes the loan package, including obtaining credit and appraisal reports. AMRES then presents the loan to one of approximately 400 approved lenders, who then approve the loan, draw loan documents, and fund the loan. AMRES receives a commission for each brokered loan, less what is paid to each agent.

Termination of Mortgage Banking

      Effective May 31, 2005, our warehouse line of credit was not renewed, and as a result we terminated our mortgage banking activities.

Loan Standards

      Mortgage loans arranged by AMRES are generally loans with fixed or adjustable rates of interest, secured by first mortgages, deeds of trust or security deeds on residential real estate. Generally, mortgage loans having a loan-to-value ratio in excess of 80% will be covered by a Mortgage Insurance Policy, FHA Insurance Policy or VA Guaranty insuring against default of all or a specified portion of the principal amount thereof.

      The mortgage loans are generally "one-to-four-family" mortgage loans, which are permanent loans (as opposed to construction or land development loans) secured by mortgages on non-farm properties, including attached or detached single-family or second/vacation homes, one-to-four-family primary residences and condominiums or other attached dwelling units, including individual condominiums, row houses, townhouses and other separate dwelling units even when located in buildings containing five or more such units. Each mortgage loan may be secured by an owner-occupied primary residence or second/vacation home, or by a non-owner occupied residence. The mortgaged property may be a mobile home.

      In general, no mortgage loan is expected to have an original principal balance less than $30,000. While most loans will be less than $700,000, loans of any size may be brokered to unaffiliated third-party mortgage lenders.

Credit, Appraisal and Underwriting Standards

      Each mortgage loan must (i) be an FHA-insured or VA-guaranteed loan meeting the credit and underwriting requirements of such agency, or (ii) meet the credit, appraisal and underwriting standards established by the lender for which the loan is brokered or sold. A lender's underwriting standards are intended to evaluate the prospective mortgagor's credit standing and repayment ability, and the value and adequacy of the proposed mortgaged property as collateral. The various lenders underwriting standards generally follow guidelines acceptable to FNMA ("Fannie Mae") and FHLMC ("Freddie Mac"). The lender's underwriting policies may be varied in appropriate cases, especially in sub-prime loans.

Mortgage Software and Technology

      AMRES currently uses loan origination software developed by an independent third party. The software allows the routing of pertinent information to the automated underwriting systems employed by Fannie Mae and Freddie Mac, the primary secondary-market purchasers of mortgages, and the automated systems of independent lenders such as IndyMac.

Recent Developments

Public Listing of AMRES Common Stock

      On October 19, 2004, AMRES was issued a trading symbol sufficient to be quoted on the Pink Sheets. The trading symbol is ARFG. Prior to the issuance of a trading symbol, we recapitalized the subsidiary so that it is authorized to issue 500,000,000 shares of common stock, and as of October 18, 2004 had 105,000,000 shares of common stock outstanding. In connection with services rendered by consultants to help us obtain this listing, and in exchange for working capital, we issued 20,000,000 shares of common stock of the subsidiary, reducing our ownership interest to 81%. As of October 18, 2004, the subsidiary is authorized to issue 50,000,000 shares of preferred stock, of which 500,000 shares of Series A Convertible Preferred Stock are outstanding and held by us, and 1,000,000 shares of Series B Convertible Preferred Stock are outstanding and held by us. As a result of the conversion provisions of the Series B Convertible Preferred Stock, we have a minimum of 80% of the votes on all issues submitted to the subsidiary shareholders, and can acquire upon conversion shares of common stock representing a minimum of 80% of the outstanding common stock. As of July 18, 2005, American Residential Funding, Inc. had 133,520,000 shares of common stock issued and outstanding.

      The purpose of getting AMRES listed on the Pink Sheets was to create liquidity for us and to assist us in raising capital to fund AMRES growth. A total of approximately $150,000 was raised by AMRES, an amount insufficient to carry out the growth plans we had. Because of excessive dilution that was resulting from our efforts to raise capital, given a falling stock price, we terminated the capital raising efforts through AMRES.

Discussion of Other Operations

ExpiDoc -- Nationwide Notary Services

      ExpiDoc was an Internet-based nationwide notary service that specialized in providing mortgage brokers and bankers with a solution to assist with the final step of the loan process: notarizing signatures of the loan documents. ExpiDoc provided its clients with real-time access to the status of their documents, 24 hours a day, 7 days a week. ExpiDoc's proprietary software executed both the front office notary coordination and the back office administration. During its busiest period, ExpiDoc employed 5 people, all located in Costa Mesa. In January 2004, due to a sharp decline in demand for its services driven primarily by the decreased business from DiTech.com, we discontinued operations at ExpiDoc.

Bravorealty.com and Bravo Real Estate, Inc.

      Bravorealty.com was a real estate brokerage that was incorporated in May 2000 and began operations in January 2001. In 2003, we reviewed the business model of Bravorealty.com and Brave Real Estate, Inc. and determined that a franchise type model for Bravo Real Estate, Inc. would provide us the best opportunity to grow our real estate business quicker and with a higher degree of profitability. As such, during 2003 and 2004 we attempted to launch Bravo Real Estate Network, a franchise-type real estate brokerage division of Bravo Real Estate, Inc. It was anticipated that the majority of the Bravorealty.com agents would be transitioned to Bravo Real Estate Network. This business model was not successful.

      In April, 2005, Bravorealty.com and Bravo Real Estate, Inc. were sold to an entity controlled by an officer and director of our subsidiary, AMRES.

Titus Real Estate

      Titus Real Estate is the management company of Titus REIT. Titus REIT sold
its  last  property  and  has   distributed  the  final  proceeds  to  the  REIT
shareholders, and thus Titus Real Estate is now non-operational.

AMRES Direct, Inc.

      AMRES Direct, Inc., formerly Red Carpet Holdings, Inc., was activated in 2004 to focus on direct-to-consumer marketing. The company has no revenue or business at this time.

Sales and Marketing

      We have marketed and sold our mortgage brokerage services primarily through a direct sales force of loan agents totaling between 20 and 40 persons throughout the year based in Costa Mesa, California, as well as over 500 loan agents at branch locations. We maintain 2 Company-leased offices in Southern California and more than 86 branch offices in 14 states.

      Our sales efforts are headquartered primarily in our Costa Mesa, California office. Once a branch is opened, a branch manager supervises a licensed branch office and its employees, and receives all of the profits of that branch, after all relevant expenses and corporate fees have been collected. AMRES provides accounting, licensing, legal, compliance and lender access for each branch, retaining a percentage of commission generated by loan correspondents at each branch. The branch managers must follow all guidelines set forth by AMRES as well as all regulations of various government agencies and in most cases are independently responsible for the expenses incurred at the branch level, including personnel expenses. However, both State and Federal regulations are increasingly shifting various liabilities to AMRES.

Competition

      We face intense competition in the origination and brokering of our mortgage loans. Such competition can be expected from banks, savings and loan associations and other entities, including real estate investment trusts. Many of our competitors have significantly more assets and greater financial resources than us. In addition, there may be other competitors that we have not identified. We can make no representations or assurances that there will not be increased competition or that our projections will ever be realized. Competition among companies similar to AMRES that are seeking to acquire or establish branches, continues to intensify.

Proprietary Rights and Licensing

      We may rely on a combination of trademark laws, trade secrets, confidentiality procedures and contractual provisions with our employees, consultants and business partners to protect our proprietary rights. We may seek to protect our electronic mortgage product delivery systems, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our systems or to obtain and use information that we regard as proprietary. While we are not aware that any of our systems infringe upon the proprietary rights of third parties, there can be no assurance that third parties will not claim infringement by us with respect to current or future products.

      In addition, we rely on certain software that we license from third parties, including software that is used in conjunction with our mortgage products delivery systems. There can be no assurance that such firms will remain in business, that they will continue to support their products or that their products will otherwise continue to be available to us on commercially reasonable terms. The loss or inability to maintain any of these software or data licenses could result in delays or cancellations of loans being brokered or banked.

Environmental Matters

      We have not been required to perform any investigation or clean up activities, nor have we been subject to any environmental claims. There can be no assurance, however, that this will remain the case in the future.

Trade Names and Service Marks

      We devote substantial time, effort, and expense toward developing name recognition and goodwill for our trade names for our operations. We intend to maintain the integrity of our trade names, service marks and other proprietary names against unauthorized use and to protect the licensees' use against claims of infringement and unfair competition where circumstances warrant. Failure to defend and protect such trade name and other proprietary names and marks could adversely affect our sales of licenses under such trade name and other proprietary names and marks. We know of no current materially infringing uses. In June 2005 we received trademark protection for the AMRES logo and the American Residential Funding name.

Employees

      As of August 10, 2005, we employed a total of approximately 453 persons. Of the total, 55 officers and employees were employed at the principal executive offices of the Company in Costa Mesa, California, all of whom were engaged in Finance and Administration. In addition, we employ approximately 398 individuals through our Branch operations, 98 of which were engaged in loan administration and 300 of which were engaged in loan production. None of our employees is represented by a labor union with respect to his or her employment.

Historical Changes in Business Strategy and Changes in Control

      Anza Capital, Inc. ("Anza" or the "Company") was incorporated in the State of Nevada on August 18, 1988 as Solutions, Incorporated. Since that time, we have undergone a series of name changes as follows: Suarro Communications, Inc., e-Net Corporation, e-Net Financial Corp., e-Net.Com Corporation, e-Net Financial.Com Corporation, and finally, effective on January 2, 2002, Anza Capital, Inc.

      We have undergone two recapitalizations. In November 1999, our outstanding common stock underwent a two-for-one forward split. Effective in April 2003, (a) our preferred stockholders exchanged their Series A and Series C preferred stock for newly created Series E and Series D preferred stock, respectively, (b) our President exchanged cancelled options and converted debt into common stock and newly created Series F preferred stock, and (c) our common stock underwent a one-for-twenty reverse stock split, resulting in a decrease in our outstanding common stock at the time from 99,350,000 shares to 4,967,500 shares.

Properties

      Our principal place of business is in Costa Mesa, California, where we lease an approximately 14,000 square foot facility for approximately $367,000 per annum (subject to usual and customary adjustments), under a written lease which terminates in June 2008. This location houses our corporate finance, administration, and sales and marketing functions. Approximately 1,253 square feet of space at this same facility is subleased to a third party on a month-to-month basis for $2,631.

      AMRES leases additional facilities in Riverside, California (term expiring in 2006, $2,599 per month).

      As of September 1, 2005 only the Corporate office in Costa Mesa will have the HUD license and will not be renewed after 2005.

      We believe that our current facilities will be adequate to meet our needs, and that we will be able to obtain additional or alternative space when and as needed on acceptable terms.

      We may also hold real estate for sale from time to time as a result of our foreclosure on mortgage loans that may become in default. As of April 30, 2005, no such real estate is owned.

Legal Proceedings

Oaktree Funding

      In March 2003, our subsidiary, American Residential Funding, Inc., was served with a lawsuit brought by Oaktree Funding Corporation. On June 14, 2004, AMRES settled this matter but maintained a cross-complaint and attempted to recover its losses from the remaining cross-defendants. Subsequent to the settlement, AMRES elected not to pursue its cross-complaint and this matter is now closed.

The Irvine Company

      In June 2004 a lawsuit was filed against our subsidiary, American Residential Funding, Inc. ("AMRES") by the Irvine Company. The action was filed in the Superior Court of California in the County of Orange, case number 04CC006842. The suit alleges that AMRES breached a building lease and claims damages for the entire term of the lease through August 2007 of $886,332.44. AMRES recently filed an Answer to the Complaint and a Cross-Complaint against a former Branch Manager and his business associate who signed the lease in question purporting to be officers of the corporation. AMRES believes that this matter lacks merit and will litigate the case vigorously to hold the proper parties accountable for any damages that are due the plaintiff.

First American Title Insurance

      In November 2004, a lawsuit was filed against our subsidiary, American Residential Funding, Inc., by First American Title Insurance in the State of Arkansas, County of Saline, case number CV-2004-875-1. The Complaint alleges breach of contract and warranty, breach of fiduciary duty, unjust enrichment, and conspiracy, and requests damages of $294,700, plus accrued interest. AMRES filed an Answer and is vigorously defending the action as we believe it lacks merit.

Other Proceedings

      On June 8, 2005 a former consultant of the Company filed a complaint alleging that the Company owes him $125,000 plus attorneys' fees due to a breach of contract. The Company is defending vigorously and has filed a Cross-Complaint against the plaintiff as the Company believes that the plaintiff fraudulently induced the Company into entering into the subject contract. The Company believes this matter has been settled, pending a formal settlement agreement and dismissals of the complaint and cross-complaint.

      On June 17, 2005 a Lender filed a Complaint against the Company alleging $70,000 in damages resulting from the Company breaching a repurchase agreement. The Company is vigorously defending the matter and has filed a Cross-Complaint against the Lender, the Lender's President and one of the Lender's executives as the Company believes that the Cross-Defendants induced the Company into entering into the repurchase agreement under false pretenses. The Company also believes that Cross-Defendants should be forced to return the amounts already paid out by the Company on the repurchase agreement. The Company believes the matter is also being settled and is also pending a formal settlement agreement.

      In the ordinary course of business, we are from time to time involved in various pending or threatened legal actions. The litigation process is inherently uncertain and it is possible that the resolution of such matters might have a material adverse effect upon our financial condition and/or results of operations. The aggregate amount of all claims from the various other legal proceedings pending against us is approximately $500,000. In the opinion of our management, other than as set forth herein, matters currently pending or threatened against us are not expected to have a material adverse effect on our financial position or results of operations.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Anza Capital, Inc. and subsidiaries
Costa Mesa, California

We have audited the consolidated balance sheets of Anza Capital, Inc. and subsidiaries (collectively, the "Company") as of April 30, 2005, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Anza Capital, Inc. and subsidiaries as of April 30, 2005, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations, has an accumulated deficit, and has a working capital deficiency. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do no include any adjustments that might result from the outcome of this uncertainty.


/s/ Singer Lewak Greenbaum & Goldstein LLP

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
July 29, 2005

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Anza Capital, Inc.

We have audited the accompanying consolidated balance sheet of Anza Capital, Inc. and subsidiaries (collectively, "ANZA") as of April 30, 2004, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the two years in the period ended April 30, 2004. These consolidated financial statements are the responsibility of ANZA's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Anza Capital, Inc. and subsidiaries as of April 30, 2004, and the results of their operations and their cash flows for each of the two years in the period ended April 30, 2004, in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 of the consolidated financial statements, the Company has incurred losses from operations in fiscal 2004, and at April 30, 2004 the Company has an accumulated deficit and limited working capital. In the event losses continue, the Company may require additional working capital for which it currently has no commitments. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding these matters are described in Note 2 of the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ McKennon, Wilson & Morgan LLP

Irvine, California
August 11, 2004

                       ANZA CAPITAL, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                                April 30, 2005    April 30, 2004
                                                                                --------------    --------------
ASSETS
Current assets:
     Cash and cash equivalents (Note 2)                                         $    1,316,840    $    2,204,525
     Commissions and accounts receivable                                             1,234,658         2,028,232
     Marketable securities, subject to rescission                                    1,090,000                --
     Loans held for sale, net (Note 3)                                               5,886,950         3,650,911
     Prepaids and other current assets                                                  18,102            19,898
                                                                                --------------    --------------
Total current assets                                                                 9,546,550         7,903,566

Property and equipment, net (Note 4)                                                   183,792           244,152
Other assets                                                                            47,334           121,744
                                                                                --------------    --------------
Total assets                                                                    $    9,777,676    $    8,269,462
                                                                                --------------    --------------

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
     Warehouse line of credit (Notes 6 and 14)                                  $    5,778,298    $    3,606,866
     Accounts payable                                                                   80,845           215,151
     Accrued liabilities (Note 7)                                                    1,593,562           980,465
     Unsecured line of credit                                                           75,000                --
     Commissions payable                                                             2,091,129         2,919,264
     Other current liabilities                                                          26,918            74,535
     Convertible notes payable, net of discount of $51,141 (Note 9)                     56,094                --
     Redeemable securities, net of discount of $281,322                                808,678                --
                                                                                --------------    --------------
Total current liabilities                                                       $   10,510,524    $    7,796,281
                                                                                --------------    --------------

Minority interest of consolidated subsidiary                                                --                --

Stockholders' equity (deficit) (Note 10):
Preferred stock, 2,500,000 shares authorized:
     Series D convertible preferred stock, no par value; liquidation value of
     $126.81 per share; 15,000 shares authorized; 8,201.5
     shares outstanding as of April 30, 2005 and 2004 respectively                   1,040,222         1,040,222
     Series F convertible preferred stock, no par value; liquidation value of
     $16.675 per share; 25,000 shares authorized; 18,800
     shares issued and outstanding as of April 30, 2005 and 2004,                      313,490           313,490
     Respectively
Common stock, $0.001 par value; 100,000,000 shares authorized; 10,486,398 and
     9,007,460 shares issued at April 30, 2005 and 2004, respectively, and
     6,315,998 and 4,869,896 shares outstanding as of April 30, 2005
     and 2004, respectively                                                              6,316             4,870
Additional paid-in capital                                                          16,022,441        13,650,274
Accumulated deficit                                                                (18,115,317)      (14,535,675)
                                                                                --------------    --------------
Total stockholders' equity (deficit)                                                  (732,848)          473,181
                                                                                --------------    --------------

Total liabilities and stockholders' equity (deficit)                            $    9,777,676    $    8,269,462
                                                                                ==============    ==============

        See accompanying notes to these consolidated financial statements

                       ANZA CAPITAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                               Year Ended
                                                           --------------------------------------------------
                                                           April 30, 2005    April 30, 2004    April 30, 2003
                                                           --------------    --------------    --------------
Revenues:
      Brokerage                                            $   48,772,625    $   62,142,504    $   56,918,172
      Sales of loans, net                                         745,459           319,114           336,784
      Real estate services and other                              771,348           597,902           588,562
                                                           --------------    --------------    --------------
                                                               50,289,432        63,059,520        57,843,518
                                                           --------------    --------------    --------------

Cost of revenues:
      Brokerage                                                36,382,604        47,933,581        42,698,822
      Real estate services and other                              664,766           551,451           509,594
                                                           --------------    --------------    --------------
                                                               37,047,370        48,485,032        43,208,416
                                                           --------------    --------------    --------------

Gross profit                                                   13,242,062        14,574,488        14,635,102
                                                           --------------    --------------    --------------

Operating expenses:
      General and administrative                               11,804,047        12,863,232        10,486,962
      Stock-based compensation and consulting fees              1,650,207                --                --
      Selling and marketing                                     2,445,404         2,201,119         2,859,830
      Provision for litigation losses                             740,178           421,800           300,000
      Non-recurring settlement expenses, net                           --                --           (78,543)
      Impairment of goodwill                                           --           195,247           150,000
                                                           --------------    --------------    --------------
                                                               16,639,836        15,681,398        13,718,249
                                                           --------------    --------------    --------------

Operating income (loss)                                        (3,397,774)       (1,106,910)          916,853
Other income (expense)
Interest expense                                                 (252,415)          (37,155)         (146,572)
Other income (expense), net                                       122,052           (39,511)          (33,889)
                                                           --------------    --------------    --------------
Income (loss) from continuing operations                   $   (3,528,137)   $   (1,183,576)   $      736,392
                                                           --------------    --------------    --------------

Income from discontinued operations                        $           --    $       60,913    $      166,000
                                                           --------------    --------------    --------------
Net income (loss), before minority interest in losses
  of consolidated subsidiary                               $   (3,528,137)   $   (1,122,663)   $      902,392
                                                           ==============    ==============    ==============

Minority interest in losses of consolidated subsidiary             75,245                --                --
                                                           --------------    --------------    --------------
Net income (loss)                                              (3,452,892)       (1,122,663)          902,392

Preferred stock dividends                                        (126,750)               --                --
                                                           --------------    --------------    --------------

Net income (loss) available to common shareholders         $   (3,579,642)   $   (1,122,663)   $      902,392
                                                           ==============    ==============    ==============

Earnings (loss) per common share:
 Basic:
 Weighted average number of common shares                       4,885,038         4,866,681         2,777,656
 Net income (loss) per common share from
   continuing operations                                   $         (.73)   $        (0.24)   $         0.27

                       ANZA CAPITAL, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF OPERATIONS (CON'T)

                                                                               Year Ended
                                                           --------------------------------------------------
                                                           April 30, 2005    April 30, 2004    April 30, 2003
                                                           --------------    --------------    --------------
Net income (loss) per common share from
  discontinued operations                                  $           --    $         0.01    $         0.05
                                                           --------------    --------------    --------------
Net income (loss) per basic common share                   $         (.73)   $        (0.23)   $         0.32
                                                           ==============    ==============    ==============

Diluted:
  Weighted average number of common shares                      4,885,038         4,866,681         6,132,434
  Net income (loss) per common share from
    continuing operations                                  $         (.73)   $        (0.24)   $         0.12
  Net income per common share from
    discontinued operations                                $           --    $         0.01    $         0.03
  Net income (loss) per diluted common share               $         (.73)   $        (0.23)   $         0.15
                                                           ==============    ==============    ==============

        See accompanying notes to these consolidated financial statements

                       ANZA CAPITAL, INC. AND SUBSIDIARIES
            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
               FOR THE YEARS ENDED APRIL 30, 2003, 2004, AND 2005

                                                            A Preferred                C Preferred               D Preferred
                                                 ---------------------------  ---------------------------  -------------------------
                                                    Shares         Amount        Shares         Amount        Shares       Amount
                                                 ------------   ------------  ------------   ------------  ------------  -----------

Balances, April 30, 2002                              486,820   $    243,410        17,459   $  1,745,900            --  $        --

Shares issued for contract buyout

Shares issued as payment on loan payable

Shares issued to consultants

Shares issued as part of Global Settlement

Value of beneficial conversion feature on AMRES holding note

Issuance of Series A convertible preferred

Repurchase of Series A convertible preferred          (52,266)       (26,132)

Amortization of deferred stock compensation

Conversion of Series C convertible preferred                                        (1,056)      (105,600)

Restructuring of Series A convertible preferred
into Series E convertible preferred                  (434,554)      (217,278)

Restructuring of Series C convertible preferred
into Series D convertible preferred                                                (16,403)    (1,640,300)      8,201.5    1,040,222

Value of warrants granted in connection with debt

Net Loss
                                                 ------------   ------------  ------------   ------------  ------------  -----------
Balances, April 30, 2003                                   --             --            --             --       8,201.5    1,040,222
                                                 ============   ============  ============   ============  ============  ===========

Shares issued to employees and directors

Shares issued to consultants

Amortization of deferred compensation

Conversion of Series C convertible preferred

Repurchase of Series A convertible preferred

Restructuring of Series A convertible preferred into Series E convertible preferred

Restructuring of Series C convertible preferred into Series D convertible preferred

Value of warrants ascribed to Series D
convertible preferred

Restructuring of AMRES holding note

Issuance of Laguna settlement shares

Cancellation of Laguna warrants

Net income

                                                 ------------   ------------  ------------   ------------  ------------  -----------
Balances, April 30, 2004                                   --             --            --             --       8,201.5  $ 1,040,222
                                                 ============   ============  ============   ============  ============  ===========

Dividends - Series D convertible preferred

Dividends - Series F convertible preferred

Issuance of dividends shares declared in 2004 -
Series D

Issuance of dividends shares declared in 2004 -
Series F

Issuance of common  stock as consulting expense

Issuance of AMRES shares to consultants

Reclassification of minority interest portion of AMRES equity from the issuance of shares to minority interests

Issuance of stock for cash

Issuance of stock as compensation expense

Issuance of warrants with Series G preferred stock

Issuance of warrants as consulting expense

Issuance of warrants with convertible debt

Beneficial conversion feature on convertible debts

Beneficial conversion feature on issuance of Series G preferred stock

Conversion of AMRES debt to equity, net gain of
$110,398

Net loss attributable to common shareholders
                                                 ------------   ------------  ------------   ------------  ------------  -----------
Balances as of April 30, 2005                              --             --            --             --       8,201.5  $ 1,040,222
                                                 ============   ============  ============   ============  ============  ===========

        See accompanying notes to these consolidated financial statements


                                   B-13 & B-14

                       ANZA CAPITAL, INC. AND SUBSIDIARIES
            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) FOR THE YEARS ENDED APRIL 30, 2003, 2004 AND 2005 (CON'T)

                                                            E Preferred                F Preferred               Common Stock
                                                 ---------------------------  ---------------------------  -------------------------
                                                    Shares         Amount        Shares         Amount        Shares       Amount
                                                 ------------   ------------  ------------   ------------  ------------  -----------
Balances, April 30, 2002                                   --   $         --            --   $         --     2,066,970  $     2,067
                                                 ------------   ------------  ------------   ------------  ------------  -----------

Shares issued for employees and directors                                                                       199,000          199

Shares issued as payment on loan payable

Shares issued to consultants                                                                                    152,500          153

Shares issued as part of Global Settlement

Value of beneficial conversion feature on AMRES holding note

Restructuring of Series A convertible
preferred into Series E convertible preferred         217,278        217,278

Repurchase of Series A convertible preferred and distribution of dividends

Restructuring of Series C convertible
preferred into Series D convertible preferred                                                                 1,675,000        1,675

Conversion of Series C convertible preferred                                                                    286,426          286

Shares issued in settlement with consultant

Restructuring of AMRES holding note                                                 18,800        313,490       300,000          300

Issuance of Laguna settlement shares                                                                            150,000          150
Cancellation of Laguna warrants
Net income

                                                 ------------   ------------  ------------   ------------  ------------  -----------
Balances, April 30, 2003                              217,278        217,278        18,800        313,490     4,829,896        4,830
                                                 ============   ============  ============   ============  ============  ===========

Shares issued to employees and directors

Repurchase of Series E convertible preferred          (92,278)       (92,278)

Shares Issued to Consultant                                                                                      40,000           40

Conversion of Series C convertible preferred

Liquidation of Series E convertible preferred
through exchange of interest on secured notes
receivable                                           (125,000)      (125,000)

Restructuring of Series A convertible
preferred into Series E convertible preferred

Restructuring of Series C convertible
preferred into Series D convertible preferred

Value of warrants ascribed to Series D
convertible preferred

Restructuring of AMRES holding note

Issuance of Laguna settlement shares
Cancellation of Laguna warrants
Net income
                                                 ------------   ------------  ------------   ------------  ------------  -----------

Balances, April 30, 2004                                   --             --        18,800        313,490     4,869,896        4,870
                                                 ============   ============  ============   ============  ============  ===========

Dividends - Series D convertible preferred                                                                      825,552          825

Dividends - Series F convertible preferred                                                                      131,600          132

Issuance of dividend shares declared in 2004 -
Series D                                                                                                        224,386          224

Issuance of dividend shares declared in 2004
-  Series F                                                                                                     164,500          165

Issuance of common stock as consulting expense                                                                  100,000          100

Issuance of AMRES shares to consultants

Reclassification of minority interest portion of AMRES equity from the issuance of shares to minority interests

Issuance of stock for cash

Issuance of stock as compensation expense

Issuance of warrants with Series G preferred stock

Issuance of warrants as consulting expense

Issuance of warrants with convertible debt

Beneficial conversion feature on convertible debt

Beneficial conversion feature on issuance of Series G preferred stock

Conversion of AMRES debt to equity, net gain of $110,398

Net loss attributable to common shareholders
                                                 ------------   ------------  ------------   ------------  ------------  -----------

Balances as of April 30, 2005                              --             --        18,800        313,490     6,315,934        6,316
                                                 ============   ============  ============   ============  ============  ===========

       See accompanying notes to these consolidated financial statements.


                                   B-15 & B-16

                       ANZA CAPITAL, INC. AND SUBSIDIARIES
            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) FOR THE YEARS ENDED APRIL 30, 2003, 2004 AND 2005 (CON'T)

                                                     Additional
                                                      Paid-in            Deferred         Accumulated
                                                      Capital          Compensation         Deficit             Total
                                                  ---------------    ---------------    ---------------    ---------------
Balances, April 30, 2002                          $    12,321,894    $       (57,958)   $   (13,810,145)   $       445,168
                                                  ---------------    ---------------    ---------------    ---------------

Shares issued to employees and directors                   84,131                                                   84,330

Shares issued to consultants                               85,247                                                   85,400

Amortization of deferred compensation                                         57,958                                57,958

Conversion of Series C convertible preferred              122,664                               (17,050)               300

Repurchase of Series A convertible preferred                                                    (21,995)           (48,127)

Restructuring of Series A preferred into
Series E convertible preferred                                                                                          --

Restructuring of Series C preferred into
Series D convertible preferred                            902,825                              (337,125)           (32,703)

Value of warrants ascribed to Series D
convertible preferred                                      39,346                                                   39,346

Restructuring of AMRES holding note                       161,700                                                  475,490

Issuance of Laguna settlement shares                       53,850                                                   54,000

Cancellation of Laguna warrants                          (132,543)                                                (132,543)

Net income                                                                                      902,392            902,392

Value of warrants granted in connection with debt

Net loss

                                                  ---------------    ---------------    ---------------    ---------------
Balances, April 30, 2003                               13,639,114                 --        (13,283,923)         1,931,011
                                                  ===============    ===============    ===============    ===============

Repurchase of Series E convertible preferred                                                                       (92,278)

Shares Issued to Consultant                                11,160                                                   11,200

Dividends - Series E convertible preferred                                                      (20,201)           (20,201)

Dividends - Series F convertible preferred                                                     (108,888)          (108,888)

Liquidation of Series E convertible
preferred through exchange of interest on
secured notes receivable                                                                                          (125,000)

Net loss                                                                                     (1,122,663)        (1,122,663)
                                                  ---------------    ---------------    ---------------    ---------------
Balances, April 30, 2004                               13,650,274                           (14,535,675)           473,181
                                                  ===============    ===============    ===============    ===============

Dividends - Series D convertible preferred                 71,978                               (72,803)                --

Dividends -  Series F convertible preferred                12,600                               (12,732)                --

Issuance of dividend shares declared in
2004-Series D                                              62,604                                                   62,828

Issuance of dividend shares declared in
2004-Series F                                              45,895                                                   46,060

Issuance of common stock  as consulting
expense                                                   703,780                                                  703,780

Issuance of AMRES shares to consultants                   900,000                                                  900,000

Reclassification of minority interest
portion of AMRES equity from the issuance of
shares to minority interests                              (75,245)                                                 (75,245)

Issuance of stock for cash                                 19,500                                                   19,500

Issuance of stock as compensation expense                   7,000                                                    7,000

Issuance of warrants with Series G preferred
stock                                                      96,718                               (12,374)            84,344

Issuance of warrants as consulting expense                 39,427                                                   39,427

Issuance of warrants with convertible debt                 10,175                                                   10,175

Beneficial conversion feature on convertible
debt                                                      240,412                                                  240,412

Beneficial conversion feature on issuance of
Series G preferred stock                                  225,821                               (28,841)           196,980

Conversion of AMRES debt to equity, net gain
of $110,398                                                11,602                                                   11,602

Net Loss attributable to common shareholders                                                 (3,452,892)        (3,452,892)
                                                  ---------------    ---------------    ---------------    ---------------

Balances as of April 30, 2005                     $    16,022,441                       $   (18,115,317)   $      (732,848)
                                                  ===============    ===============    ===============    ===============

       See accompanying notes to these consolidated financial statements.


                                   B-17 & B-18

                               ANZA CAPITAL, INC.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                           Twelve Months     Twelve Months     Twelve Months
                                                              Ended             Ended             Ended
                                                          April 30, 2005    April 30, 2004    April 30, 2003
                                                          --------------    --------------    --------------
Cash flows from operating activities:

     Net income (loss) available to common shareholders   $   (3,579,642)   $   (1,122,663)   $      902,392

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:

     Stock-based consulting fees                               1,643,207                --                --

     Stock-based compensation                                      7,000            11,200           169,730

     Provision for losses on brokered loans                           --                --           300,000
     Loss on disposal of assets                                       --            45,409                --

     Impairment of goodwill                                           --           195,247           150,000

     Gain on settlement of obligations                                --                --           (78,543)
     Gain on conversion of AMRES notes
       payable                                                  (110,398)               --                --

     Depreciation                                                 68,541            90,185            48,054
     Minority interest in losses of consolidated
       subsidiary                                                (75,245)               --                --
     Amortization of discounts on convertible
       notes payable                                             189,272                --            30,726

     Amortization of deferred stock compensation                      --                --            57,958
     Interest and beneficial conversion related
       charges                                                   136,926                --                --
     Accrued interest and accretion on notes                       4,620                --                --

Changes in Assets/Liabilities
     Increase (decrease)  in other current
       liabilities                                                    --           (75,601)           49,367

     Increase (decrease)  in commissions payable                (828,136)          231,753         1,478,072

     Increase in accrued liabilities                             669,749           339,242            80,000

     Increase in accrued interest expense                             --                --            58,552

     Decrease in other current assets                             74,410                --            80,417
     Decrease (increase) in prepaid and other
       current assets                                              1,796            56,850           (26,560)
     Decrease (increase) in loans held for sale,
       net                                                    (2,236,039)        3,950,712        (6,531,923)
     Decrease (increase) in commissions and
       accounts receivable                                       793,574           484,509        (1,184,282)

     (Decrease) increase in accounts payable                    (134,307)         (462,800)          453,190
                                                          --------------    --------------    --------------

                               ANZA CAPITAL, INC.
                                AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF CASH FLOWS (CON'T)

                                                            Twelve Months     Twelve Months     Twelve Months
                                                               Ended             Ended             Ended
                                                           April 30, 2005    April 30, 2004    April 30, 2003
                                                           --------------    --------------    --------------
     Net cash provided by (used in) operating activities       (3,374,672)        3,744,043        (3,962,850)
                                                           --------------    --------------    --------------

Cash flows from investing activities:

     Acquisitions of property and equipment                        (8,181)         (126,023)         (187,668)

     Issuance of secured note receivable                               --          (200,000)               --
     Proceeds from sale of portion of secured
       note receivable                                                 --            50,000                --

     Other assets                                                      --           (73,867)          (22,879)
                                                           --------------    --------------    --------------

     Net cash used in investing activities                         (8,181)         (349,890)         (210,547)
                                                           --------------    --------------    --------------

Cash flows from financing activities:
     Borrowings from (repayments of) unsecured
       line of credit                                              75,000                --          (200,000)

     (Repayments) advances on warehouse line
       of credit, net                                           2,171,433        (3,907,344)        6,469,333

     Payments on notes payable and capital leases                 (78,765)           74,534                --

     Proceeds from convertible notes payable                      308,000                --                --

     Issuance of stocks                                            19,500                --                --
     Repurchase of Series E convertible preferred
       stock                                                           --           (92,278)          (26,133)

     Dividends on Series E convertible preferred
       stock                                                           --           (20,199)          (21,995)
                                                           --------------    --------------    --------------

     Net cash provided by (used in) financing
      activities                                                2,495,168        (3,945,287)        6,221,205
                                                           --------------    --------------    --------------

Net increase (decrease) in cash and cash equivalents             (887,685)         (551,134)        2,047,808

Cash and cash equivalents at beginning of period                2,204,525         2,755,659           707,851
                                                           --------------    --------------    --------------

Cash and cash equivalents at end of period                 $    1,316,840    $    2,204,525    $    2,755,659
                                                           ==============    ==============    ==============

                               ANZA CAPITAL, INC.
                                AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF CASH FLOWS (CON'T)

                                                         Twelve Months    Twelve Months     Twelve Months
                                                            Ended            Ended             Ended
                                                        April 30, 2005   April 30, 2004    April 30, 2003
                                                        --------------   --------------    --------------
Non-cash financing activities:
     Exchange of Series E convertible preferred stock
       for interest in secured note receivable          $           --   $      125,000   $           --
                                                        ==============   ==============   ==============
     Settlement of debt with issuance of common stock   $           --   $           --   $       54,000
                                                        ==============   ==============   ==============
     Conversion of Series C convertible preferred
       stock to common stock                            $           --   $           --   $      122,950
                                                        ==============   ==============   ==============
     Exchange of Series A convertible preferred stock
       to Series E convertible preferred stock          $           --   $           --   $      217,277
                                                        ==============   ==============   ==============
     Exchange of Series C convertible preferred to
       Series D convertible preferred, common stock
       and accrued dividends                            $           --   $           --   $      736,596
                                                        ==============   ==============   ==============
     Warrants issued for bridge financing, debt
       conversions, marketable securities, subject to
       rescission                                       $           --   $           --   $           --
                                                        ==============   ==============   ==============
     Conversion of AMRES notes payable to equity        $       11,602   $           --   $           --
                                                        ==============   ==============   ==============

Supplemental cash flow information:
Cash paid for interest                                  $       66,504   $       37,155   $       27,937
                                                        ==============   ==============   ==============
Income taxes were not significant during the periods
presented

        See accompanying notes to these consolidated financial statements

                       ANZA CAPITAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - GENERAL

ANZA CAPITAL, INC. ("ANZA" or the "Company"), a Nevada corporation, was originally incorporated on August 18, 1988, under the name of Solutions, Inc. Subsequently, its name was changed to Suarro Communications, Inc. on August 16, 1996. On February 12, 1999, May 12, 1999, January 18, 2000, and February 2, 2000, the entity changed its name to e-Net Corporation, e-Net Financial Corporation, e-Net.Com Corporation and e-Net Financial.Com Corporation, respectively. On January 2, 2002, the entity changed its name to Anza Capital, Inc.

On April 12, 2000, ANZA acquired American Residential Funding, Inc. ("AMRES") and Bravo Real Estate, Inc. from EMB Corporation ("EMB"). AMRES is a Nevada corporation organized on March 13, 1998 for the purpose of brokering conventional loans. ANZA is a holding company which operated through these two subsidiaries. Bravo Real Estate, Inc. was exchanged for 100% interest in American Union Escrow on April 20, 2005. AMRES represents 99% of the revenues and 92% of the assets of ANZA.

Effective in April 2003, (a) our preferred stockholders exchanged their Series A and Series C preferred stock for newly created Series E and Series D preferred stock, respectively, (b) our President exchanged cancelled options and converted debt into common stock and newly created Series F preferred stock, and (c) our common stock underwent a one-for-twenty reverse stock split, resulting in a decrease in our outstanding common stock from 99,350,000 shares to 4,829,896 shares. All common shares and per share amounts in the accompanying financial statements have been adjusted retroactively to effect the reverse stock split.

On April 20, 2005, the Company agreed to assign all assets and interests known as Bravo Real Estate Network, BravoRealty.com to the Company's Chief Operating Officer in exchange for certain assets and interests of one of its non-affiliated branch offices. Total assets transferred in the exchange and operations of the interests were immaterial to the company's financial position and its results of operations. Total losses associated with the transfer amounted to approximately $2,800 and have been included in other income (expense) in the accompanying financial statements.

NOTE 2 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Going Concern Considerations

The accompanying consolidated financial statements have been prepared assuming ANZA will continue as a going concern, which contemplates that assets and liabilities will be settled at amounts in the normal course of business. ANZA incurred a loss from operations during the year ended April 30, 2005 of $3,579,642, had an accumulated deficit of $18,115,317 at April 30, 2005, and working capital deficiency of $732,848. In addition, AMRES is still a defendant in a significant amount of litigation for which the outcome is uncertain. During the year ended April 30, 2005, ANZA settled some of the significant cases and the insurance covered most of the losses. However, because of the claims, the insurance company increased the deductible which caused the loss of the warehouse line of credit and the discontinuance of the mortgage banking operations which has a major impact in the profitability of AMRES. Management has implemented cost control and reduction of personnel costs. Management has also evaluated the branches and has closed a few that were not profitable. In addition, some branches have closed voluntarily. If ANZA continues to experience losses, management will require additional working capital through debt or equity sources. At present, ANZA has no commitments for long-term financing. There are no assurances that management will be successful in its plans. These factors raise substantial doubt about the Company's ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Significant Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates made by management relate to provisions for loss on loans brokered, which enter into default immediately after closing, loans held for sale, litigation loss provisions, and allowances for deferred tax assets.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of ANZA and its subsidiaries, collectively, the "Company." All significant intercompany transactions and balances have been eliminated in consolidation.

Revenue Recognition

Commissions generated from brokering loans are recognized at the date of close. Notary services related revenue were recognized when the services were performed. Loan origination fees are deferred and recorded upon the sale of loans to third parties without recourse, and whereby ANZA has no continuing involvement.

Loans Held for Sale

Loans held for sale represent mortgage loans originated and held by ANZA, pending sale, to interim and permanent investors. ANZA sells loans it originates, typically within 30 days of origination, rather than holding them for investment. ANZA sells loans to institutional loan buyers under existing contracts. ANZA sells the servicing rights to its loans at the time it sells those loans. Typically, ANZA sells the loans with limited recourse. This means that, with some exceptions, the Company reduces its exposure to default risk at the time it sells the loan, except that it may be required to repurchase the loan if it breaches the representations or warranties that it makes in connection with the sale of the loan, in the event of an early payment default, or if the loan does not comply with the underwriting standards or other requirements of the ultimate investor. In the event ANZA is required to repurchase a loan, management will assess the impact of losses, which results from a repurchased loan. To date, no loans have been repurchased which were originated, funded and sold by ANZA; however, the Company has participated in settlements for damages as a result of default loans. The mortgage banking operations have been discontinued as of May 31, 2005 because of the closure of the warehouse line of credit due to ANZA's inability to meet the maximum deductible requirement for the errors and omissions insurance. There is one loan left to be sold and is being re-underwritten.

Gains and losses on loans sold are recognized at the time legal title transfers to the investor based upon the difference between the sales proceeds and the basis of the loan sold. Basis in the loans held for sale includes the cost of the loan, less loan and processing fees charged to the borrower, plus certain direct costs. The mortgages are carried at the lower of cost or market as determined by outstanding commitments from investors or current investor yield requirements calculated on the aggregate loan basis. Management evaluates impairment of loans held for sale based on their estimated fair value. If impairment exists, ANZA records a charge to earnings. During the year ended April 30, 2005, ANZA realized a net gain on the sale of loans of $745,459.

The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 140") in September of 2000. SFAS 140 is a replacement of Statement of Financial Accounting
Standards No. 125 ("SFAS 125"), revising the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures. However, SFAS 140 retains most of SFAS 125's provisions without reconsideration. All sales of loans and servicing rights are legally transferred at the time of sale; therefore, transfer of these assets and liabilities at the time of sale is appropriate. Management reviews reports of 30 day defaults or events of fraud, which could require the Company to reacquire the loans. At April 30, 2005, such amounts for 30 day defaults are not significant.

The FASB issued Interpretation No. 45, "Guarantors' Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 elaborates on the existing disclosure requirements for most guarantees, including loan guarantees such as standby letters of credit. It also requires that at all times a company issues a guarantee, that a company must recognize an initial liability for the fair market value of the obligations it assumes under that guarantee and must disclose that information in its financial statements. Guarantees by the officer cannot easily be fairly valued because of the related-party nature of the guarantees and significant equity interest in affiliates held by the guarantor.

Cash and Cash Equivalents

ANZA considers all liquid investments with an original maturity of 90 days or less to be cash equivalents. Balances in bank accounts may, from time to time, exceed federally insured limits. As of April 30, 2005 and 2004, the Company maintained standby letters of credit, collateralized by the balances of two cash accounts. As of April 30, 2005 and 2004, the Company had $383,463 and $391,864, respectively of restricted cash located in cash on the accompanying consolidated balance sheets. The purpose of the letters of credit is to comply with certain states' bond requirements.

Property and Equipment

Property and equipment are recorded at cost. Significant renewals and betterments, which extend the life of the related assets, are capitalized. Maintenance and repairs are charged to expense as incurred. Property and equipment are depreciated using the straight-line method over the estimated useful lives of the related assets, ranging from three to seven years. Assets, which have a separable life, are depreciated over the life of those assets. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations.

Goodwill

Goodwill during the periods presented was not amortized in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets". As of January 31, 2004, management suspended all operations relating to Expidoc due to a sudden shift in customer base and the loss of Expidoc's major customer. Thus, an impairment charge in the amount of $175,247 was recorded during the quarter ended January 31, 2004 to write off all unamortized goodwill related to Expidoc. In addition, the Company recorded an impairment charge in the amount of $20,000 to reduce the carrying value of Titus to zero as of January 31, 2004. For the year ended April 30, 2003, the Company recorded an impairment charge of $150,000 relating to goodwill associated with Titus. As of April 30, 2004 and 2005, goodwill amounts are zero.

Advertising Costs

Advertising costs are expensed when the advertising or promotion is published or presented to consumers. Advertising expenses for the years ended April 30, 2005, 2004, and 2003 were $929,245, $1,062,093 and $505,959, respectively.

Gains or Losses from the Extinguishment of Debt

ANZA follows the provisions of SFAS 145. SFAS 145 impacts ANZA only with respect to the rescission of SFAS 4, relating to how gains and losses from the extinguishment of debt are classified. ANZA reports all gains and losses on settlements of debt as components of operating income and losses. During the year ended April 30, 2003, ANZA had a gain on settlement of debt in the amount of $78,543; see Note 9 for additional information.

Income Taxes

ANZA accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes," whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between bases used for financial reporting and income tax reporting purposes. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that ANZA will not realize tax assets through future operations.

Fair Value of Financial Instruments

Statement of Financial Accounting Standard No. 107, "Disclosures About Fair Value of Financial Instruments" ("SFAS 107"), requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. SFAS 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following methods and assumptions were used by ANZA in estimating fair values of financial instruments as disclosed herein:

Cash and Cash Equivalents

The carrying amounts of cash and short-term instruments approximate their fair value. Accounts receivable, accounts payable, and accrued expenses approximate fair value due to the immediate or short-term maturity of these financial instruments.

Loans Held for Sale

For variable-rate loans that re-price frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed rate loans are estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable. All loans held for sale, except one, were sold shortly after the year ended April 30, 2005 without any losses recognized, hence the carrying values of these loans approximate the fair value.

Short-Term Borrowings

The carrying amounts of federal funds purchased and other short-term borrowings maturing within 90 days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

Accrued Interest

The carrying amounts of accrued interest approximate their fair values.

Off-Balance-Sheet Instruments

The Company generally does not charge commitment fees. Fees for standby letters of credit and their off-balance-sheet instruments are not significant for the periods presented.

Stock-Based Compensation

Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), defines a fair value based method of accounting for stock-based compensation. However, SFAS 123 allows an entity to continue to measure compensation cost related to stock and stock options issued to employees using the intrinsic method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") Entities electing to remain with the accounting method of APB 25 must make pro forma disclosures of net income (loss) and earnings (loss) per share, as if the fair value method of accounting defined in SFAS 123 had been applied. ANZA continues to account for stock-based compensation under APB 25. Stock-based compensation for non-employees is accounted for using the fair value approach consistent with SFAS 123. See below for discussion of Statement of Financial Accounting Standard No. 148 "Accounting for Stock-Based Compensation-Transition and Disclosure" ("SFAS 148") which addresses financial accounting and reporting for recording expenses for the fair value of stock options.

Earnings Per Common Share

ANZA presents basic earnings per share ("EPS") and diluted EPS on the face of the consolidated statement of operations. Basic EPS is computed as net income
(loss) divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options, warrants, and other convertible securities. Dilutive securities, including the Series D Convertible Preferred Stock and the Series F Convertible Preferred Stock, were not included in the computations of loss per share for the twelve months ended April 30, 2005 and 2004 since their effects are anti-dilutive. As of April 30, 2003, dilutive shares related to the Series D preferred amounted to 1,040,222, while dilutive shares relating to the Series F and Series E preferred amounted to 1,880,000 and 434,556, respectively.

Reporting Comprehensive Income

ANZA reports the components of comprehensive income using the income statement approach. Comprehensive income includes net income (loss), as well as certain non-shareholder items that are reported directly within a separate component of stockholders' equity (deficit) and bypass net income (loss). The provisions of this statement had no impact on the accompanying consolidated financial statements.

Disclosures about Segments of an Enterprise and Related Information

Management discloses financial and descriptive information about an enterprise's operating segments in annual and interim financial reports issued to stockholders. An operating segment is a component of an enterprise that engages in business activities that generate revenue and incur expense, whose operating results are reviewed by the chief operating decision-maker in the determination of resource allocation performance, and for which discrete financial information is available. See Note 12 for these disclosures.

Significant Customer Concentration

For the years ended April 30, 2005 and 2004, four investors accounted for one hundred percent of the purchasers of loans held for sale and accounted for one hundred percent of the revenues from the mortgage banking business. One investor purchased approximately 70% and 64% of the funded loans in the year ended April 30, 2005 and 2004 respectively.

Minority Interest in Losses of Consolidated Subsidiary

The Company has recorded the pro-rata share of AMRES' equity owned by the minority interests of $75,245 as of April 30, 2005 as minority interest in consolidated subsidiary, and has recorded the pro-rata allocation of losses of AMRES as "Minority Interest in Losses of Consolidated Subsidiary" on the accompanying consolidated statement of operations. All gains and losses on the sales and issuances of minority shares have been recorded in accordance with Topic 5-H, which requires gain recognition when the sales proceeds exceed the pro-rata book value of the equity transferred. These gains totaled $110,398 as of April 30, 2005.

Recently Issued Accounting Statements

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure" which addresses financial accounting and reporting for recording expenses for the fair value of stock options. SFAS 148 provides alternative methods of transition for a voluntary change to fair value-based method of accounting for stock-based employee compensation. Additionally, SFAS 148 requires more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. ANZA has elected to continue to apply the intrinsic value-based method of accounting as allowed by APB 25 for employee stock-based compensation. The disclosure effects of SFAS 148 are not significant to ANZA for years presented since minimal activity occurred in fiscal 2004 or 2003 and no grants were made to employees during the years ended April 30, 2004 and 2003.

In May 2003, the FASB issued Statement of Financial Accounting Standard No. 150, "Accounting for Certain Financial Instruments with Characteristics of Liabilities and Equity" ("SFAS 150"). SFAS 150 establishes standards for how an issuer classifies and measurers in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. In accordance with SFAS 150, financial instruments that embody obligations for the issuer are required to be classified as liabilities. SFAS 150 shall be effective for financial instruments entered into or modified after May 31, 2003, and otherwise shall be effective at the beginning of the first interim period beginning after June 15, 2003. The Company's implementation of SFAS 150 did not have a material impact on the Company's consolidated financial statements.

In December 2004, the FASB issued Statement of Financial Accounting Standard No. 153, "Exchanges of Nonmonetary Assets," ("SFAS 153") an amendment to Accounting Principle Board Opinion No. 29, "Accounting for Nonmonetary Transactions" ("APB 29"). SFAS 153 eliminates certain differences in the guidance in APB 29 as compared to the guidance contained in standards issued by the International Accounting Standards Board. The amendment to APB 29 eliminates the fair value exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. Such an exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for nonmonetary asset exchanges occurring in periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in periods beginning after December 16, 2004. Management does not expect adoption of SFAS 153 to have a material impact, if any, on the Company's consolidated financial position or results of operations.

In December 2004, the FASB issued Statement of Financial Accounting Standard No. 123(R), "Share-Based Payment" ("SFAS 123(R)"). SFAS 123(R) amends SFAS 123, "Accounting for Stock-Based Compensation", and APB Opinion No. 25, "Accounting for Stock Issued to Employees". SFAS 123(R) requires that the cost of share-based payment transactions (including those with employees and non-employees) be recognized in the financial statements. SFAS 123(R) applies to all share-based payment transactions in which an entity acquires goods or services by issuing (or offering to issue) its shares, share options, or other equity instruments (except for those held by an ESOP) or by incurring liabilities (1) in amounts based (even in part) on the price of the company's shares or other equity instruments, or (2) that require (or may require) settlement by the issuance of a company's shares or other equity instruments. This statement is effective (1) for public companies qualifying as SEC small business issuers, as of the first interim period or fiscal year beginning after December 15, 2005, or (2) for all other public companies, as of the first interim period or fiscal year beginning after June 15, 2005, or (3) for all nonpublic entities, as of the first fiscal year beginning after December 15, 2005. In March 2005, the SEC announced it will permit companies to delay implementation until the beginning of their next fiscal year, instead of the next reporting period. Management has determined that they will adopt SFAS 123(R) as of the beginning of their next fiscal year, and is currently assessing the impact of this statement on its consolidated financial position and results of operations in 2006. In the interim, the Company is continuing to use the intrinsic value method in estimating employee stock compensation expense based on the fair value method of accounting. This method is allowed under SFAS 148, which amended SFAS 123 in December 2002, and proforma disclosure of fair value amounts is provided.

In May 2005, the FASB issued Statement of Financial Accounting Standard No. 154, "Accounting Changes and Error Corrections" ("SFAS 154"), that addresses accounting for changes in accounting principle, changes in accounting estimates and changes required by an accounting pronouncement in the instance that the pronouncement does not include specific transition provisions and error correction. SFAS 154 requires retrospective application to prior periods' financial statements of changes in accounting principle and error correction unless impracticable to do so. SFAS 154 states an exception to retrospective application when a change in accounting principle, or the method of applying it, may be inseparable from the effect of a change in accounting estimate. When a change in principle is inseparable from a change in estimate, such as depreciation, amortization or depletion, the change to the financial statements is to be presented in a prospective manner. SFAS 154 and the required disclosures are effective for accounting changes and error corrections in fiscal years beginning after December 15, 2005.

NOTE 3 - LOANS HELD FOR SALE

Loans held for sale as of April 30, 2005 and 2004 consist of 18 and 22 conventional uninsured mortgages originated by the Company, with various interest rates, respectively. Loans outstanding at April 30, 2005 were sold to investors subsequent to April 30, 2005. Details of the loans held for sale as of April 30, 2005 and 2004 are as follows:

                                        April 30, 2005                                 April 30, 2004
                        --------------------------------------------    --------------------------------------------

                         Number of       Total Loan        Average       Number of       Total Loan        Average
Loans Range                Loans           Amount       Interest Rate       Loans          Amount       Interest Rate
------------            ------------    ------------    ------------    ------------    ------------    ------------
$10,000 to $100,000                4    $    200,620            9.69%             14    $    720,375            8.69%
$100,001 to $200,000               3         422,774            7.12%              2         312,000            7.00%
$200,001 to $300,000               2         530,880            3.70%              4       1,129,350            6.19%
$300,001 to $400,000               1         361,580            1.00%              1         360,500            5.50%
Over $400,000                      8       4,390,340            2.23%              1       1,158,250           13.87%
                        ------------    ------------    ------------    ------------    ------------    ------------
                                  18       5,906,194                              22      3,680,475
                        ============                                    ============
Deferred fees,
  net of costs                               (19,244)                                        (29,564)
                                        ------------                                    ------------
                                        $  5,886,950                                    $  3,650,911
                                        ============                                    ============

      These loans were funded and collateralized by the warehouse credit line (Note 6).

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment consist of the following as of April 30, 2005 and 2004:

                                            2005                   2004
                                      ----------------      ----------------

Equipment                             $        320,462      $        382,961
Furniture and fixtures                          84,403                51,713
                                      ----------------      ----------------
                                               404,865               434,674

Less: accumulated depreciation                (221,073)             (190,522)
                                      ----------------      ----------------
                                      $        183,792      $        244,152
                                      ================      ================

During the years ended April 30, 2005, 2004 and 2003, depreciation expense totaled $68,541, $90,185 and $48,054, respectively.

NOTE 5 - GOODWILL

In accordance with Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets", goodwill during the periods presented was not amortized. As of January 31, 2004, management suspended and subsequently discontinued all operations relating to Expidoc due to a sudden shift in customer base and the loss of Expidoc's major customer. An impairment charge of $175,247 was recorded during the year ended April 30, 2004 to write off all unamortized goodwill related to Expidoc. The Company recorded a $150,000 impairment charge recorded related to Titus during the year ended April 30, 2003. In addition, the Company recorded an impairment charge in the amount of $20,000 to reduce the carrying value of Titus to zero as of January 31, 2004. As of April 30, 2005 and 2004, goodwill amounts are zero.

NOTE 6 - WAREHOUSE LINE OF CREDIT

The Company maintained a $10,000,000 warehousing line of credit dated May 20, 2004, which expired on May 31, 2005. The agreement was guaranteed by ANZA and its Chief Executive Officer. In addition, the agreement increased the various ratios and net worth requirements, minimum utilization requirements, and limits the warehouse period from 45 to 60 days depending on the type of loan. The interest rate was adjustable, based upon a published prime rate, plus an additional 0.5% to 2% and was payable monthly. In addition, the Company was required to pay a commitment fee equal to one quarter of 1% (.25%) per annum on the average unused credit limit if the usage of the line falls below 50% of the credit limit on an average basis, calculated monthly. The rate varies depending on the type of loan (conforming or non-conforming) with higher rates on non-conforming loans. The average interest rate charged during the year ended April 30, 2005, under the previous arrangement was 6.50% per annum; the range of interest rates was 5.50% per annum at April 30, 2005 from 5.00% per annum at April 30, 2004. The line of credit was collateralized by the loans held for sale. As of May 31, 2005 the Company lost the warehouse line of credit because AMRES could not get the Error and Omissions coverage with the deductible set by the bank's guidelines. No demand for repayment of the loan has been presented to the Company. The line of credit is classified as a current liability.

NOTE 7 - ACCRUED LIABILITIES

Accrued liabilities consist of the following as of:

                                       April 30, 2005        April 30, 2004
                                      ----------------      ----------------
Accrued loss contingencies            $        887,052      $        633,500
Accrued salaries and benefits                  352,721               161,610
Accrued professional fees                      312,500                61,557
Accrued dividends                                   --               108,888
Accrued interest                                41,289                14,910
                                      ----------------      ----------------
                                      $      1,593,562      $        980,465
                                      ================      ================

NOTE 8 - CONVERTIBLE NOTES PAYABLE

On June 27, 2001, ANZA obtained a short-term bridge loan from Laguna Pacific Capital Partners in the amount of $225,000, with a stated rate of interest at 7% per annum. Anza also executed a warrant agreement, which entitled Laguna Pacific to acquire up to $225,000 worth of Anza common stock for the total purchase price of $1.00, calculated at 70% of the closing stock price on the date immediately preceding the exercise date. The relative value of the warrant amounted to $132,543, and such amount was reflected as a discount to the note. Management of Anza sought relief, since the general partners of Laguna Pacific did not perform under certain terms of the agreement. On or about June 27, 2002, Anza entered into a settlement agreement and general mutual release with Laguna Pacific (the "Laguna Settlement"). As consideration under the Laguna Settlement, Anza repaid the $225,000 note, plus $9,000 in accrued interest, and the note was cancelled.

Subsequent to the Laguna Settlement, a dispute arose regarding whether or not the Laguna Settlement included and consequently canceled the warrants. On October 25, 2002, the board of directors authorized the issuance of 150,000 shares of ANZA's common stock upon exercise of the Laguna warrant. The stock was valued at the fair market value on the date the settlement which was calculated at $0.40 per share, less a 10% reduction based on the Rule 144 restriction. The value of the 150,000 shares issued to Laguna was determined to be $54,000. The value of the warrant immediately prior to the settlement was determined to be equal to the original relative value of the warrant, since no economic changes impacted the value of the warrant since the date of issuance. During the year ended April 30, 2003, management recorded a gain on the settlement as other income in the amount of $78,543.

NOTE 9 - ISSUANCE OF CONVERTIBLE NOTES AND WARRANTS BY A SUBSIDIARY

On October 11, 2004, the Company issued a secured convertible note payable totaling $125,000 to AMRES Holding, LLC, a related party partially owned and controlled by the Company's Chief Executive Officer. The note is secured by substantially all of AMRES' assets. Interest on this note is payable quarterly beginning on January 1, 2005 at 12% per annum, and the note matures on October 11, 2006. The note is convertible into the Company's common stock at 75% of the average closing bid price for the five days preceding the date of the conversion notice. As additional consideration, the Company issued a warrant to AMRES Holding, LLC to purchase 250,000 shares of the Company's common stock at $0.10 per share. The warrant is exercisable at any time between the closing date and a date which is five years from the closing date. The Company allocated the proceeds of the note to the note and warrants based on their relative fair values, resulting in a discount related to the warrant of $10,175. The discount is being amortized over the life of the note. As the conversion feature of the note at the time of issuance was beneficial to the holder, the Company recorded a discount on the note of $57,413. The discount is being amortized over the term of the note as interest expense. During the year ended April 30, 2005, the Company repaid $78,765 of the original $125,000 borrowed. As of April 30, 2005, the outstanding balance on this note was $46,235, and the unamortized discount was $17,185.

On January 7, 2005, the Company issued a convertible note payable to a private investor totaling $100,000. The Company received proceeds, net of all costs and fees, in the amount of $86,000. Interest on this note is payable monthly at 8% per annum, and the note matures on June 15, 2005. The note is convertible into shares of AMRES common stock at 50% of the bid price of AMRES common stock as reported on the Pink Sheet Market for the three trading days immediately preceding the date of the conversion notice. As the conversion feature of the note at the time of issuance was beneficial to the holder, the Company recorded a discount on the note of $100,000. The discount is being amortized over the term of the note as interest expense. During the year ended April 30, 2005, this convertible note payable was converted into 10,000,000 shares of AMRES common stock. The unamortized discount of $37,634 at the time of the conversion was immediately charged to interest expense.

On January 18, 2005, the Company issued a convertible note payable to a private investor totaling $55,000. The Company received proceeds, net of all costs and fees, in the amount of $47,980. Interest on this note is payable monthly at 10% per annum, and the note matures on June 15, 2005. The note is convertible into shares of AMRES common stock at 50% of the bid price of AMRES common stock as reported on the Pink Sheet Market for the three trading days immediately preceding the date of the conversion notice. As the conversion feature of the note at the time of issuance was beneficial to the holder, the Company recorded a discount on the note of $55,000. The discount is being amortized over the term of the note as interest expense. During the year ended April 30, 2005, $17,500 of this convertible note payable was converted into 2,000,000 shares of AMRES common stock. The unamortized discount amount of $7,621 at the time of conversion was immediately charged to interest expense. At April 30, 2005, the unamortized discount amounted to $16,331 and is reflected as a reduction in the convertible notes payable balance.

On February 10, 2005 the Company issued convertible notes payable to two private investors totaling $14,000 and $14,000. Interest on these notes are payable monthly at 8% per annum, and the notes mature on February 10, 2006. Both notes are immediately convertible into shares of AMRES common stock at a price equal to 50% of the average market price for the last three days prior to the conversion notice. As the conversion features of the notes at the time of issuance were beneficial to the holders, the Company recorded a discount on the notes of $14,000 and $14,000, respectively. The discounts are being amortized over the term of the notes as interest expense. During the year ended April 30, 2005, $0 and $4,500, respectively, of these convertible notes payable were converted into 0 and 525,862 shares, respectively, of AMRES common stock. The unamortized discount amount of $0 and $3,375, respectively, were immediately charged to interest expense. At April 30, 2005, the unamortized discounts amounted to $10,500 and $7,125, respectively, and are reflected as reductions in the convertible notes payable balance.

NOTE 10 - COMMITMENTS AND CONTINGENCIES

Capital Leases

As of April 30, 2005 and 2004, ANZA had no significant capital leases outstanding.

Operating Leases

ANZA leases its corporate office located in Costa Mesa, California, under a non-cancelable operating lease arrangement, which expires in June of 2008. In addition, ANZA leases certain of its branch offices under non-cancelable operating leases that expire through 2009. Also, business operations are conducted from numerous facilities, which are leased under month-to-month arrangements. Rent expense for the years ended April 30, 2005, 2004 and 2003 was $1,388,616, $1,596,261 and, $1,611,161 respectively, under the various leasing arrangements.

From time to time, the Company enters into month-to-month agreements with some of its non-affiliated branches, where by it makes lease payments on behalf of the branch.

Minimum future annual rental payments under the lease agreements with a term in excess of one year at April 30, 2005, are as follows:

          Years Ending April 30
         -----------------------

         2006      $     451,946
         2007            416,688
         2008            404,418
         2009            133,857
         2010                 --
                   -------------
                   $   1,406,909
                   -------------

Indemnifications

On December 9, 2002, the Company received notification from HUD requesting indemnification on up to 23 loans brokered by a former loan officer of the Company. AMRES executed and provided an indemnification agreement to HUD, as requested. On February 13, 2003, HUD notified AMRES that (i) without the loans originated by this particular loan officer, AMRES' default and claim rate would be an acceptable level to HUD, and (ii) as a result of the termination of that loan officer, and the execution of the indemnification agreement, the matter was closed.

During the year ended April 30, 2004, the Company received two demands for payment from HUD on claims totaling approximately $170,000. The first demand involved losses on five properties and the second demand involved losses on an additional property. All six properties were part of the original 23 properties referred to above. The Company carries errors and omissions insurance coverage, however, the Company received notification from their errors and omissions insurance carrier that their claim for coverage was denied. As a result of this denial, the Company estimated that their total liability under the indemnification agreement is approximately $200,000.

To date, the Company received demands for payments in the approximate amount of $197,000 and has paid all of the outstanding balance except for $60,000 for which the Company is requesting a credit for from HUD. The $60,000 represents a surplus that HUD received on the sale of two of the indemnified properties.

In May 2005, HUD conducted another audit of approximately 11 loan files originated by two of the company's branches in Riverside County, California. The Company recently received the findings from this audit, and while there were various minor discrepancies noted, there were only a few nominal monetary assessments against the Company.

State Audits

The Company is subject to certain state audits, which are typical in this industry. Often these audits uncover instances of non-compliance with various state licensing requirements. These instances of non-compliance may also translate into a particular state levying a fine or penalty against the Company along with the Company refunding any overpaid fees to the borrower. During the year ended April 30, 2004, the Company resolved actions with the states of Arizona, Kansas, Nevada and Virginia paying settlements totaling $93,000. The Company believes it is likely that a total of an additional $25,000 in the accompanying balance sheet as of April 30, 2004, which management believes is sufficient to cover any liability related to the audits. Subsequent to April 30, 2004, the company paid $145,170 in state and HUD audit settlement.

In June 2005, the Company was audited by the State of Virginia. The Company has not received the results of this audit.

Settlements or Resolved Matters

In November 2003, a former employee filed a lawsuit against the Company, the Chief Executive Officer of the Company, and AMRES. The Complaint alleged breach of contract and fraud arising out of the plaintiff's employment with the Company, and requested damages in excess of $5,000,000, plus attorney fees, interest, penalties, and punitive damages. The trial date was continued until December 6, 2004, but the matter was settled through mediation on November 24, 2004. By the terms of the settlement agreement, the amount of the settlement is confidential but the terms were very favorable and resulted in no material impact to the Company.

On June 1, 2004, the Company agreed to settle a claim by a lender who sought recovery on two loans involving alleged misrepresentation by the borrowers. The claims were for amounts of approximately $200,000. On or about June 1, 2004, the Company executed a settlement agreement for a total amount of $120,000, with an initial payment of $60,000 on June 1, 2004 and subsequent monthly payments of $10,000 for six months. The $120,000 is accrued in the financial statements as of April 30, 2004. As of the date of this disclosure, (August 26, 2005) the Company has paid this obligation in full.

During the current fiscal year, a lender requested that the Company reimburse them for two loans which went into default and were subsequently sold for a $150,000 loss. The loans were brokered by a branch of the Company. On July 19, 2004, the Company settled with the lender agreeing to make monthly payments of $10,000 starting on August 1, 2004 until a total of $138,000 was paid. As of April 30, 2005, the Company has paid $80,000 related to this settlement, with the balance of $58,000 included in accrued liabilities in the accompanying consolidated balance sheet. This matter is currently in litigation. Due to later discovered facts, the Company is disputing the basis for the settlement and believes that the lender, and not the Company, is responsible for the losses. The Company has filed a Cross-Complaint to recover the moneys the Company already paid.

In October 2003, a former employee filed a lawsuit against the Company, the Company's Chief Executive Officer and AMRES. The Complaint alleged breach of contract and fraud arising out of the plaintiff's employment with the Company and requested damages in excess of $2,000,000, plus attorney fees, interest, penalties, and punitive damages. The trial date was continued until March 2005, but the matter was settled through mediation on February 17, 2005. By the terms of the settlement agreement, the settlement amount is confidential, but the terms were favorable and resulted in no material impact to the Company.

On or about July 3, 2003, the Company filed a complaint against a former branch manager and filed an Amended Complaint on or about October 16, 2003. The allegations included breach of written contract; intentional and negligent misrepresentation; misappropriation of trade secrets; interference with economic relations; violation of Business & Professions Code 17200; breach of implied covenant of good faith and fair dealing; conversion and conspiracy. The defendant filed a cross-complaint against the Company alleging that the Company misclassified her employment status and that the Company was liable for money advanced on its behalf of approximately $250,000. The entire matter was settled on or about March 4, 2005. The terms of the settlement are confidential but were very favorable and resulted in no material impact to the Company.

On December 11, 2003, a competitor of the Company filed a suit alleging intentional interference with contract, conversion and trade name infringement, among other causes of action. The case settled through mediation in June 2005. The settlement agreement imposes a duty of good faith to refer at least one loan per month (on a broker basis) to the plaintiff until $8M in loan volume has been funded. Since the average loan amount to $400,000 approximately 20 loans will need to be referred and funded. The agreement does not contain a liquidated damages clause.

On or about May 18, 2004, a former assistant in one of the Company's branches filed a complaint alleging violations of California Labor Code Sections 202 and 203, claiming that the plaintiff was owed back commissions. The Company believes that this claim lacks merit as the plaintiff was not licensed at the time of her claims and thus not entitled to any commissions by law. This case settled on April 1, 2005 after a mandatory settlement conference. The Company was not impacted by this settlement.

On or about September 7, 2004, a complaint was filed against the Company and its Chief Executive Officer alleging fraud, negligent misrepresentation and a promise made without intent to perform The amount of damages claimed is approximately $250,000. On March 11, 2005, the Court sustained (without leave to amend) Defendants' Demurrer to plaintiff's Complaint. On May 25, 2005, the Court entered a Judgment of Dismissal of the entire action in the defendant's favor.

In March 2003, AMRES was served with a lawsuit brought by Oaktree Funding Corporation ("Oaktree") against nineteen defendants, including AMRES, the appraiser, escrow company, notary public, and borrowers involved in six (6) different loan transactions brokered by AMRES and funded by Oaktree. The Complaint alleges, among other things, that the defendants committed fraud, breach of contract, negligent misrepresentation, RICO violations, and unfair business practices. The Complaint requests damages in excess of $1,500,000, plus attorneys' fees, interest, penalties, and punitive damages. As of April 30, 2003, AMRES recorded a provision of $140,000 related to the belief of AMRES and of legal counsel that this was the maximum exposure attributable to this lawsuit. Subsequent to April 30, 2004, although AMRES believed the case lacked merit, AMRES agreed to mediation and on June 14, 2004, the matter settled in mediation for a maximum exposure to AMRES of $46,500. Of this amount, AMRES agreed to pay $31,500 up front and indemnify Oaktree for up to an additional $15,000 on three (3) additional properties. AMRES has maintained its cross action and will attempt to recover its losses from the remaining cross defendants. Based on the mediation, AMRES decreased their initial provision of $140,000 to $46,500 a decrease of $96,500, which has been reflected as a decrease to provision for litigation loss in the accompanying consolidated statement of operations for the year ended April 30, 2004. As of April 30, 2004, the $46,500 is included in accrued liabilities in the accompanying consolidated balance sheet.

On June 14, 2004, the matter settled in mediation for a total potential exposure to the Company of $46,500. Of this amount, the Company agreed to pay $31,500 up front and indemnify Oaktree for up to an additional $15,000 on three additional properties.

To date, no claims have been made on the three additional properties.

On December 10, 2003, First Franklin Financial Corporation filed claim against the Company in the Superior Court of the State of California for the County of Orange, alleging a breach of written mortgage purchase agreement. The original claim amount was for approximately $108,000. On May 4, 2004, the Company settled the matter with First Franklin for $52,500. Based on the settlement, the Company recorded a provision of $52,500 during the year ended April 30, 2004, which is included in accrued liabilities on the accompanying balance sheet. During the year ended April 30, 2005, the Company paid the settlement in full.

On May 28, 2004, the Company settled a claim from a borrower for alleged overcharges by one of the Company's former branches located in Kansas. The total settlement was $32,500.00, of which the company was responsible for $18,250. Another Company and potential defendant acknowledged responsibility for the remaining balance and, did in fact contribute said balance towards the total settlement amount. The $32,500 is accrued in the accompanying financial statements as of April 30, 2004. Subsequent to year-end the $32,500 was paid.

Active Litigation

On January 23, 2004, a former employee filed a claim against the Company in the Superior Court of California, for the County of Orange. The Complaint alleged breach of oral contract, claimed damages arising out of the plaintiff's employment with the Company, and requested damages in excess of $50,000 plus attorney fees, interest, penalties and punitive damages. On February 17, 2005, the Court granted the Company's Motion for Summary Adjudication and dismissed all but one cause of action. Plaintiff is considering an appeal.

On November 6, 2003, a borrower filed claim against the Company in the Superior Court of California, City and County of Alameda. Amongst others also named as defendants in this matter, is a former Loan Officer in the Company's San Francisco Branch Office. The complaint alleges fraudulent inducement of contract, rescission, conversion and negligence. Plaintiff's claim is for a total amount of $121,000 but the Company believes that the plaintiff has not shown any viable claim through the discovery process and believes that the Company will prevail at trial or even at a pretrial motion for Summary Judgment.

In May of 2004 a borrower filed suit against the Company, a branch manager and an individual, for allegations of fraud amongst other causes of action. The suit alleges that the individual named Paul Robertson deceived the borrowers who were seeking a construction loan to build a house on a vacant lot. The plaintiffs claim that they never received the house or the funds to construct the house and are seeking "compensatory damages exceeding $75,000" and "punitive damages exceeding $75,000". The plaintiffs are also seeking "reasonable attorneys' fees and costs. The Company is defending on the grounds that Robertson was not their agent and to the extent that he and the agent were somehow defrauding borrowers, it was being done outside of the course and scope of any agency relationship with the Company. The Company believes that the case lacks merit and is defending vigorously.

In June 2004, an Orange County, California based landlord filed a lawsuit was filed against the Company. The suit alleges that the Company breached a building lease and claims damages for the entire term of the lease through August 2007 of $886,332. The Company filed an Answer to the Complaint and a Cross-Complaint against a former Branch Manager and his business associate who signed the lease in question purporting to be officers of the corporation. The Company believes that this matter lacks merit and is defending vigorously in order to assure that the proper parties be accountable for any damages that are due the plaintiff. The Company obtained information and believes that the office leases, which are the subject of this litigation, have been re-leased to new tenants and that fact alone significantly reduces any damages to the plaintiff.

On or about July 30, 2004, a borrower filed a complaint against the Company, alleging violations of Michigan Consumer Protection Act, breach of contract, and intentional infliction of emotional distress. The Company believes that there are third parties that, at the very least, share in the liability to the plaintiff and is vigorously seeking to show same through the formal discovery process.

On or about September 20, 2004, a Class Action Complaint was filed, alleging the Company sent unsolicited advertisements to fax machines in violation of TCPA 47USC section 227. The Company is defending vigorously and also tendered the matter to People's Home Loans (a company owned by a former branch manager of the Company) for indemnification, as they were responsible for the actions that are subject to the Complaint. The Company recently received an indication that this matter will be resolved with nominal financial impact to the Company.

On or about November 10, 2004 a complaint was filed against the Company alleging breach of contract and warranty; deceptive trade practices; fraud; conversion; negligence; breach of fiduciary duty; unjust enrichment and conspiracy. The Complaint alleges damages in the approximate amount of $295,000. The Company is defending vigorously and has information and belief that there are third parties that will ultimately have liability in this matter and that plaintiff will also be found to share in the liability for its own damages. The plaintiff has expressed an interest in mediating the matter to a resolution.

On or about November 24, 2004, a Class Action case was filed against the Company, one of its former Branch Managers, and a third party entity, Spectrum Funding Group, Inc., which is operated by said former Branch Manager. The Complaint alleges damages & equitable relief for violations of the California Labor Codes; and California Unfair Business Practices Act. The matter was tendered to the former Branch Manager for indemnification based on his contract with the Company. The Company believes that the matter lacks merit and is defending vigorously. The Company also recently learned that this matter will likely be resolved with a nominal financial impact on the Company.

On or about December 15, 2004, a former loan officer filed a complaint against the Company, alleging Breach of Contract and Conversion. The Company believes that the matter lacks merit and is defending vigorously. The Company has had very positive informal negotiations with plaintiff and his counsel and believes that the two sides are very close to resolving this matter without a significant financial impact on the Company.

On March 31, 2005 a borrower filed a Complaint against the Company, as well as, an Investor of the Company and a Company to whom said Investor sold plaintiff's loan. The Complaint alleges Fraud; RESPA (12 U.S.C.A. section 2601 and TILA (15 U.S.C.A. section 1601 and its Regulation Z) violations. Defendants have filed for removal of case to Arbitration and are vigorously defending.

On April 22, 2005 an individual filed a Complaint against the Company and third parties, alleging counts of fraud, conversion, intentional infliction of emotional distress, (MCPA) MCL 445.901, (CSPA) MCL 445.1822(b), temporary & permanent injunction, breach of fiduciary duty, allegations of MCLA 440.3420 - conversion and negligence. The Company is defending vigorously and is preparing a motion for summary judgment requesting that the Court dismiss the Company as it is never closed a transaction for the individual and received no compensation from the company that did close a transaction for the individual.

On May 2, 2005 a Lender filed a Complaint against the Company alleging money agreements between the parties were breached. The Complaint states that plaintiff is owed $50,531 in monetary damages and attorneys' fees in the amount of $2,165. The Company is defending vigorously and believes that it will show that plaintiff is not entitled to any money from the Company.

On June 8, 2005 a former consultant of the Company filed a complaint alleging that the Company owes him $125,000 plus attorneys' fees due to a breach of contract. The Company is defending vigorously and has filed a Cross-Complaint against the plaintiff as the Company believes that the plaintiff fraudulently induced the Company into entering into the contract in the first place.

On June 17, 2005 a Lender filed a Complaint against the Company alleging $70,000 in damages resulting from the Company breaching a repurchase agreement. The
Company is vigorously defending the matter and has filed a Cross-Complaint against the Lender, the Lender's President and one of the Lender's executives as the Company believes that the Cross-Defendants induced the Company into entering into the repurchase agreement under false pretenses. The Company also believes that Cross-Defendants should be forced to return the amounts already paid out by the Company on the repurchase agreement.

On July 26, 2005 a Lender filed a Complaint against the Company alleging breach of contract, negligence, negligent misrepresentation. The Complaint alleges damages in excess of $25,000, punitive damages, attorney's fees, interest and costs. The complaint involves approximately 14 loans that allegedly originated at a former branch of the company in Michigan. Although the matter was recently filed, the company believes that substantial liability in this case wrests with the plaintiff itself as well as various individuals that were employed by the company but were acting outside the course and scope of their employment in relationship to the alleged damages suffered by plaintiff.

Additional Demands

On July 7,  2005  counsel  for a Lender  sent a  demand  letter  to the  Company involving a number of loans allegedly originated by various branches of the company. The Company is awaiting a formal demand from the Lender but anticipates that this claim will result in litigation as the Company believes that there are numerous third parties responsible for plaintiff's damages (as well as plaintiff being responsible to a certain degree for its own damages). Thus Cross-Complaints will need to be filed in order to properly place responsibility for plaintiff's damages.

The Company is subject to a limited number of claims and actions, which arise in the ordinary course of business. The litigation process is inherently uncertain, and it is possible that the resolution of the Company's existing and future litigation may adversely affect the Company's financial position, results of operations and cash flows.

Employment Agreements

On June 1, 2001, ANZA entered into an employment agreement with Vincent Rinehart, its chief executive officer. Under the terms of the agreement, ANZA is to pay a salary equal to $275,000 per year, subject to an annual increase of 10% commencing January 1, 2002, plus an automobile allowance of $1,200 per month and other benefits, including life insurance. The agreement is for a term of five years and provides for a severance payment in the amount of $500,000 and immediate vesting of all stock options in the event his employment is terminated for any reason, including cause. In addition, ANZA granted options to acquire 2,500,000 shares of ANZA common stock at $0.08 per share, which vested monthly over a three-year period. The options were cancelled as part of the restructuring transactions.

Future annual minimum payments for employment compensation packages as of April 30, 2006, are as follows:

       Year End
    April 30, 2006          402,628
                    ---------------
                    $       402,628
                    ===============

NOTE 11 - STOCKHOLDERS' EQUITY (DEFICIT)

Preferred Stock

On February 28, 2003, the board of directors of ANZA approved an amendment to ANZA's Articles of Incorporation to increase the authorized preferred stock from 1,000,000 shares to 2,500,000 shares, par value $0.001 per share, the rights, privileges, and preferences of which would be determined by the board of directors, in their sole discretion, from time to time. The preferred stock may be divided into and issued in one or more series. On March 5, 2003, the proposal was approved by written consent of a majority of ANZA's stockholders and became effective after ANZA's annual shareholders meeting on April 11, 2003.

Effective in April 2003, (a) the Company's preferred stockholders exchanged their Series A and Series C preferred stock for newly created Series E and Series D preferred stock, respectively, (b) the Company's President exchanged cancelled options and converted debt into common stock and newly created Series F preferred stock, and (c) the Company's common stock underwent a one-for-twenty reverse stock split, resulting in a decrease in outstanding common stock from 99,350,000 shares to 4,967,500 shares.

Series A / Series E Convertible Preferred Stock

During the years ended April 30 2002 and 2003, ANZA repurchased 13,180 and 52,266 shares of Series A Convertible Preferred Stock for $6,590 and $26,132 respectively. Also during the year ended April 30, 2003, ANZA declared and distributed $21,995 of dividends relating to the Series A Convertible Preferred Stock.

On February 28, 2003, the Company entered into an agreement, whereby the holders agreed to exchange 434,554 shares of Series A Convertible Preferred Stock for total of 217,278 shares of newly created Series E Convertible Preferred Stock. The effective date of the exchange was April 21, 2003. The Series A Convertible Preferred Stock had a liquidation value of $0.50 per share, or $217,278, which equates to the liquidation value of the Series E Convertible Preferred Stock of $1.00 per share, or $217,278 total. As such, ANZA did not incur any financial impact related to the exchange.

During the year ended April 30, 2004, the Company repurchased 92,278 shares of Series E Convertible Preferred Stock for $92,278. In addition, the Company declared and distributed $20,201 of dividends relating to the Series E Preferred Stock. The Company also executed an exchange agreement with the holders of the Series E Convertible Preferred Stock such that the Company exchanged an asset worth $125,000 as satisfaction of all outstanding amounts due to Series E Convertible Preferred holders. No gain or loss was recognized on the exchange. As of April 30, 2004, there were no shares of Series E Preferred Stock outstanding.

Each share of Series E Convertible Preferred Stock (after giving effect to the 1-for-20 reverse stock split) (i) has a liquidation preference (after the Series D Convertible Preferred Stock) equal to $1.00 per share, (ii) is entitled to a monthly, non-cumulative dividend equal to 12% per annum, payable in cash, and
(iii) may be converted, only upon the mutual written consent of the holder and ANZA, into common stock at the average of the closing bid price for the last ten days prior to the conversion date. The Series E Convertible Preferred Stock does not have any voting rights. In April 2004, the company executed an exchange agreement with the Series E Convertible Preferred Stock holders such that all outstanding principal and dividends were liquidated in exchange for an asset owned by the Company. No gain or loss was recognized on the exchange.

Series C / Series D Convertible Preferred Stock

On May 14, 2002 and November 17, 2002, holders of Series C Convertible Preferred Stock converted 1,059 shares of Series C Convertible Preferred Stock into 286,426 shares of ANZA's restricted common stock. The number of shares received upon conversion was determined based on the conversion discount specified in the agreement of 17.5%, taking into account the dividends which were due on the Series C Convertible Preferred shares. The beneficial conversion feature embedded in the Series C Convertible Preferred was originally charged to ANZA's accumulated deficit. No expense was associated with the transaction. Series C Convertible Preferred stock dividends totaling $17,050 were charged to ANZA's accumulated deficit during the year ended April 30, 2003.

On February 28, 2003, the Company entered into an agreement to exchanged 16,403 shares of Series C Convertible Preferred Stock for (i) 1,675,000 shares of common stock, (ii) 8,203 shares of newly created Series D Convertible Preferred Stock, and (iii) warrants to acquire 750,000 shares of common stock under the 2003 Stock Option Plan, exercisable ratably over a period of five years, with each one-third at an exercise price of $0.50, $0.75, and $0.90 per share, respectively. The effective date of the exchange of the common stock was February 28, 2003, and the effective date of the exchange of Series C for Series D and warrants was April 21, 2003. On the date of the agreement, the value of the Series C Preferred Stock, plus accrued dividends, was determined to be $1,977,426. The total shares of common stock were valued at $871,001 based on the fair market value of the shares as of February 28, 2003, less a 10% discount for transferability restrictions. The Series D Convertible Preferred Stock has a liquidation value of $1,040,222 and the warrants were attributed a value of $39,346 using the Black Scholes option pricing model. The value of the Series D Convertible Preferred Stock and the warrants differ from the value of the previously outstanding Series C Convertible Preferred Stock by $6,643. The Company charged the difference to interest expense during the year ended April 30, 2003.

Each share of Series D Convertible Preferred Stock (assuming the 1-for-20 reverse stock split is effected) (i) has a liquidation preference equal to $126.81 per share, (ii) is entitled to receive a quarterly non-cumulative dividend equal to 7% per annum, which may be paid in cash or in common stock at the discretion of ANZA based on the average of the closing bid price for the last ten trading days of the applicable quarter, (iii) may be converted, after February 28, 2004, into 126.81 shares of Company common stock at the option of the holder, and (iv) is entitled to 126.81 votes on all matters submitted to the shareholders for approval.

On April 30, 2004, the Company declared the issuance of a total of 224,386 shares of common stock valued at $62,828 as payment of accrued dividends through the declaration date. The amount was included in accrued liabilities on the consolidated balance sheet as of April 30, 2004, as the shares were issued subsequent to year end.

On April 30, 2005, the Company issued a total of 825,552 shares of common stock, valued at $72,802 as payment of accrued dividends on the Series D Preferred Stock through the declaration date.

Series F Convertible Preferred Stock

On February 28, 2003, as part of the recapitalization, the convertible note plus accrued interest due AMRES Holding, Inc., which is owned by Mr. Vincent Rinehart, ANZA's CEO, was liquidated in exchange for 300,000 shares of ANZA's common stock, plus 18,800 shares of Series F convertible preferred stock. The effective date of the exchange for preferred stock was April 21, 2003.

Each share of Series F Convertible Preferred Stock (after giving effect to the 1-for-20 reverse stock split) (i) has a liquidation preference (after the Series D Convertible Preferred Stock and Series E Convertible Preferred Stock) equal to $16.675 per share, (ii) is entitled to a quarterly, non-cumulative dividend of
1.75 shares of Company common stock, which may be paid in cash at ANZA's discretion based on the average of the closing bid price for the last ten trading days of the applicable quarter, (iii) may be converted, after February 28, 2004, into 100 shares of Company's common stock at the option of the holder, and (iv) is entitled to 100 votes on all matters submitted to the shareholders for approval.

On April 30, 2004, the Company declared the issuance of a total of 164,500 shares of common stock fairly valued at $46,060 as payment of accrued dividends through the declaration date. The amount was included in accrued liabilities on the consolidated balance sheet as of April 30, 2004, as the shares were issued subsequent to year end.

On April 30, 2005, the Company issued a total of 131,600 shares of common stock, valued at $12,732 as payment of accrued dividends on the Series F Convertible Preferred Stock through the declaration date.

Series G Preferred Stock and Marketable Securities, Subject to Rescission

On September 17, 2004, the Company entered into a Securities Exchange Agreement (the "Agreement") and Escrow Agreement with an unrelated party (the "Party"). Under the terms of the Agreement, the Company exchanged 500,000 shares of its newly created Series G Convertible Preferred Stock (the "Series G") and warrants to purchase 2,000,000 shares of the Company's common stock for 1,000,000 shares of common stock of Cash Technologies, Inc. ("TQ Shares"), a publicly traded company.

The initial value of the TQ Shares was approximately $1,320,000 at the inception of the Agreement. The Company is required to make certain adjustments as follows to the value of the TQ Shares:

Within 10 business days of the end of each calendar quarter, beginning with the quarter ended December 31, 2004 (each, a "Supplemental TQ Share Valuation Date"), the escrow agent will update the value of the TQ Shares held in escrow by multiplying the average closing price for the 30 days before the end of the applicable quarters times the number of TQ Shares then held in escrow, and then adding the value of any cash or other assets (valued in the same manner as the TQ Shares, or otherwise at their fair market value) then held in escrow (the "Supplemental TQ Shares Value").

If the Supplemental TQ Shares Value exceeds $1,000,000, then either (i) upon the receipt of a written request from the Party, that number of TQ Shares may be released from escrow to the Party so that the Supplemental TQ Share Value is approximately $1,000,000, or (ii) upon the mutual consent of the Company and the Party, the Company will issue additional shares of the Series G equal to the then-Supplemental TQ Share Value. In the event that any of the TQ Shares have been previously released from escrow, and the Supplemental TQ Share Value is subsequently less than $1,000,000, upon the receipt of a written request from the Company, the Party will re-deposit that number of TQ Shares (up to the original 1,000,000 TQ Shares), or cash or other assets acceptable to the Company, with the escrow agent so that the Supplemental TQ Share Value is approximately $1,000,000.

If the Supplemental TQ Share Value is less than $1,000,000, and all of the TQ Shares are already held in escrow, then upon the receipt of a written request from the Company, that number of the Series G will be released from escrow to the Company so that the original issue price of the Series G then held in escrow will be approximately equal to the Supplemental TQ Share Value. If, on a subsequent Supplemental TQ Share Valuation Date, the Supplemental TQ Share Value exceeds $1,000,000, then the Company will have the choice of re-depositing any withdrawn Series G to bring the Supplemental TQ Share Value back to $1,000,000, or adjusting the number of TQ Shares as set forth above.

The  Company  has   recorded   the  fair  market  value  of  the  TQ  Shares  as
available-for-sale   securities,  subject  to  rescission  in  the  accompanying consolidated balance sheet.

Additionally, the Agreement has certain rescission rights as follows:

Upon the receipt of notice by the Party of any claim or demand, not currently known to them, that is reasonably likely to have an effect on the warehouse line of credit, the TQ Shares, and/or the Series G then held in escrow, or if the Company fails to make a dividend payment on the Series G within 10 days of its due date, or if there is a change in control of the Company, then the Party may rescind the Agreement. Upon rescission of this Agreement, the escrow agent will return any TQ Shares (or other assets) held in escrow to the Party, and any Series G held in escrow to the Company.

The Company may rescind this Agreement at any time after the date which is 6 months after the Closing Date (the "Exclusion Period") by providing 30 days advance written notice to the Party (the "Anza Termination Notice Period"). However, if the Company rescinds the Agreement during the 30-day period immediately following the Exclusion Period, the Company is limited to rescinding the transaction only with respect to one-half of the then-outstanding Series G. The Exclusion Period and the Anza Termination Notice Period is waived for the Company if the Party exercises a conversion of the Series G. After the expiration of the Anza Termination Notice Period (if applicable), the escrow agent will return any TQ Shares held in escrow to the Party, and any Series G held in escrow to the Company.

The Agreement calls for the various parties to deposit their consideration with an escrow agent, until such a time as either (i) all of the Series G are converted into shares of the Company's common stock, or (ii) the escrow is terminated in accordance with the Agreement, as noted above. In either case, the warrants are transferred to the Party within two days from depositing in the escrow.

The Series G, par value $0.001 per share, with original issue price of $2.00 per share, have non-cumulative dividends at 12% per annum, payable when declared. The Series G are immediately convertible into shares of the Company's common stock, subject to certain adjustments, at a price equal to the lesser of $0.08 per share or 80% of the 30-day average closing bid price for the 30 trading days prior to the date the Company receives a conversion notice. All outstanding shares of the Series G are automatically converted into the Company's common stock on September 17, 2009, 5 years after the original issue date.

The warrants to purchase up to 2,000,000 shares of the Company's common stock have an exercise price of $0.10 per share and expire in 5 years. In relation to this transaction, a beneficial conversion feature of $225,821 was assessed for the issuance of the Series G, and a warrant valuation was assessed at $96,716. These amounts are being amortized as Preferred dividends over the term of the Series G, and the remaining unamortized balance is reflected as a discount on the Series G Preferred Stock. At April 30, 2005, the unamortized discount was $281,322.

On October 30, 2004, the Escrow Agreement was amended such that upon termination of the Securities Purchase Agreement, the TQ Shares will be released to the Company and the Series G will be released to the Party.

On May 5, 2005 the Company exercised its right to rescind the agreement, closed the escrow and returned the TQ shares to the other party. As such, the Series G Preferred stock has been recorded as redeemable securities in the liabilities section of the accompanying consolidated balance sheet. In May 2005, the Company will record an immediate charge to earnings for the complete unamortized portion of the discount.

Common Stock

On February 28, 2003, the board of directors approved, subject to stockholder approval, an amendment to ANZA's Articles of Incorporation to effectuate a one
(1) for twenty (20) reverse stock split of ANZA's issued and outstanding common stock. On March 5, 2003, the proposal was approved by written consent of a majority of ANZA's stockholders and became effective after ANZA's annual shareholders meeting on April 11, 2003. The effects of the reverse stock split have been retroactively applied to all periods presented.

From time to time, ANZA's board of directors authorizes the issuance of common stock. ANZA values shares of common stock based on the closing ask price of the securities on the date the directors approve such issuance. In the event ANZA issues common stock subject to transferability restrictions under Rule 144 of the Exchange Act of 1933, ANZA discounts the closing ask prices by 10% to value its common stock transactions.

On November 4, 2002, ANZA issued 152,500 shares to consultants and legal counsel for services rendered prior to October 31, 2002, valued at $85,400. The value of the shares was recorded in the accompanying consolidated financial statements as consulting expense for the year ended April 30, 2003.

On November 4, 2002, ANZA issued 199,000 shares to current employees and directors for services rendered prior to October 31, 2002. The shares were valued at $84,330 and were recorded as compensation expense for the year ended April 30, 2003.

Shares issued for services during the year ended April 30, 2003, are summarized as follows:

                                                  Year Ended April 30, 2003
                                              ----------------------------------
                                                   Costs             Shares
                                                 Incurred            Issued

     Incentives - Employees and Directors     $       84,330             199,000
     Consulting - Legal                               85,400             152,500
                                              --------------      --------------

     Total                                    $      169,730             351,500
                                              ==============      ==============

On February 28, 2003, Anza Capital, Inc. and Vincent Rinehart entered into an agreement, whereby Rinehart agreed to (i) cancel options to acquire 125,000 shares of common stock and (ii) convert an aggregate of $433,489 in principal and interest under a promissory note into (y) 300,000 shares of common stock and
(z) 18,800 shares of newly created Series F Convertible Preferred Stock. The value attributed to the 300,000 shares of common stock was $162,000 based on the fair market value of the stock as of the exchange date less a 10% discount. The value attributed to the Series F Convertible Preferred Stock is $313,490 based on 18,800 shares at a liquidation value of $16.675 per share. The value of the Series F Convertible Preferred Stock and the common stock differ from the amount of the note payable by $42,001, which was charged to interest expense during the year ended April 30, 2003.

On April 1, 2004 the Company entered into a consulting agreement for marketing and sales with two individuals. Under the terms of the agreement, the was to pay each individual $55,000 over ten months in common stock of the company, valued at $10,000 the first month and declining by $1,000 each month. Under the agreement, the company issued 100,000 shares during 2005 and 40,000 shares in 2004, before canceling the contract. The company has recorded the fair market value of the shares as consulting expenses of $11,200 in the year ended April 30, 2004 and $24,800 during the year ended April 30, 2005.

Stock Options and Warrants

2003 Securities Plan

On February 28, 2003, the Board of directors of ANZA approved, declared it advisable and in ANZA's best interests, and directed that there be submitted to the holders of a majority of ANZA's voting stock for action by written consent the Anza Capital, Inc. 2003 Omnibus Securities Plan (the "2003 Securities Plan"). On March 5, 2003, the proposal was approved by written consent of a majority of ANZA's stockholders; and became effective after ANZA's annual shareholders meeting on April 11, 2003.

The 2003 Securities Plan authorizes the granting of the following types of stock-based awards (each, an "Award"):

      o stock options (including incentive stock options and non-qualified stock options);
      o     restricted stock awards;
      o     unrestricted stock awards; and
      o     performance stock awards.

A total of 750,000 shares of common stock are reserved for issuance under the 2003 Securities Plan. Additional annual increases in shares available cannot exceed 10% of the outstanding common stock. In the event the Company issues stock options or warrants, each Award shall specify the date when options or warrants are to become exercisable. To the extent required by applicable law, stock options or warrants shall become exercisable no less rapidly than the rate of 20% per year for each of the first five years from the date of grant. Subject to the preceding sentence, the exercisability of any stock options or warrants shall be determined by the compensation committee in its sole discretion. Forfeitures pursuant to the terms under which such shares were issued, will again become available for the grant of further awards. No stock option may be exercised after the expiration of ten years from the date of grant (or five years in the case of incentive stock options granted to certain employees owning more than 10% of the outstanding voting stock). Pursuant to the 2003 Securities Plan, the aggregate fair market value of the common stock for which one or more incentive stock options granted to any participant may for the first time become exercisable as incentive stock options under the federal tax laws during any one calendar year shall not exceed $100,000. Subsequent to April 30 2004, the board authorized a resolution to increase the amount of shares reserved for issuance under the 2003 Securities Plan to 936,746 shares.

As of April 30, 2005 and 2004, there were no outstanding employee options.

On February 28, 2003, warrants to purchase 750,000 shares of common stock were granted which vest and are exercisable, over a period of five years. These warrants are in connection with the conversion of Series C convertible preferred stock into Series D convertible preferred stock as discussed in Note 11, Series C / Series D Convertible Preferred Stock. One-third each have an exercise price of $0.50, $0.75, and $0.90 per share, respectively and expire 10 years from the grant.

Warrants issued to non-employees:

                                                                     Weighted          Weighted
                                                   Range of           Average           Average
                                                   Exercise          Exercise        Fair Value of
                                 Warrants           Prices             Price       Warrants Granted
                              --------------    --------------    --------------    --------------
Outstanding, April 30, 2002           24,234    $60.00 - 134.6            $83.20            $57.00

 Granted                             750,000       0.50 - 0.90              0.72              0.05
 Canceled                            (24,234)   60.00 - 134.60             83.20             57.00
 Exercised                                --                --                --                --
                              --------------    --------------    --------------    --------------
Outstanding,
April 30, 2003 and 2004              750,000      $0.50 - 0.90             $0.72             $0.05
                              --------------    --------------    --------------    --------------

Granted                            2,450,000      $0.10 - 0.25             $0.13             $0.05
Canceled
Exercised
Outstanding, April 30, 2005        3,200,000             $0.10             $0.51             $0.05
                              ==============    ==============    ==============    ==============

The warrants issued in February 2003 were attributed a value of $39,346 using the Black Scholes option pricing model. The closing stock price and the date of grant of the warrants was $0.60 per share. The option life assumed is five years, risk-free interest rate of 2.5%, and an expected volatility of 15%. Management determined the measurement date to be February 28, 2003, since consent of a majority of the shareholders was obtained on that date. On
September 17, 2004, warrants to purchase 2,000,000 shares were issued in connection with the Securities Exchange Agreement discussed in the Series G Preferred Stock section. The fair value according to the Black Scholes option pricing model was $96,716. This assumed a closing stock price of $0.10 per share, an option life of 5 years, risk free rate of 3.4% an expected volatility of 165%

On September 15, 2004, in accordance with an advisory agreement, the Company issued to financial consultants warrants to acquire a total of 250,000 shares of common stock at $0.25 per share and 200,000 shares of common stock at $0.10 per share. Both warrants expire in five years and are immediately exercisable. The company valued the warrants using the Black Scholes method and determined the aggregate value of the warrants to be $39,427. These amounts have been recorded as consulting expense in the accompanying statement of operations. Additionally, for a period of five years, the consultants are to receive 50,000 warrants at an exercise price of $0.50 per share for each $1,250,000 of new capital raised. The Agreement also calls for the payment of $12,000 cash per month through August
25, 2005, and any delay in payment of this fee would increase fees due by 10% and an additional 20,000 $0.10 warrants to be issued.

On October 11, 2004, warrants to purchase 250,000 shares were issued to the Company's Chief Executive Officer in connection with a convertible promissory note. The fair value of the warrants was estimated at $10,175 using the Black Scholes option pricing model. The closing stock price and the date of grant of the warrants was $0.10 per share. The option life is assumed at 5 years, the risk free rate at 2.56%, and an expected volatility of 164%

Warrants to purchase 2,450,000 shares which are outstanding are exercisable ratably over a five-year period. As of April 30, 2005 and 2004, 2,450,000 and 150,000 warrants were exercisable, respectively. As of April 30, 2005 and 2004, the remaining contractual life on the warrants are 5.53 and 8.83 years, respectively.

Preferred Stock of Consolidated Subsidiary (AMRES)

AMRES authorized 1,250,000 shares of Series A Preferred Stock on July 18, 2003. The Series A preferred stock has no par value and accrues dividends at a rate of 10% per annum. There are no voting, liquidation, redemption or conversion rights associated with the Series A Preferred Stock. On December 23, 2003, AMRES amended the terms of the Series A Preferred Stock so that it has a face value of $4.00 per share, pays a 3% quarterly cumulative cash dividend, and has a liquidation preference.

On July 18, 2003, the Company entered into a Securities Exchange Agreement with AMRES and Sutter Holding Company, Inc. ("Sutter").

On December 18, 2003, the parties to the Agreement entered into a Mutual Rescission of Securities Exchange Agreement whereby they agreed to rescind the transactions contemplated by the Agreement in their entirety, and all parties returned all consideration. The Company returned to Sutter the 66,496 shares of Sutter common stock, Sutter returned to AMRES the 1,000,000 shares of Series A preferred stock, and Sutter returned to ANZA the Warrants.

On December 23, 2003, the AMRES amended the terms of its unissued Series A preferred stock. Under the amendment the Series A preferred stock is non-redeemable with no par value and accrues dividends at a rate of 3%, per annum, payable quarterly. In addition, the dividends are cumulative and the holders of the Series A preferred stock have priority to all distributions. There are no voting, redemption or conversion rights associated with the Series A preferred stock.

On December 23, 2003, AMRES issued 500,000 shares of Series A Preferred Stock for 4,000,000 shares of restricted common stock of ANZA. On July 28, 2004, the agreement was modified and the AMRES returned 2,400,000 shares of ANZA's common stock to ANZA. The subsequent transaction was accounted for retroactively to the original agreement date on December 23, 2003. At April 30, 2004, AMRES held a total of 1,737,500 shares of ANZA common stock. AMRES accounts for these shares as an investment in a related entity. For purposes of consolidation, however, this transaction is eliminated.

As of January 31, 2005, the subsidiary is authorized to issue 50,000,000 shares of preferred stock, of which $500,000 shares of Series A Convertible Preferred Stock are outstanding and held by the Company, and 1,000,000 shares of Series B Convertible Preferred Stock are outstanding and held by the Company. As a result of the conversion provisions of the Series B Convertible Preferred Stock, the Company has a minimum of 80% of the votes on all issues submitted to the subsidiary shareholders, and can acquire upon conversion shares of common stock representing a minimum of 80% of the outstanding common stock.

Common Stock Registration of Subsidiary and Issuance of Subsidiary Common Shares

On October 18, 2004, the Company's subsidiary, American Residential Funding, ("AMRES") filed Form D with the Securities and Exchange Commission for a listing on the Pink Sheets. In connection with the filing, the Company issued 15,000,000 shares of common stock to consultants as advisors to facilitate the transaction and concurrently sold 3,000,000 shares at $0.01 per share (representing a total of 17.5% of AMRES's common shares outstanding). In December 2004, the shares began trading at $0.05 per share. Therefore, the Company has valued the shares issued to the consultants and the concurrent nominal investments at $0.05 per share resulting in consulting expense of approximately $900,000.

During the year ended April 30, 2005, AMRES issued shares of common stock as follows: 140,000 shares of common stock as compensation expense totaling $7,000, 17,354,138 shares of common stock as consulting expense totaling $678,980 and 10,525,862 shares of common stock on the conversion of notes payable totaling $122,000. The gain on the conversion of this debt totaled $110,398.

During the year ended April 30, 2005, AMRES recorded a beneficial conversion feature totaling $183,000 on the issuance of convertible notes payable.

A summary of the transactions in the minority interest of consolidated subsidiary account is as follows:

                                                              April 30, 2005
                                                              --------------
Initial recapitalization                                      $            0
Issuance of AMRES shares to consultants and pro-rata
  allocation of related equity                                        53,591
Pro-rata allocation of additional paid-in capital due to
  to this issuance of AMRES shares to various parties                 21,654
Minority interest in losses of  consolidated subsidiary              (75,245)
                                                              --------------
Ending balance, minority interest in equity
  of consolidated subsidiary                                              --
                                                              ==============

NOTE 12 - INCOME TAXES

At April 30, 2005, ANZA had net operating loss carry-forwards for federal and state income tax purposes totaling approximately $9.0 million and $5.0 million, respectively, which for federal reporting purposes, begin to expire in 2012 and fully expire in 2024. For state purposes, the net operating loss carry-forwards begin to expire in 2006 and fully expire in 2011. The utilization of these net operating losses may be substantially limited by the occurrence of certain events, including changes in ownership. The net deferred tax assets at April 30, 2005 and 2004, before considering the effects of ANZA's valuation allowance amounted to approximately $5.0 million and $5.7 million, respectively. ANZA provided an allowance for substantially all its net deferred tax assets since they are unlikely to be realized through future operations. The valuation allowance for net deferred tax assets decreased approximately $699,542 during the year ended April 30, 2005, and increased$708,942 during the year ended 2004. ANZA's provision for income taxes differs from the benefit that would have been recorded, assuming the federal rate of 34%, due to the valuation allowance for net deferred tax assets.

The Company's effective income tax rate differs from the federal statutory rate due to the following:

                                               YEARS ENDED APRIL 30,
                                         --------------------------------
                                          2005         2004         2003
                                         ------       ------       ------
Federal statutory income tax rate            37%          37%          37%
State taxes, net of federal benefit           4            4            4
Valuation allowance                         (41)         (41)         (41)
                                         ------       ------       ------

Total                                         0%           0%           0%
                                         ======       ======       ======

Significant components of the Company's deferred tax assets for federal income taxes at April 30, 2005 and 2004 consisted of the following:

                                             2005            2004
                                         ------------    ------------
Deferred tax assets (net of tax)
   Net operating loss carryforward       $  3,918,742    $  4,896,131
   Accrued liabilities                        350,310          68,880
   Goodwill                                        --         615,125
   Stock based consulting fees                676,585         101,219
   Other                                        8,074              --
   Valuation allowance                     (4,981,813)     (5,681,355)
                                         ------------    ------------
           Total deferred tax assets     $         --    $         --
                                         ============    ============

NOTE 13 - SEGMENT AND OTHER INFORMATION

Segments were determined based on services provided by each segment. Performance of the segments is evaluated on revenues and net income. For the twelve months ended April 30, 2005, 2004 and 2003, management has provided the following information with respect to its operating segments (in thousands).

                                      As of and for  twelve months ended April 30, 2005, 2004, 2003

                              Revenues                        Net Income (loss)                      Assets
                   ------------------------------    --------------------------------    ------------------------------
                     2005       2004       2003        2005        2004        2003        2005       2004       2003
                   --------   --------   --------    --------    --------    --------    --------   --------   --------
Loan brokering     $ 48,559   $ 62,143   $ 56,918    $ (3,679)   $ (1,213)   $    554    $  3,751   $  4,444   $  4,749

Mortgage banking        745        319        337         108         319         337       6,024      3,651      7,601
Real estate
 brokerage              771        598        589          --         (23)         (5)         --          4          6
                   --------   --------   --------    --------    --------    --------    --------   --------   --------

                   $ 50,075   $ 63,060   $ 57,844    $ (3,571)   $   (917)   $    886    $  9,775   $  8,099   $ 12,356
                   ========   ========   ========    ========    ========    ========    ========   ========   ========
Corporate
Escrow                  214                          $     (9)   $   (267)   $   (150)   $      3   $    170   $    696
Discontinued
operations               --                          $      0    $     61    $    166    $     --   $     --   $    291
                   --------   --------   --------    --------    --------    --------    --------   --------   --------

Total              $ 50,289   $ 63,060   $ 57,844    $ (3,580)   $ (1,123)   $    902    $  9,778   $  8,269   $ 13,343
                   ========   ========   ========    ========    ========    ========    ========   ========   ========

Unallocated   corporate  expenses  include  salaries  for  corporate  personnel, professional fees for legal and accounting services, non-recurring settlement expenses and goodwill impairment related to Titus and Expidoc which totaled $195,247 for the year ended April 30, 2004 and $150,000 for the year ended April 30, 2003.

NOTE 14 - SECURED NOTE RECEIVABLE

On November 7, 2003, the Company loaned $200,000 to an individual for a property purchase. The loan is secured by a first trust deed on the property. The borrower is required to make interest only payments, at 7.5% per annum, and the entire loan is due on December 1, 2008. During the year, a related investor, and a direct relative of the Chief Executive Officer of the Company, purchased a portion of the loan for $50,000, leaving the amount owed to the Company at $150,000. In addition, prior to the end of the fiscal year, the Company executed an exchange agreement with the Series E convertible preferred stock holders whereby the Company exchanged $125,000 of the secured note receivable for all outstanding principal and interest owed the Series E convertible preferred stock holders. There was no gain or loss recorded on the sale of the loan. As of April 30, 2004, the Company owned a $25,000 interest in the loan which is included in other assets on the accompanying consolidated balance.

NOTE 15 - DISCONTINUED OPERATIONS

Effective January 31, 2004, ANZA suspended operations at its wholly owned subsidiary, Expidoc. This decision was a result of a sudden shift in customer mix, as Expidoc's largest customer ceased using Expidoc as a third party provider of notary services. The results of Expidoc's business have been reflected as Discontinued Operations in the accompanying consolidated financial statements. Operating results of the discontinued operations are as follows:

                                April 30, 2005   April 30, 2004   April 30, 2003
                                --------------   --------------   --------------
     Net sales                  $           --   $    1,224,099   $    1,219,982

     Income from discontinued
       operations               $           --   $       60,913   $      166,000

NOTE 16 - SUBSEQUENT EVENTS

As of May 31, 2005 the Company lost its warehouse line of credit because AMRES could not get the Error and Omissions coverage with the deductible set by the bank's guidelines. No demand for repayment of the loan has been presented to the Company. Accordingly, the line of credit is classified as a current liability in the accompanying consolidated balance sheet (See Note 10).

On May 5, 2005 the Gauld's exercised its right to rescind the Securities Exchange Agreement related to its Series G Preferred Stock, closed the escrow and returned the marketable securities to the other party. As such, the Series G Preferred Stock have been recorded as redeemable securities in the liabilities section of the accompanying consolidated balance sheets (See Note 10).

                               ANZA CAPITAL, INC.
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                                   July 31, 2005    April 30, 2005
                                                                                    (Unaudited)
ASSETS
Current assets:
     Cash and cash equivalents                                                    $    1,477,263    $    1,316,840
     Commissions receivable and accounts receivable                                    1,489,438         1,234,658
     Marketable securities, subject to rescission                                             --         1,090,000
     Loans held for sale, net                                                          1,122,750         5,886,950
     Prepaids and other current assets                                                    56,605            18,102
                                                                                  --------------    --------------
Total current assets                                                              $    4,146,056    $    9,546,550

Property and equipment, net                                                              171,501           183,792
Other assets                                                                              47,334            47,334
                                                                                  --------------    --------------
Total assets                                                                      $    4,364,891    $    9,777,676
                                                                                  --------------    --------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable                                                             $      118,334    $       80,845
     Commissions payable                                                               2,758,742         2,091,129
     Warehouse line of credit                                                          1,098,320         5,778,298
     Accrued liabilities                                                               1,514,459         1,593,562
     Unsecured line of credit                                                                868            75,000
     Other current liabilities                                                            47,510            26,918
     Convertible notes payable, net of discount of $10,625                                50,375            56,094
     Redeemable securities, net of discount                                                   --           808,678
                                                                                  --------------    --------------
Total liabilities                                                                 $    5,588,608    $   10,510,524
                                                                                  --------------    --------------

Stockholders' equity:
Preferred stock, 2,500,000 shares authorized:
     Class D convertible preferred stock, no par value; liquidation value of
     $126.81 per share; 15,000 shares authorized; 8,201.5 shares outstanding as
     of July 31, 2005 and April 30, 2005 respectively                                  1,040,222         1,040,222

     Class F convertible preferred stock, no par value; liquidation value of $16.675 per share; 25,000 shares authorized, 18,800 shares issued and outstanding as of July31, 2005 and April 30, 2005
     respectively                                                                        313,490           313,490
Common stock, $0.001 par value; 100,000,000 shares authorized; 10,435,148 and
     10,486,398 shares issued at July 31, 2005 and April 30, 2005 respectively;
     6,297,648 and 6,315,998 shares outstanding as of July 31, 2005 and April
     30, 2005,
     respectively                                                                          6,298             6,316
Additional paid in capital                                                            16,024,219        16,022,441
Accumulated deficit                                                                  (18,607,946)      (18,115,317)
                                                                                  --------------    --------------
Total stockholders' equity                                                        $   (1,223,717)   $      732,848
                                                                                  --------------    --------------

Total liabilities and stockholder's equity                                        $    4,364,891    $    9,777,676
                                                                                  ==============    ==============

        See accompanying notes to these consolidated financial statement

                               ANZA CAPITAL, INC.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                            Three Months Ended
                                                     --------------------------------
                                                     July 31, 2005     July 31, 2004
                                                     --------------    --------------
Revenues:
          Broker commissions                         $   13,486,668    $   13,377,202
          Sales of loans, net                                 8,184           118,826
          Notary and other                                       --           127,906
                                                     --------------    --------------
                                                         13,494,852        13,623,934
                                                     --------------    --------------

Cost of revenues:
          Cost of mortgage related revenues               9,677,118        10,690,311
          Notary and other                                       --           118,717
                                                     --------------    --------------
                                                          9,677,118        10,809,028
                                                     --------------    --------------

Gross profit                                              3,817,734         2,814,906
                                                     --------------    --------------

Operating expenses:
          General and administrative                      2,870,083         2,325,388
          Selling and marketing                           1,039,071           461,763
                                                     --------------    --------------
                                                          3,909,154         2,787,151
                                                     --------------    --------------

Operating income (loss)                                     (91,420)           27,755

Interest expense
                                                           (382,228)          (49,753)
Interest income                                              26,342            73,263
Other income                                                (43,563)               --
                                                     --------------    --------------
Net income (loss)                                    $     (490,869)   $       51,265
                                                     --------------    --------------
Preferred Stock Dividends                                    (1,760)               --
Net Income (loss) available to common shareholders   $     (492,629)   $       51,265
                                                     ==============    ==============

Earnings (loss) per common share:
     Basic:
          Weighted average number of common shares        6,324,532         4,869,096
          Net income (loss) per common share         $        (0.08)   $         0.01

     Diluted:
          Weighted average number of common shares        6,324,532         8,046,316
          Net income (loss) per common share         $        (0.08)   $         0.01

        See accompanying notes to these consolidated financial statements

                               ANZA CAPITAL, INC.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                       Three Months      Three Months
                                                                           Ended             Ended
                                                                      July 31, 2005     July 31, 2004
                                                                      --------------    --------------
Cash flows from operating activities:
     Net income (loss)                                                $     (490,869)   $       51,265
     Adjustments to reconcile net income (loss) to net cash used in operating activities:
     Depreciation                                                             13,517            17,899
     Amortization of discounts on convertible notes payable                   40,516                --
     Loss on cancellation of Series G Preferred Stock                        281,322                --
     Changes in operating assets and liabilities:
         (Increase) Decrease in commissions and accounts receivable         (254,780)          689,260
         Decrease (Increase) in loans held for sale, net                   4,764,200        (3,817,012)
         (Increase) in prepaids and other current assets                     (38,503)          (18,057)
         Increase (Decrease) in accounts payable                              37,488           (94,356)
         Increase in commissions payable                                     667,613           189,803
         (Decrease) in accrued and other liabilities                         (69,745)         (126,376)
                                                                      --------------    --------------

     Net cash provided by (used in) operating activities                   4,950,759        (3,107,574)
                                                                      --------------    --------------

Cash flows from investing activities:
     Acquisitions of property and equipment                                   (1,226)           (3,500)
                                                                      --------------    --------------

     Net cash  (used in) investing activities                                 (1,226)           (3,500)
                                                                      --------------    --------------

Cash flows from financing activities:
     Payments on warehouse line of credit, net                            (4,679,978)        3,679,761
     Payment on unsecured line of credit, net                                (74,132)               --
     Payment on convertible notes payable                                    (35,000)               --
                                                                      --------------    --------------

     Net cash provided by (used in) financing activities                  (4,789,110)        3,679,761
                                                                      --------------    --------------

Net increase in cash                                                         160,423           568,687
Cash at beginning of period                                                1,316,840         2,204,525
                                                                      --------------    --------------

Cash at end of period                                                      1,477,263         2,773,212
                                                                      ==============    ==============

Non-cash investing and financing activities:

     Dividends on Series F Preferred Stock                            $        1,760    $           --
                                                                      ==============    ==============

     Loss on cancellation of Series G Preferred Stock                        281,322
                                                                      ==============    ==============
Supplemental cash flow information:
Cash paid for interest                                                $       55,455    $       49,753
                                                                      ==============    ==============
Income taxes were not significant during the periods presented

        See accompanying notes to these consolidated financial statements

                      NOTES TO INTERIM FINANCIAL STATEMENTS

Note 1. Unaudited interim financial statements

The interim financial data as of July 31, 2005 is unaudited; however, in the opinion of management, the interim data includes all adjustments, consisting of normal recurring adjustments, necessary to present fairly the Company's consolidated financial position as of July 31, 2005, and the results of their operations and their cash flows for the three months ended July 31, 2005 and 2004. The results of operations are not necessarily indicative of the operations, which may result for the year ending April 30, 2006. Also, in the opinion of management, all disclosures required on Form 10-Q were fully furnished.

ANZA is a holding company with one active subsidiary. All intercompany transactions have been eliminated in the accompanying consolidated financial statements. The Company's annual report on Form 10-K for the year ended April 30, 2005 should be read in connection with this quarterly report.

Certain prior year amounts have been reclassified for comparative purposes, these reclassifications have no effect on previously reported income or loss.

Note 2. Going Concern

In connection with the audit of the consolidated financial statements for the year ended April 30, 2005, the Company received a report from its independent auditors that included an explanatory paragraph describing uncertainty as to the Company's ability to continue as a going concern, which contemplated that assets and liabilities would be settled at amounts in the normal course of business. ANZA incurred a loss from operations during the year ended April 30, 2005 and had an accumulated deficit as of April 30, 2005. In addition, AMRES is a defendant in a significant amount of litigation for which the outcome is uncertain. In some cases, management believes losses are covered by insurance. ANZA's industry in recent years has experienced increased competition. In addition, home sales have decreased during the past 4 months, having a slowing effect on the industry. Management's immediate plans are to reduce spending through management level pay decreases and the management of expenses. There are no assurances that management will be successful in its plans. These factors raise substantial doubt about the Company's ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 3. Significant Customer Concentration

For the three months ended July 31, 2005 and 2004, three investors accounted for eighty percent of the purchases of loans held for sale and accounted for eighty percent of the revenues from the mortgage banking business.

Note 4. Segment disclosure

Segments were determined based on services provided by each segment. Performance of the segments is evaluated on net income. For the three months ended July 31, 2005 and 2004, management has provided the following information with respect to its operating segments (in thousands).

                                  Revenues            Net Income (Loss)          Assets
                              2005        2004        2005        2004       2005       2004
                            --------    --------    --------    --------   --------   --------
Loan brokering              $ 13,404    $ 13,377    $   (437)   $     21   $  3,232   $  4,164
Mortgage banking                   8         119         (56)         30      1,134      7,622
Real Estate Brokerage             --         128          --           0         --          3

                            $ 13,512    $ 13,624    $   (493)   $     51   $  4,366   $ 11,789
                            ========    ========    ========    ========   ========   ========

Corporate                         --          --          --          --         --          5
Escrow                            82          --           8          --         10         --
                            --------    --------    --------    --------   --------   --------

Total                       $ 13,494    $ 13,624    $   (485)   $     51   $  4,376   $ 11,794
                            ========    ========    ========    ========   ========   ========

Note 5. Impact of recently issued accounting statements

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure" which addresses financial accounting and reporting for recording expenses for the fair value of stock options. SFAS 148 provides alternative methods of transition for a voluntary change to fair value-based method of accounting for stock-based employee compensation. Additionally, SFAS 148 requires more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. ANZA has elected to continue to apply the intrinsic value-based method of accounting as allowed by APB 25 for employee stock-based compensation. The disclosure effects of SFAS 148 are not significant to ANZA for years presented since minimal activity occurred in fiscal 2004 or 2003 and no grants were made to employees during the years ended April 30, 2004 and 2003.

In May 2003, the FASB issued Statement of Financial Accounting Standard No. 150, "Accounting for Certain Financial Instruments with Characteristics of Liabilities and Equity" ("SFAS 150"). SFAS 150 establishes standards for how an issuer classifies and measurers in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. In accordance with SFAS 150, financial instruments that embody obligations for the issuer are required to be classified as liabilities. SFAS 150 shall be effective for financial instruments entered into or modified after May 31, 2003, and otherwise shall be effective at the beginning of the first interim period beginning after June 15, 2003. The Company's implementation of SFAS 150 did not have a material impact on the Company's consolidated financial statements.

In December 2004, the FASB issued Statement of Financial Accounting Standard No. 153, "Exchanges of Nonmonetary Assets," ("SFAS 153") an amendment to Accounting Principle Board Opinion No. 29, "Accounting for Nonmonetary Transactions" ("APB 29"). SFAS 153 eliminates certain differences in the guidance in APB 29 as compared to the guidance contained in standards issued by the International Accounting Standards Board. The amendment to APB 29 eliminates the fair value exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. Such an exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for nonmonetary asset exchanges occurring in periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in periods beginning after December 16, 2004. Management does not expect adoption of SFAS 153 to have a material impact, if any, on the Company's consolidated financial position or results of operations.

In December 2004, the FASB issued Statement of Financial Accounting Standard No. 123(R), "Share-Based Payment" ("SFAS 123(R)"). SFAS 123(R) amends SFAS 123, "Accounting for Stock-Based Compensation", and APB Opinion No. 25, "Accounting for Stock Issued to Employees". SFAS 123(R) requires that the cost of share-based payment transactions (including those with employees and non-employees) be recognized in the financial statements. SFAS 123(R) applies to all share-based payment transactions in which an entity acquires goods or services by issuing (or offering to issue) its shares, share options, or other equity instruments (except for those held by an ESOP) or by incurring liabilities (1) in amounts based (even in part) on the price of the company's shares or other equity instruments, or (2) that require (or may require) settlement by the issuance of a company's shares or other equity instruments. This statement is effective (1) for public companies qualifying as SEC small business issuers, as of the first interim period or fiscal year beginning after December 15, 2005, or (2) for all other public companies, as of the first interim period or fiscal year beginning after June 15, 2005, or (3) for all nonpublic entities, as of the first fiscal year beginning after December 15, 2005. In March 2005, the SEC announced it will permit companies to delay implementation until the beginning of their next fiscal year, instead of the next reporting period. Management has determined that they will adopt SFAS 123(R) as of the beginning of their next fiscal year, and is currently assessing the impact of this statement on its consolidated financial position and results of operations in 2006. In the interim, the Company is continuing to use the intrinsic value method in estimating employee stock compensation expense based on the fair value method of accounting. This method is allowed under SFAS 148, which amended SFAS 123 in December 2002, and proforma disclosure of fair value amounts is provided.

In May 2005, the FASB issued Statement of Financial Accounting Standard No. 154, "Accounting Changes and Error Corrections" ("SFAS 154"), that addresses accounting for changes in accounting principle, changes in accounting estimates and changes required by an accounting pronouncement in the instance that the pronouncement does not include specific transition provisions and error correction. SFAS 154 requires retrospective application to prior periods' financial statements of changes in accounting principle and error correction unless impracticable to do so. SFAS 154 states an exception to retrospective application when a change in accounting principle, or the method of applying it, may be inseparable from the effect of a change in accounting estimate. When a change in principle is inseparable from a change in estimate, such as depreciation, amortization or depletion, the change to the financial statements is to be presented in a prospective manner. SFAS 154 and the required disclosures are effective for accounting changes and error corrections in fiscal years beginning after December 15, 2005.

Note 6. Loans Held for Sale

Loans held for sale consist of conventional uninsured mortgages originated by the Company, with various interest rates.

                                       July 31, 2005
                                        (Unaudited)                                     April 30, 2005
                        --------------------------------------------    --------------------------------------------

                         Number of       Total Loan        Average       Number of       Total Loan        Average
Loans Range                Loans           Amount       Interest Rate       Loans          Amount       Interest Rate
------------            ------------    ------------    ------------    ------------    ------------    ------------

$20,000 to $100,000                1          38,750           9.750%              4         200,620            9.69%
$100,001 to $200,000               0              --              --               3         422,774            7.12%
$200,001 to $300,000               0              --              --               2         530,880            3.70%
$300,001 to $400,000               0              --              --               1         361,580            1.00%
Over $400,000                      2       1,090,200            6.06%              8       4,390,340            2.23%
                        ------------    ------------    ------------    ------------    ------------    ------------
                                   3    $  1,128,950                              18    $  5,906,194
 Deferred fees,
   net of costs                               (6,200)                                        (19,244)
                                        ------------                                    ------------
                                        $  1,122,750                                    $  5,886,950
                                        ============                                    ============

Note 7. Warehouse Line of Credit

The Company maintained a $10,000,000 warehousing line of credit dated May 20, 2004, which expired on May 31, 2005. The agreement was guaranteed by ANZA and its Chief Executive Officer. In addition, the agreement increased the various ratios and net worth requirements, minimum utilization requirements, and limits the warehouse period from 45 to 60 days depending on the type of loan. The interest rate was adjustable, based upon a published prime rate, plus an additional 0.5% to 2% and was payable monthly. In addition, the Company was required to pay a commitment fee equal to one quarter of 1% (.25%) per annum on the average unused credit limit if the usage of the line falls below 50% of the credit limit on an average basis, calculated monthly. The rate varies depending on the type of loan (conforming or non-conforming) with higher rates on non-conforming loans. The line of credit was collateralized by the loans held for sale. As of May 31, 2005 the Company lost the warehouse line of credit because AMRES could not get the Error and Omissions coverage with the deductible set by the bank's guidelines. No demand for repayment of the loan has been presented to the Company. The line of credit is classified as a current liability.

As of the quarter ended July 31, 2005, there were three loans remaining on the line collateralized by loans held for sale. All loans were sold subsequent to the quarter ended July 31, 2005. The loans were charged the post maturity interest rate of 10.50% therefore creating a negative spread between the interest income collected from the borrower and the interest paid.

Note 8. Accrued Liabilities

Accrued liabilities consist of the following :

                                    July 31, 2005       April 30, 2005
                                     (unaudited)

Accrued salary and benefits         $      299,835      $      352,721
Accrued loss contingencies                 887,251             887,052
Accrued professional fees                  316,435             312,500
Accrued interest                            10,938              41,289
                                    --------------      --------------
                                    $    1,514,459      $    1,593,562
                                    ==============      ==============

Note 9. Unsecured Line of Credit

The Company maintains a $75,000 unsecured line of credit. The line of credit is personally guaranteed by ANZA's chief executive officer. The interest rate is adjustable, based upon a published prime rate, plus an additional 7.75%. As of July 31, 2005, the Company had $868 outstanding related to this line of credit.

Note 10. Issuance of Convertible Notes and Warrants by a Subsidiary

On October 11, 2004, the Company issued a secured convertible note payable totaling $125,000 to AMRES Holding, LLC, a related party partially owned and controlled by the Company's Chief Executive Officer. The note is secured by substantially all of AMRES' assets. Interest on this note is payable quarterly beginning on January 1, 2005 at 12% per annum, and the note matures on October 11, 2006. The note is convertible into the Company's common stock at 75% of the average closing bid price for the five days preceding the date of the conversion notice. As additional consideration, the Company issued a warrant to AMRES Holding, LLC to purchase 250,000 shares of the Company's common stock at $0.10 per share. The warrant is exercisable at any time between the closing date and a date which is five years from the closing date. The Company allocated the proceeds of the note to the note and warrants based on their relative fair values, resulting in a discount related to the warrant of $10,175. The discount is being amortized over the life of the note. As the conversion feature of the note at the time of issuance was beneficial to the holder, the Company recorded a discount on the note of $57,413. The discount is being amortized over the term of the note as interest expense. During the quarter ended July 31, 2005, the note was fully repaid, and the unamortized discount of $17,185 was immediately charged to interest expense.

On January 18, 2005, the Company issued a convertible note payable to a private investor totaling $55,000. The Company received proceeds, net of all costs and fees, in the amount of $47,980. Interest on this note is payable monthly at 10% per annum, and the note matures on June 15, 2005. The note is convertible into shares of AMRES common stock at 50% of the bid price of AMRES common stock as reported on the Pink Sheet Market for the three trading days immediately preceding the date of the conversion notice. As the conversion feature of the note at the time of issuance was beneficial to the holder, the Company recorded a discount on the note of $55,000. The discount is being amortized over the term of the note as interest expense. During the year ended April 30, 2005, $17,500 of this convertible note payable was converted into 2,000,000 shares of AMRES common stock. The unamortized discount amount of $7,621 at the time of conversion was immediately charged to interest expense. The convertible note payable matured on June 15, 2005 and the discount was fully amortized on the same day. The company is currently in the process of negotiation with the note payable holder on repayment.

On February 10, 2005 the Company issued convertible notes payable to two private investors totaling $14,000 and $14,000. Interest on these notes are payable monthly at 8% per annum, and the notes mature on February 10, 2006. Both notes are immediately convertible into shares of AMRES common stock at a price equal to 50% of the average market price for the last three days prior to the conversion notice. As the conversion features of the notes at the time of issuance were beneficial to the holders, the Company recorded a discount on the notes of $14,000 and $14,000, respectively. The discounts are being amortized over the term of the notes as interest expense. During the year ended April 30, 2005, $0 and $4,500, respectively, of these convertible notes payable were converted into 0 and 525,862 shares, respectively, of AMRES common stock. The unamortized discount amount of $0 and $3,375, respectively, were immediately charged to interest expense. At July 31, 2005, the unamortized discounts amounted to $7,000 and $3,625, respectively, and are reflected as reductions in the convertible notes payable balance.

Note 8. Earnings Per Common Share

ANZA presents basic earnings per share ("EPS") and diluted EPS on the face of the consolidated statement of operations. Basic EPS is computed as net income
(loss) divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options, warrants, and other convertible securities. Dilutive securities, including the Series D Convertible Preferred Stock and the Series F Convertible Preferred Stock, were not included in the computations of loss per share for the three months ended July 31, 2005 since their effects are anti-dilutive.

Note 9. Stockholders' Equity

From time to time, the Company's board of directors authorizes the issuance of common stock. The Company values shares of common stock based on the closing ask price of the securities on the date the directors approve such issuance. In the event the Company issues common stock subject to transferability restrictions under Rule 144 of the Exchange Act of 1933, the Company discounts the closing ask prices by 10% to value its common stock transactions. No such issuances occurred for either period presented.

During the quarter ended July 31, 2005, the company issued a total of 32,900 shares of common stock valued at $1,760 as a payment of dividends on the Series F convertible preferred stocks.

During the quarter ended July 31, 2005, 51,250 shares issued to Jeff Hemm were cancelled as a result of the legal settlement. See Note 10 on Contingencies, Settlements and Resolved Matters.

Note 10. Contingencies

Indemnifications

On December 9, 2002, the Company received notification from HUD requesting indemnification on up to 23 loans brokered by a former loan officer of the Company. AMRES executed and provided an indemnification agreement to HUD, as requested. On February 13, 2003, HUD notified AMRES that (i) without the loans originated by this particular loan officer, AMRES' default and claim rate would be an acceptable level to HUD, and (ii) as a result of the termination of that loan officer, and the execution of the indemnification agreement, the matter was closed.

During the year ended April 30, 2004, the Company received two demands for payment from HUD on claims totaling approximately $170,000. The first demand involved losses on five properties and the second demand involved losses on an additional property. All six properties were part of the original 23 properties referred to above. The Company carries errors and omissions insurance coverage, however, the Company received notification from their errors and omissions insurance carrier that their claim for coverage was denied. As a result of this denial, the Company estimated that their total liability under the indemnification agreement is approximately $200,000.

To date, the Company received demands for payments in the approximate amount of $197,000 and has paid all of the outstanding balance except for $60,000 for which the Company is requesting a credit for from HUD. The $60,000 represents a surplus that HUD received on the sale of two of the indemnified properties.

In May 2005, HUD conducted another audit of approximately 11 loan files originated by two of the company's branches in Riverside County, California. The Company recently received the findings from this audit, and while there were various minor discrepancies noted, there were only a few nominal monetary assessments against the Company.

State Audits

The Company is subject to certain state audits, which are typical in this industry. Often these audits uncover instances of non-compliance with various state licensing requirements. These instances of non-compliance may also translate into a particular state levying a fine or penalty against the Company along with the Company refunding any overpaid fees to the borrower. During the year ended April 30, 2004, the Company resolved actions with the states of Arizona, Kansas, Nevada and Virginia paying settlements totaling $93,000. The Company believes it is likely that a total of an additional $25,000 in the accompanying balance sheet as of April 30, 2004, which management believes is sufficient to cover any liability related to the audits. Subsequent to April 30, 2004, the company paid $145,170 in state and HUD audit settlement.

In June 2005, the Company was audited by the State of Virginia. The Company has not received the results of this audit.

Settlements or Resolved Matters

In November 2003, a former employee filed a lawsuit against the Company, the Chief Executive Officer of the Company, and AMRES. The Complaint alleged breach of contract and fraud arising out of the plaintiff's employment with the Company, and requested damages in excess of $5,000,000, plus attorney fees, interest, penalties, and punitive damages. The trial date was continued until December 6, 2004, but the matter was settled through mediation on November 24, 2004. During the quarter ended July 31, 2005, 51,250 shares issued to Jeff Hemm were cancelled as a result of the legal settlement. By the terms of the settlement agreement, the amount of the settlement is confidential but the terms were very favorable and resulted in no material impact to the Company.

On June 1, 2004, the Company agreed to settle a claim by a lender who sought recovery on two loans involving alleged misrepresentation by the borrowers. The claims were for amounts of approximately $200,000. On or about June 1, 2004, the Company executed a settlement agreement for a total amount of $120,000, with an initial payment of $60,000 on June 1, 2004 and subsequent monthly payments of $10,000 for six months. The $120,000 is accrued in the financial statements as of April 30, 2004. As of the date of this disclosure, (August 26, 2005) the Company has paid this obligation in full.

During the current fiscal year, a lender requested that the Company reimburse them for two loans which went into default and were subsequently sold for a $150,000 loss. The loans were brokered by a branch of the Company. On July 19, 2004, the Company settled with the lender agreeing to make monthly payments of $10,000 starting on August 1, 2004 until a total of $138,000 was paid. As of April 30, 2005, the Company has paid $80,000 related to this settlement, with the balance of $58,000 included in accrued liabilities in the accompanying consolidated balance sheet. This matter is currently in litigation. Due to later discovered facts, the Company is disputing the basis for the settlement and believes that the lender, and not the Company, is responsible for the losses. The Company has filed a Cross-Complaint to recover the moneys the Company already paid.

In October 2003, a former employee filed a lawsuit against the Company, the Company's Chief Executive Officer and AMRES. The Complaint alleged breach of contract and fraud arising out of the plaintiff's employment with the Company and requested damages in excess of $2,000,000, plus attorney fees, interest, penalties, and punitive damages. The trial date was continued until March 2005, but the matter was settled through mediation on February 17, 2005. By the terms of the settlement agreement, the settlement amount is confidential, but the terms were favorable and resulted in no material impact to the Company.

On or about July 3, 2003, the Company filed a complaint against a former branch manager and filed an Amended Complaint on or about October 16, 2003. The allegations included breach of written contract; intentional and negligent misrepresentation; misappropriation of trade secrets; interference with economic relations; violation of Business & Professions Code 17200; breach of implied covenant of good faith and fair dealing; conversion and conspiracy. The defendant filed a cross-complaint against the Company alleging that the Company misclassified her employment status and that the Company was liable for money advanced on its behalf of approximately $250,000. The entire matter was settled on or about March 4, 2005. The terms of the settlement are confidential but were very favorable and resulted in no material impact to the Company.

On December 11, 2003, a competitor of the Company filed a suit alleging intentional interference with contract, conversion and trade name infringement, among other causes of action. The case settled through mediation in June 2005. The settlement agreement imposes a duty of good faith to refer at least one loan per month (on a broker basis) to the plaintiff until $8M in loan volume has been funded. Since the average loan amount to $400,000 approximately 20 loans will need to be referred and funded. The agreement does not contain a liquidated damages clause.

On or about May 18, 2004, a former assistant in one of the Company's branches filed a complaint alleging violations of California Labor Code Sections 202 and 203, claiming that the plaintiff was owed back commissions. The Company believes that this claim lacks merit as the plaintiff was not licensed at the time of her claims and thus not entitled to any commissions by law. This case settled on April 1, 2005 after a mandatory settlement conference. The Company was not impacted by this settlement.

On or about September 7, 2004, a complaint was filed against the Company and its Chief Executive Officer alleging fraud, negligent misrepresentation and a promise made without intent to perform The amount of damages claimed is approximately $250,000. On March 11, 2005, the Court sustained (without leave to amend) Defendants' Demurrer to plaintiff's Complaint. On May 25, 2005, the Court entered a Judgment of Dismissal of the entire action in the defendant's favor.

Active Litigation

On January 23, 2004, a former employee filed a claim against the Company in the Superior Court of California, for the County of Orange. The Complaint alleged breach of oral contract, claimed damages arising out of the plaintiff's employment with the Company, and requested damages in excess of $50,000 plus attorney fees, interest, penalties and punitive damages. On February 17, 2005, the Court granted the Company's Motion for Summary Adjudication and dismissed all but one cause of action. Plaintiff is considering an appeal.

On November 6, 2003, a borrower filed claim against the Company in the Superior Court of California, City and County of Alameda. Amongst others also named as defendants in this matter, is a former Loan Officer in the Company's San Francisco Branch Office. The complaint alleges fraudulent inducement of contract, rescission, conversion and negligence. Plaintiff's claim is for a total amount of $121,000 but the Company believes that the plaintiff has not shown any viable claim through the discovery process and believes that the Company will prevail at trial or even at a pretrial motion for Summary Judgment.

In May of 2004 a borrower filed suit against the Company, a branch manager and an individual, for allegations of fraud amongst other causes of action. The suit alleges that the individual named Paul Robertson deceived the borrowers who were seeking a construction loan to build a house on a vacant lot. The plaintiffs claim that they never received the house or the funds to construct the house and are seeking "compensatory damages exceeding $75,000" and "punitive damages exceeding $75,000". The plaintiffs are also seeking "reasonable attorneys' fees and costs. The Company is defending on the grounds that Robertson was not their agent and to the extent that he and the agent were somehow defrauding borrowers, it was being done outside of the course and scope of any agency relationship with the Company. The Company believes that the case lacks merit and is defending vigorously.

In June 2004, an Orange County, California based landlord filed a lawsuit was filed against the Company. The suit alleges that the Company breached a building lease and claims damages for the entire term of the lease through August 2007 of $886,332. The Company filed an Answer to the Complaint and a Cross-Complaint against a former Branch Manager and his business associate who signed the lease in question purporting to be officers of the corporation. The Company believes that this matter lacks merit and is defending vigorously in order to assure that the proper parties be accountable for any damages that are due the plaintiff. The Company obtained information and believes that the office leases, which are the subject of this litigation, have been re-leased to new tenants and that fact alone significantly reduces any damages to the plaintiff.

On or about July 30, 2004, a borrower filed a complaint against the Company, alleging violations of Michigan Consumer Protection Act, breach of contract, and intentional infliction of emotional distress. The Company believes that there are third parties that, at the very least, share in the liability to the plaintiff and is vigorously seeking to show same through the formal discovery process.

On or about September 20, 2004, a Class Action Complaint was filed, alleging the Company sent unsolicited advertisements to fax machines in violation of TCPA 47USC section 227. The Company is defending vigorously and also tendered the matter to People's Home Loans (a company owned by a former branch manager of the Company) for indemnification, as they were responsible for the actions that are subject to the Complaint. The Company recently received an indication that this matter will be resolved with nominal financial impact to the Company.

On or about November 10, 2004 a complaint was filed against the Company alleging breach of contract and warranty; deceptive trade practices; fraud; conversion; negligence; breach of fiduciary duty; unjust enrichment and conspiracy. The Complaint alleges damages in the approximate amount of $295,000. The Company is defending vigorously and has information and belief that there are third parties that will ultimately have liability in this matter and that plaintiff will also be found to share in the liability for its own damages. The plaintiff has expressed an interest in mediating the matter to a resolution.

On or about November 24, 2004, a Class Action case was filed against the Company, one of its former Branch Managers, and a third party entity, Spectrum Funding Group, Inc., which is operated by said former Branch Manager. The Complaint alleges damages & equitable relief for violations of the California Labor Codes; and California Unfair Business Practices Act. The matter was tendered to the former Branch Manager for indemnification based on his contract with the Company. The Company believes that the matter lacks merit and is defending vigorously. The Company also recently learned that this matter will likely be resolved with a nominal financial impact on the Company.

On or about December 15, 2004, a former loan officer filed a complaint against the Company, alleging Breach of Contract and Conversion. The Company believes that the matter lacks merit and is defending vigorously. The Company has had very positive informal negotiations with plaintiff and his counsel and believes that the two sides are very close to resolving this matter without a significant financial impact on the Company.

On March 31, 2005 a borrower filed a Complaint against the Company, as well as, an Investor of the Company and a Company to whom said Investor sold plaintiff's loan. The Complaint alleges Fraud; RESPA (12 U.S.C.A. section 2601 and TILA (15 U.S.C.A. section 1601 and its Regulation Z) violations. Defendants have filed for removal of case to Arbitration and are vigorously defending.

On April 22, 2005 an individual filed a Complaint against the Company and third parties, alleging counts of fraud, conversion, intentional infliction of emotional distress, (MCPA) MCL 445.901, (CSPA) MCL 445.1822(b), temporary & permanent injunction, breach of fiduciary duty, allegations of MCLA 440.3420 - conversion and negligence. The Company is defending vigorously and is preparing a motion for summary judgment requesting that the Court dismiss the Company as it is never closed a transaction for the individual and received no compensation from the company that did close a transaction for the individual.

On May 2, 2005 a Lender filed a Complaint against the Company alleging money agreements between the parties were breached. The Complaint states that plaintiff is owed $50,531 in monetary damages and attorneys' fees in the amount of $2,165. The Company is defending vigorously and believes that it will show that plaintiff is not entitled to any money from the Company.

On June 8, 2005 a former consultant of the Company filed a complaint alleging that the Company owes him $125,000 plus attorneys' fees due to a breach of contract. The Company is defending vigorously and has filed a Cross-Complaint against the plaintiff as the Company believes that the plaintiff fraudulently induced the Company into entering into the contract in the first place.

On June 17, 2005 a Lender filed a Complaint against the Company alleging $70,000 in damages resulting from the Company breaching a repurchase agreement. The
Company is vigorously defending the matter and has filed a Cross-Complaint against the Lender, the Lender's President and one of the Lender's executives as the Company believes that the Cross-Defendants induced the Company into entering into the repurchase agreement under false pretenses. The Company also believes that Cross-Defendants should be forced to return the amounts already paid out by the Company on the repurchase agreement.

On July 26, 2005 a Lender filed a Complaint against the Company alleging breach of contract, negligence, negligent misrepresentation. The Complaint alleges damages in excess of $25,000, punitive damages, attorney's fees, interest and costs. The complaint involves approximately 14 loans that allegedly originated at a former branch of the company in Michigan. Although the matter was recently filed, the company believes that substantial liability in this case wrests with the plaintiff itself as well as various individuals that were employed by the company but were acting outside the course and scope of their employment in relationship to the alleged damages suffered by plaintiff.

Additional Demands

On June 22, 2005, a Class Action Complaint was filed alleging that American Residential Funding unlawfully used a telephone facsimile machine to send at least one (1) unsolicited advertisement (unsolicited fax) defined in and in violation of the TCPA, 47 U.S.C., section 227(a)(4

On June 28, 2005 a Complaint alleging violations of the following: Truth and Lending, Michigan Credit Services Protection Act, Michigan Home Solicitation Sales Act, Michigan Consumer Protection Act, Mortgage Brokers, Lenders & Servicers Act and Usury.

On July 7,  2005  counsel  for a Lender  sent a  demand  letter  to the  Company involving a number of loans allegedly originated by various branches of the company. The Company is awaiting a formal demand from the Lender but anticipates that this claim will result in litigation as the Company believes that there are numerous third parties responsible for plaintiff's damages (as well as plaintiff being responsible to a certain degree for its own damages). Thus Cross-Complaints will need to be filed in order to properly place responsibility for plaintiff's damages.

On September 26, 2005 a complaint alleging breach of contract was filed stating that defendant AMRES breached the terms contained within the AMRES Branch Operating and Management Agreement as follows: failure to provide the necessary qualifications and licensing from the Arizona State Banking Department; failure to provide and maintain qualified responsible individuals to represent AMRES; inability and failure to handle, process, and close residential loans in a timely manner; change of branch lender status without prior notice; charging loan fees which were in excess of the agreed fee structure.

The Company is subject to a limited number of claims and actions, which arise in the ordinary course of business. The litigation process is inherently uncertain, and it is possible that the resolution of the Company's existing and future litigation may adversely affect the Company's financial position, results of operations and cash flows.

Note 11. Subsequent Events

Viking Investments Common Stock Purchase Agreement

On September 19, 2005, the Company entered into a Common Stock Purchase Agreement whereby Vince Rinehart, a shareholder and the Company's sole officer and director ("Rinehart") and AMRES Holding, LLC, a Nevada limited liability company under control of Rinehart ("AMRES Holding") will sell a total combined amount of 10,279,369 shares of the Company's common stock and warrants to purchase a total of 3,450,000 shares of the Company's common stock (the
"Securities"), to Viking Investments USA, Inc., a Delaware corporation ("Viking"), on or about October 28, 2005, for an aggregate purchase price of $375,000. Viking does not bear a related-party relationship to Anza or its management.

Gaulds Transaction

On September 23, 2005, the Company received a signed Securities Purchase Agreement dated September 16, 2005 from Peter and Irene Gauld (the "Gaulds"), by and between AMRES Holding and the Gaulds, whereby the Gaulds will sell to AMRES Holding, on or about October 28, 2005, warrants to acquire 2,000,000 shares of the Company's common stock in exchange for the total purchase price of $10,000. The Gaulds do not bear a related-party relationship to the Company or its management.

Asset Sale Agreement

On September 30, 2005, the Company entered into a Reorganization, Stock and Asset Purchase Agreement by and among the Company and AMRES, on the one hand, and Rinehart and AMRES Holding, on the other hand, whereby the Company will sell substantially all of its assets to AMRES Holding, on or about November 8, 2005, including but not limited to all of the Company's ownership interest in its subsidiary, AMRES, in exchange for (i) the termination by Rinehart, the managing member of AMRES Holding, of that certain Employment Agreement dated June 1, 2001, by and between Rinehart and the Company, including the waiver of $500,000 in severance thereunder and (ii) the assumption by AMRES of all obligations under that certain real property lease by and between the Company and Fifth Street Properties-DS, LLC. In conjunction with the abovementioned exchange, the following transactions are to occur: (i) the delivery by Rinehart, a shareholder and the sole officer and director of the Company, of his entire ownership interest in the Company, consisting of 988,275 shares of common stock, and 18,800 shares of Series F Convertible Preferred Stock, to Viking; (ii) the delivery by AMRES to Viking of its ownership interest in the Company, consisting of 4,137,500 shares of Company common stock; and (iii) delivery by AMRES Holding of warrants to acquire 250,000 shares of the Company's common stock to Viking. The Company will not be removing assets or liabilities from this transaction until the transaction closes.

Series D Preferred Stock and Common Stock Transaction

On September 30, 2005, AMRES Holding entered into a Stock Purchase Agreement with Cranshire Capital, L.P. ("Cranshire"), The dotCom Fund, LLC ("dotCom"), and Keyway Investments, Ltd. ("Keyway") (each a "Seller" and collectively the "Sellers"), whereby the Sellers will sell to AMRES Holding, on or about November 8, 2005, an aggregate of 3,043,945 shares of the Company's common stock, 8,201.5 shares of the Company's Series D Preferred stock, and warrants to purchase 750,000 shares of the Company's common stock, in exchange for the total purchase price of $125,000. The Sellers do not bear a related-party relationship to Anza or its management. These securities will all be sold to Viking pursuant to the terms of Common Stock Purchase Agreement as reported above.

GunAllen Transaction

On October 12, 2005, the Company received a signed Securities Purchase Agreement dated September 16, 2005, by and between AMRES Holding and GunnAllen Financial, Inc., a Florida corporation ("GunnAllen"), whereby GunnAllen will sell to AMRES Holding, on or about October 28, 2005, warrants to acquire 450,000 shares of the Company's common stock in exchange for the total purchase price of $5,000. GunnAllen does not bear a related-party relationship to Anza or its management.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

      The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under "Risk Factors." The following discussion should be read together with our financial statements and the notes to those financial statements included elsewhere in this annual report.

      Except for historical information, the materials contained in this Management's Discussion and Analysis are forward-looking (within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) and involve a number of risks and uncertainties. These include the Company's historical losses, the need to manage its growth, general economic downturns, intense competition in the financial services and mortgage banking industries, seasonality of quarterly results, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. Although forward-looking statements in this Annual Report reflect the good faith judgment of management, such statements can only be based on facts and factors currently known by the Company. Consequently, forward-looking statements are inherently subject to risks and uncertainties, actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Readers are urged to carefully review and consider the various disclosures made by the Company in this Annual Report, as an attempt to advise interested parties of the risks and factors that may affect the
Company's  business,   financial  condition,   and  results  of  operations  and
prospects.

OVERVIEW

      We are a holding company that currently operates primarily through one active subsidiary.

o American Residential Funding, Inc., a Nevada Corporation (AMRES) provides home financing through the brokerage of residential home loans.

Inactive Subsidiaries

o Titus Real Estate LLC, a California limited liability company (Titus Real Estate) is currently non-operational.

o Bravo Realty.com, a Nevada Corporation (Bravo), was a real estate sales company focused solely in California. Bravo Real Estate Services, Inc. (Bravo Real Estate Network) and Bravo Realty.com were sold in April 2005.

Discontinued Operations

o AMRES Direct, Inc., formerly Red Carpet Holdings, Inc., was activated in 2004 to focus on direct-to-consumer marketing. The Company has not generated revenue and has incurred minimal expenses.

o Expidoc.Com, a California Corporation (Expidoc) arranged for notaries to provide document signing services for lenders across the country. Effective January 31, 2004, we suspended operations at Expidoc. This decision was a result of a sudden shift in customer mix, as Expidoc's largest customer (Ditech.com) ceased using Expidoc as a third party provider of notary services.

Continuing Operations

AMRES

      As shown below, AMRES has consistently generated the majority of our consolidated revenues. The industry in which AMRES operates is very competitive, and is dependent on a favorable interest-rate environment. Increases in interest rates can have a slowing effect on the number of new and refinance loans.

                                  Percentage of Total Revenues by Service

                         % YTD Revenue       % YTD Revenue       % YTD Revenue
                         April 30, 2005      April 30, 2004      April 30, 2003
                         --------------      --------------      --------------
Broker Commissions            97.0%                98.5%              98.4%
Real Estate Services           1.5%                 1.0%               1.0%
Sale of Loans                  1.5%                 0.5%               0.6%
   Total                     100.0%               100.0%             100.0%

      Brokerage activities are greatly influenced by changes in interest rates and comprise substantially all of the revenues of AMRES. Our production has been consistently between 600-700 loans per month as compared to 800-1000 loans during the prior fiscal year. The decline in production is primarily due to reduction of the number of branches. Our mortgage banking division operated until May 31st, 2005. It generated $745,459 in gain on sale of the loans. The warehouse line of credit was not renewed after May 31st due to our inability to meet the insurance guidelines of our lender, and as a result we shut down the mortgage banking division.

      During the year ended April 30, 2005, we suffered a net loss available to common shareholders of $3,579,642 compared to a net loss available to common shareholders of $1,122,663 during the year ended April 30, 2004. The losses were results of decreased production and lower earnings per loan. Furthermore, we recorded $900,000 in consulting fees for services related to a listing on the Pink Sheets for our AMRES subsidiary. The consultants were issued 15,000,000 shares of common stock to facilitate the transaction and the company concurrently sold 3,000,000 shares at $0.01 per share. Therefore, the company valued the shares issued to the consultants and the concurrent nominal investment at $0.05 per share.

      We have slowed down the number of new branch additions due to an increase in quality standards, minimum volume requirements, and State preferences. At April 30, 2005, our branch count is approximately 60 down from approximately 121 at April 30, 2004. We continue to monitor all of our branches for "probation" and possible termination to continually ensure that we are focusing our resources on the most productive branches. AMRES has been fortunate to lure loan production officers from our competitors. As the mortgage industry contracts, AMRES will attempt to attract additional branches, production and staff from other firms in the industry. While our net worth does not allow any major acquisition efforts, we have made various contacts in our industry soliciting referrals of new business.

      Our production count has been consistent during the fiscal year. We have reduced our operating expenses by as much as 25%. However, our banking division is discontinued, and thus AMRES will be acting only as a broker. We will set our operating budget to our revenues so we can recover from the losses. Furthermore, in an attempt to increase revenue, AMRES is establishing various business initiatives:

o Building strategic alliances with other business models such as loan lead generators, builders, labor unions, realtors and trade associations.

o     Promoting  more  direct-to-consumer   lending,  through  marketing,   with
      products that are less sensitive to fluctuations in interest rates, such as home equity loans, construction loans and sub-prime loans.

o Continuing to solicit new branches to join our network, especially those branch operations that are "purchase-home sensitive."

o Reducing operating costs through efficiencies generated by new software and operating systems.

Loans Held for Sale

      Mortgage loans held for sale represent mortgage loans originated and held by AMRES, pending sale, to interim and permanent investors. AMRES sells loans it originates, typically within 30 days of origination, rather than hold them for investment. AMRES sells loans to institutional loan buyers under an existing contract. AMRES sells the servicing rights to its loans at the time it sells those loans. At the time a loan is sold, AMRES has no continuing interest since servicing rights are transferred at the time of sale in accordance with paragraph 5 of SFAS 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". Recourse provisions generally relate to first payment defaults, or breach of representations and warranties, or fraud, with respect to the loans sold. The recourse provision, because of its very brief term (30 days), is not practical to value in accordance with paragraph 6 of SFAS 140, since the value is minimal. In the event AMRES management becomes aware of a default, the financial asset and liability are reinstated and an assessment of the impact of losses is made.

Fair Value of Assets Acquired and Liabilities Assumed In Purchase Combinations and Review for Impairments

      The purchase combinations we evaluate and complete require us to estimate the fair value of the assets acquired and liabilities assumed in the combinations. These estimates of fair value may be based on independent appraisal or our business plan for the entities acquired including planned redundancies, restructuring, use of assets acquired and assumptions as to the ultimate resolution of obligations assumed for which no future benefit will be received. Should actual use of assets or resolution of obligations differ from our estimates, revisions to the estimated fair values would be required. If a change in estimate occurs after one year of the acquisition, the change would be recorded in our statement of operations.

Valuation of Long-Lived and Intangible Assets

      The recoverability of these assets requires considerable judgment and is evaluated on an annual basis or more frequently if events or circumstances indicate that the assets may be impaired. As it relates to goodwill and indefinite life intangible assets, we apply the impairment rules in accordance with SFAS No. 142. As required by SFAS No. 142, the recoverability of these assets is subject to a fair value assessment, which includes several significant judgments regarding financial projections and comparable market values. As it relates to definite life intangible assets, we apply the impairment rules as required by SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" which also requires significant judgment and assumptions related to the expected future cash flows attributable to the intangible asset. The impact of modifying any of these assumptions can have a significant impact on the estimate of fair value and, thus, the recoverability of the asset. During the year ended April 30, 2004, we recorded impairments of Expidoc's goodwill in the amount of $175,247 because the business was discontinued and management does not believe there is a significant residual or terminal value to the entity.

Income Taxes

      We recognize deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities. We review our deferred tax assets for recoverability and establish a valuation allowance based upon historical losses, projected future taxable income and the expected timing of the reversals of existing temporary differences. During the years ended April 30, 2005 and 2004, we estimated the allowance on net deferred tax assets to be one hundred percent (100%) of the net deferred tax assets.

RESULTS OF OPERATIONS FOR THE TWELVE MONTHS ENDED APRIL 30, 2005 COMPARED TO THE TWELVE MONTHS ENDED APRIL 30, 2004

Introduction

      We have incurred significant non-cash expenses for the years ending April 30, 2005 and April 30, 2004 of $1,650,207 and $195,247. In April 30, 2005, the
non-cash expenses related to getting our AMRES subsidiary listed on the Pink Sheets and in April 30, 2004, non-cash was a permanent impairment of goodwill during the year of $195,247. In addition, we continue to incur costs and expenses relating to contingencies for on-going legal claims and have accrued approximately $750,000 in legal matters.

                            Year Ended         Year Ended
                          April 30, 2005     April 30, 2004     Dollar Change         %Change
                          --------------     --------------     --------------    --------------
Revenues                  $   50,289,432     $   63,059,520     $  (12,770,088)           (20.25%)
Gross Profit %                     26.33%              23.1%               N/A              3.23%
G&A Expenses                  11,804,047         12,863,232         (1,059,185)            (8.23%)
Selling and Marketing          2,445,404          2,201,119            244,285             11.10%
Discontinued Operations               --             60,913            (60,913)          (100.00%)
Net Income (Loss)
 available to common
 shareholders                 (3,579,642)        (1,122,663)        (2,456,979)           218.85%

Revenues

      Revenues decreased by $12,770,088 or (20.25)% for the year ended April 30, 2005, compared to the year ended April 30, 2004. The decrease in revenues is directly related to decrease in loan production and elimination of several branch offices of AMRES. Management has taken measures to reduce costs and increase production while maintaining quality branches.

Costs of Revenues

      Costs of revenues are comprised of salaries to employees along with commissions. Commissions are paid on loans funded. Other costs include other various loan related expenses, such as referral fees, processing fees, underwriter fees, and other miscellaneous fees related to brokered revenues. Costs of revenues decreased by $11,437,662 or 23.59%, for the year ended April 30, 2005, to $37,047,370 from $48,485,032 for the year ended April 30, 2004.

      Consolidated gross profit decreased by $1,332,427, or 9.1% for the year ended April 30, 2005 to $13,242,061 from $14,574,488 for the year ended April 30, 2004. As a percentage of revenue, the gross profit increased by approximately 3.23%. The decrease is attributable to the decline in loan production and the profitability of the loans. AMRES has reduced the fees collected on each loan funded by the independent branches to be competitive. Ultimately the commissions paid to a loan officer or branch manager is more, increasing commission expense which is a direct cost of the loan and reducing the gross profit.

General and Administrative Expenses

      General and administrative expenses totaled $11,804,047 for the year ended April 30, 2005, compared to $12,863,232 for the year ended April 30, 2004. This decrease of $1,059,185 can be directly attributed to the cost reduction measures implemented by management.

      In recent months, we have continued to reduce headcount in support functions. Should we continue to experience downward pressure on our sources of revenue, we will need to implement additional cost reduction measures in the area of general and administrative personnel. We have already implemented some of these types of cost containment measures by not re-hiring for certain positions that have become open due to terminations or resignations.

Selling and Marketing Expense

      Selling and marketing expense relates primarily to costs incurred for prospecting activities to obtain new clients (borrowers). These costs include acquiring "leads" which translate into funded loans. Selling and marketing expenses for the year ended April 30, 2005 amounted to $2,445,404 compared to $2,201,119 in the comparative prior year. The increase from the prior year is due to the attempt of management to increase production to replace the lost production from terminated branches. Furthermore, the industry has competition and we needed to increase marketing efforts to attract good borrowers.

Consulting Expenses

      We have recorded $1,643,207 in consulting fees for the value of stocks issued to consultants acting as advisors in getting our AMRES subsidiary listed on the Pink sheets. All other payments to consultants are for tax and business matters.

Goodwill Impairment

      During the twelve months ended April 30, 2005, we did not record an impairment charge compared to April 2004 in the amount of $195,247 ($175,247 relating to Expidoc and $20,000 relating to Titus). Effective January 31, 2004, all operations at Expidoc have been discontinued, and thus, an impairment charge for all remaining goodwill has been recorded. Similarly, we have recorded an impairment charge for all remaining goodwill of Titus as we believe sufficient time has passed without any activity in terms of parties interested in purchasing Titus in its current state. As of April 30, 2004, all goodwill related to either Titus or Expidoc is considered by management to be impaired and thus has been written down to zero in the consolidated financial statements. Therefore, there are no impairments in the current year.

Interest Expense

      Interest expense was $252,415 for the year ended April 30, 2005, compared to $37,155 for the year ended April 30, 2004. In the current year, interest expense is primarily related to interest paid on our warehouse line of credit. The warehouse line of credit was terminated on May 31, 2005. In prior years, our banking division was not fully operational so there were only a few loans funded through our warehouse line of credit, therefore our interest paid on the line was very low. Interest expense in the prior year included interest paid on the notes payable as of April 30, 2004.

Income Taxes

      Our income taxes have not been material during the periods presented because of the current losses and utilization of ANZA's net operating loss carry-forwards for federal income tax reporting purposes. California suspended net operating losses usage for fiscal 2003, 2004, and 2005. The Company has no significant current or deferred income tax expense during the periods presented.

Net Loss Available to Common Shareholders

      We incurred a net loss available to common shareholders for the year ended April 30, 2005 in the amount of $3,579,642, or $(0.73) per share compared with a net loss available to common shareholders of $1,122,663 $(0.23) per share for the year ended April 30, 2004. The loss experienced during the year ended April 30, 2005 is mostly due to the provision for contingent liabilities related to ongoing lawsuits in the amount of $740,178, increases in general and administrative as discussed above, and equity issuance costs paid to consultants in the amount of $1,643,207.

      As we continue to experience a significant slow down in the refinance business, and if we are unsuccessful in the business initiatives described above to expand our sources of revenue, we are prepared to take immediate actions to reduce our cost structure. If our total loan volume continues to decline, we will need fewer personnel to carry out the functions needed to support the loan process. Specifically, we would further reduce headcount in such areas as compliance, accounting and marketing. We are prepared to reduce our operating expenses by as much as 25%, if conditions warrant. If we are unable to generate additional sources of revenue, our results will continue to fluctuate and it may be difficult for us to curtail losses from operations. AMRES, in particular, is establishing various business initiatives to reduce its reliance on the refinancing market (as discussed under continuing operations).

Income from Discontinued Operations

      The Company did not to incur any costs involving any discontinued operations for the year ended April 30, 2005.

LIQUIDITY AND CAPITAL RESOURCES

Cash Flows for the Twelve Months Ended April 30, 2005 Compared to the Twelve Months Ended April 30, 2004

      Our cash balance is just over $1.3 million on hand as of April 30, 2005. Net cash used in operating activities was $3,374,672 for the twelve months ended April 30, 2005, compared to $3,744,043 of cash provided by operating activities for the twelve months ended April 30, 2004. For the twelve months ended April 30, 2005, we recorded a net loss available to common shareholders of $3,579,642 compared to a net loss available to common shareholders of $1,122,663 for the twelve months ended April 30, 2004. In both periods, changes in our loans held for sale was the primary contributor to the net cash provided by or used in operating activities ($2,236,039 used by increase in our loans held for sale in the current year compared to $3,950,712 provided by decreases in our loans held for sale in the prior year). In addition, for the current twelve months, a decrease in commissions and accounts receivable in the amount of $793,574 and an increase in accrued liabilities in the amount of $669,749 were contributors to the cash provided by operating activities. In the prior period, other contributors to the cash provided by operating activities was a decrease in commissions and accounts receivable in the amount of $484,509 and a decrease in prepaid and other current assets of $56,850.

      Net cash used in investing activities was $8,181 and $349,890 for the twelve months ended April 30, 2005 and 2004, respectively. For the twelve months ended April 30, 2005, net cash used in investing activities relates to the purchase of equipment in the amount of $8,181. For the prior period, net cash used in investing activities related primarily to purchases of equipment in the amount of $126,023 and issuance of note receivable for $200,000. The increase in equipment in both years was directly related to the increased need for updated equipment. We upgraded our computers and related equipment and purchased software that is used in the mortgage banking operations.

      Net cash provided by financing activities was $2,495,168 for the twelve months ended April 30, 2005, compared to net cash used in financing activities in the amount of $3,945,287 for the twelve months ended April 30, 2004. The most significant contributor to the cash used or provided in financing activities during both periods relates primarily to advances and repayments on our warehouse line of credit in the amount of $2,171,433 in advances during the current year compared to net repayments of $3,907,344 for the twelve months ended April 30, 2004. The warehouse line of credit is secured by first and second trust deed mortgages.

Interest Rates

      We are vulnerable to increases in interest rates. Our business over the past two years has increased due to mortgage refinancing which resulted from declining interest rates. Purchases , despite increasing values of real estate have been consistent because of different loan programs that qualifies many home buyers. The sub-prime lending market is less vulnerable to increases in interest rates, because interest rates charges to these borrowers is significantly higher and less volatile to changes in interest rates. Significant increases in interest rates could have an adverse impact on our financial condition, results of operations and cash flows.

Seasonality

      We experience slow loan production January through March because of the low number of applications we receive in December and January relative to the other months during the year. We may incur losses during the months of February and March because of seasonality.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED JULY 31, 2005 COMPARED TO THE THREE MONTHS ENDED JULY 31, 2004

Introduction

      Interest rates have continued to put downward pressure on revenues. Our cost containment measures have been unable to fully offset the impact of our reduced revenues.

                                         Quarter Ended      Quarter Ended
                                         July 31, 2005      July 31, 2004     Dollar Change      % Change
                                        --------------     --------------    --------------    --------------
Revenues                                $   13,494,852     $   13,623,934    $     (129,082)            (0.95%)

Gross Profit %                                    28.3%              20.7%              N/A               7.6%

General and Administrative Expenses          2,870,083          2,325,388           544,695             23.42%

Selling and Marketing                        1,039,071            461,763           577,308            125.02%
Net Income (Loss) available to common
 stockholders                                 (492,629)            51,265          (543,894)        (1,060.95)%

Revenues

      Out of revenues of $13,494,852 for the quarter ended July 31, 2005, $13,486,668, or 99%, were generated from broker commissions, compared to total revenues of $13,623,934 and revenues from broker commissions of $13,377,202 (98%) for the quarter ended July 31, 2004. Total revenues decreased by $129,082 or .95% for the quarter ended July 31, 2005 compared to the quarter ended July 31, 2004. The decrease in revenues is directly related to the decline in the refinance market and increase in property values.

      AMRES is the only active subsidiary under ANZA and has generated 100% of the revenue this quarter.

Costs of Revenues

      Cost of revenues are comprised of salaries to employees along with commissions. Commissions are paid on loans funded. Other costs include other various loan related expenses, such as referral fees, processing fees, underwriting fees, and other miscellaneous fees related to brokered revenues. Cost of revenues decreased by $1,131,910 or 10.47%, for the quarter ended July 31, 2005, to $9,677,118 from $10,809,028 for the quarter ended July 31, 2004.
Notary and other costs associated with Expidoc.com and Bravorealty.com decreased by $118,717, or 100%. These decreases are directly related to the discontinued operations of Expidoc.com and the transfer of ownership of bravorealty.com.

      Consolidated gross profit increased by $1,002,828, or 35.6% for the quarter ended July 31, 2005 to $3,817,734 from $2,814,906 for the quarter ended July 31, 2004. As a percentage of revenue, the gross profit increased by approximately 7.6%. The increase in the gross profit was attributable to the decrease in commissions paid and more of the income residuals were transferred to branch accounts. The increase of the gross profit as a percentage of the revenue was due to decreased commissions paid and increase in rebates from lenders

General and Administrative Expenses

      General and administrative expenses totaled $2,870,083 for the quarter ended July 31, 2005, compared to $2,325,388 for the quarter ended July 31, 2004. This increase of $544,695 can be directly attributed to increase in branch personnel expenses and branch management expenses.

Selling and Marketing Expense

      Selling and marketing expense relates primarily to costs incurred for prospecting activities to obtain new clients (borrowers). These costs include acquiring "leads" which translate into funded loans. Selling and marketing expenses for the quarter ended July 31, 2005 amounted to $1,039,071 compared to $461,763 in the quarter ended July 31, 2004. We may see increased spending in this area in future periods as the marketplace for qualified borrowers becomes more and more competitive.

Interest Expense

      Interest expense was $382,228 as of July 31, 2005, compared to $49,753 as of July 31, 2004. Interest expense is primarily related to interest paid on our warehouse line of credit. The line of credit was not renewed upon maturity on May 31, 2005 due to Anza's inability to meet the errors and omissions maximum deductible guideline of the warehouse line provider. The increase in interest expense for the quarter ended July 31, 2005, was also attributed to the amortization of discounts related to Series G Preferred stocks totaling $281,322.

Income Taxes

      Our income taxes have not been material during the periods presented because of utilization of Anza's net operating loss carryforwards for federal income tax reporting purposes. California suspended net operating losses usage for fiscal 2004 and 2005. The Company has no significant current or deferred income tax expense during the periods presented.

Net Income (Loss)

      AMRES realized a net loss of $490,869 for the quarter ended July 31, 2005 compared to a net income of $51,265 for the quarter ended July 31, 2004. This was due to the significant drop in production attributed to the decline in the refinance market.

LIQUIDITY AND CAPITAL RESOURCES

Introduction

      Our cash position remains strong with over $1.4 million on hand as of July 31, 2005. Our current liabilities exceed our current assets by $1,442,552. However, if our revenues continue to decline and we are unable to offset the declines by shedding overhead costs, our cash balances will decrease noticeably. In addition, any significant changes to our estimates of exposure from contingent liabilities could have a severe adverse effect on our liquidity and capital resources

Cash Flows

      Net cash provided by (used in) operating activities was $4,950,759 for the three months ended July 31, 2005, compared to ($3,107,574) for the three months ended July 31, 2004. For the three months ended July 31, 2005, we recorded a net
(loss) of ($490,869) compared to a net income of $51,265 for the three months ended July 31, 2004. In both periods, the changes in our loans held for sale was the primary contributor to the net cash provided by (used in) operating activities in the amount of $4,764,200 and ($3,817,012) as of July 31, 2005 and 2004, respectively. In addition, for the current three months, an increase in commissions payable in the amount of $667,613 and an increase in accounts payable in the amount of $37,488 were contributors to the cash provided by operating activities.

      Net cash (used in) investing activities was ($1,226) for the three months ended July 31, 2005 compared to cash (used in) investing activities of ($3,500) for the three months ended July 31, 2004. For the three months ended July 31, 2005, net cash used in investing activities relates acquisition of property and equipment.

      Net cash provided by (used in) financing activities was ($4,789,110) and $3,679,761 for the three months ended July 31, 2005 and July 31, 2004, respectively. The most significant contributor to the cash used in financing activities during the quarter ended July 31, 2005, relates primarily to payments on our warehouse line of credit in the amount of $(4,789,978). In the quarter ended July 31, 2004, the only inclusion in the net cash provided by financing activities was from advances from our warehouse line of credit.

Liquidity

      Our cash on hand at July 31, 2005 amounted to $1,477,263 and our working capital shortfall was $1,442,552. Our current obligations consist primarily of liabilities generated in the ordinary course of business, which included our warehouse line of credit. We have no long-term debt which we need to service in the near term.

Interest Rates

      We are vulnerable to increases in interest rates. Our business over the past two years has increased due to mortgage refinancings which resulted from declining interest rates. The sub-prime lending market is less vulnerable to increases in interest rates, because interest rates charges to these borrowers is significantly higher and less volatile to changes in interest rates. Significant increases in interest rates could have an adverse impact on our the financial condition, results of operations and cash flows.

Seasonality

We experience slow loan production in the months of January through March because of the low number of applications we receive in December and January relative to the other months during the year. We historically have incurred losses during the months of February and March because of seasonality.

CRITICAL ACCOUNTING POLICIES

      ANZA's consolidated financial statements and related public financial information are based on the application of accounting principles generally accepted in the United States of America ("GAAP"). GAAP requires the use of estimates, assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenue and expense amounts reported. These estimates can also affect supplemental information contained in the external disclosures of Anza, including information regarding contingencies, risk and financial condition. Anza believes its use of estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. Valuations based on estimates are reviewed for reasonableness and conservatism on a consistent basis throughout Anza. Primary areas where financial information of Anza is subject to the use of estimates, assumptions and the application of judgment include accounts receivable allowances, and losses on loans held for sale and indemnifications associated with loans brokered. In addition, we are subject to litigation in the normal course of business. We assess the probability and financial exposure when determining when a liability for losses should be recorded. These significant estimates also include our evaluation of impairments of intangible assets (see further discussion below). In addition, the recoverability of deferred tax assets must be assessed as to whether these assets are likely to be recovered by Anza through future operations. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

      Interest rate movements significantly impact our volume of closed loans and represent the primary component of market risk to us. In a higher interest rate environment, consumer demand for mortgage loans, particularly refinancing of existing mortgages, declines. Interest rate movements affect the interest income earned on loans held for sale, interest expense on the warehouse lines payable, the value of mortgage loans held for sale and ultimately the gain on sale of mortgage loans.

      Our primary financial instruments are cash in banks and money market instruments. We do not believe that these instruments are subject to material potential near-term losses in future earnings from reasonably possible near-term changes in market rates or prices. We do not have derivative financial instruments for speculative or trading purposes. We are not currently exposed to any material currency exchange risk.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

      There have been no events required to be reported by this Item.